LOAN AND SECURITY AGREEMENT

WELLS FARGO RETAIL FINANCE, LLC

Agent for

The Lenders Referenced Herein

CONGRESS FINANCIAL CORPORATION (NEW ENGLAND),
as Documentation Agent

and

LASALLE RETAIL FINANCE, A DIVISION OF LASALLE BUSINESS CREDIT, LLC
as Co-Agent

THE DISNEY STORE, LLC

The Lead Borrower

For:

THE DISNEY STORE, LLC

HOOP RETAIL STORES, LLC

The Borrowers

HOOP CANADA HOLDINGS, INC.

The Guarantor

HOOP CANADA, INC.
THE DISNEY STORE (CANADA) LTD.

The Secondary Guarantors

November 21, 2004

TABLE OF CONTENTS

Article 1 Definitions:	10

Article 2 The Revolving Credit:	29

2.1.	Establishment of Revolving Credit	29

2.2.	Advances in Excess of Borrowing Base (OverLoans)	29

2.3.	Risks of Value of Collateral	30

2.4.	Commitment to Make Revolving Credit Loans and Support Letters of Credit	30

2.5.	Revolving Credit Loan Requests	30

2.6.	Suspension of Revolving Credit	31

2.7.	Making of Revolving Credit Loans	31

2.8.	The Loan Account	32

2.9.	The Revolving Credit Notes	33

2.10.	Payment of The Loan Account	33

2.11.	Interest on Revolving Credit Loans	33

2.12.	Revolving Credit Closing Fee	34

2.13.	Unused Line Fee	34

2.14.	Early Termination Fee	34

2.15.	Monitoring Fee	35

2.16.	Concerning Fees	35

2.17.	Agent's and Revolving Credit Lenders' Discretion	35

2.18.	Procedures For Issuance of L/C's	36

2.19.	Fees For L/C's	37

2.20.	Concerning L/C's	37

2.21.	Changed Circumstances	38

2.22.	Designation of Lead Borrower as Borrowers' Agent	39

2.23	Lenders' Commitments	39

Article 3 Conditions Precedent:	40

3.1.	Corporate Due Diligence	41

3.2.	Opinion	41

3.3.	Additional Documents and Information	41

3.4.	Officers' Certificates	41

3.5.	Representations and Warranties	42

3.6.	Minimum Day One Availability	42

3.7.	All Fees and Expenses Paid	42

3.8.	No Borrower In Default	42

3.9.	No Adverse Change	42

3.10.	Benefit of Conditions Precedent	42

Article 4 General Representations, Covenants and Warranties:	42

4.1.	Payment and Performance of Liabilities	43

4.2.	Due Organization. Authorization. No Conflicts	43

4.3.	Trade Names	43

4.4.	Infrastructure	44

4.5.	Locations	44

4.6.	Encumbrances	44

4.7.	Indebtedness	45

4.8.	Insurance	45

4.9.	Licenses	46

4.10.	Leases	46

4.11.	Requirements of Law	46

4.12.	Labor Relations	46

4.13.	Maintain Properties	47

4.14.	Taxes	47

4.15.	No Margin Stock	48

4.16.	ERISA	48

4.17.	Hazardous Materials	48

4.18.	Litigation	49

4.19.	Dividends. Investments. Corporate Action	49

4.20.	Loans	49

4.21.	Protection of Assets	50

4.22.	Line of Business	50

4.23.	Affiliate Transactions	50

4.24.	Executive Pay	50

4.25.	Further Assurances	50

4.26.	Adequacy of Disclosure	51

4.27.	No Restrictions on Liabilities	51

4.28.	Other Covenants	51

Article 5 Financial Reporting and Performance Covenants:	52

5.1.	Maintain Records	52

5.2.	Access to Records	52

5.3.	Immediate Notice to Agent	52

5.4.	Borrowing Base Certificate	53

5.5.	Weekly Reports	53

5.6.	Monthly Reports	53

5.7.	Annual Reports	53

5.8.	Officers' Certificates	54

5.9.	Inventories, Appraisals, and Audits	54

5.10.	Additional Financial Information	55

5.11.	Financial Performance Covenants	56

Article 6 Use of Collateral:	56

6.1.	Use of Inventory Collateral	56

6.2.	Inventory Quality	56

6.3.	Adjustments and Allowances	56

6.4.	Validity of Accounts	56

6.5.	Notification to Account Debtors	57

Article 7 Cash Management. Payment of Liabilities:	57

7.1.	The Blocked, and Operating Accounts	57

7.2.	Proceeds and Collections	57

7.3.	Payment of Liabilities	58

7.4.	The Operating Account	58

Article 8 Grant of Security Interest:	58

8.1.	Grant of Security Interest	59

8.2.	Extent and Duration of Security Interest	59

Article 9 Agent As Borrowers' Attorney-In-Fact:	60

9.1.	Appointment as Attorney-In-Fact	60

9.2.	No Obligation to Act	60

Article 10 Events of Default:	60

10.1.	Failure to Pay the Revolving Credit	61

10.2.	Failure To Make Other Payments	61

10.3.	Failure to Perform Covenant or Liability (No Grace Period)	61

10.4.	Failure to Perform Covenant or Liability (Grace Period)	61

10.5.	Misrepresentation	61

10.6.	Acceleration of Other Debt. Breach of Other Agreements	61

10.7.	Default Under Other Agreements	61

10.8.	Uninsured Casualty Loss	62

10.9.	Attachment. Judgment. Restraint of Business	62

10.10.	Business Failure	62

10.11.	Bankruptcy	62

10.12.	Indictment - Forfeiture	62

10.13.	Guarantor's Default	62

10.14.	Termination of Guaranty	62

10.15.	Challenge to Loan Documents	62

10.16.	Key Management	63

10.17.	Change in Control	63

Article 11 Rights and Remedies Upon Default:	63

11.1.	Acceleration	63

11.2.	Rights of Enforcement	63

11.3.	Sale of Collateral	63

11.4.	Occupation of Business Location	64

11.5.	Grant of Nonexclusive License	64

11.6.	Assembly of Collateral	64

11.7.	Rights and Remedies	64

Article 12 Cure and Reinstatement Rights:	65

12.1.	Financially Curable Defaults	65

12.2.	Non-Curable Defaults	65

12.3.	Other Defaults	65

12.4.	Pending Cure; Failure to Cure	66

12.5.	Limitation on Cure Rights	66

Article 13 Revolving Credit Fundings and Distributions:	66

13.1.	Revolving Credit Funding Procedures	66

13.2.	Agent's Covering of Fundings	67

13.3.	Ordinary Course Distributions	68

Article 14 Acceleration and Liquidation:	69

14.1.	Acceleration Notices	69

14.2.	Acceleration	69

14.3.	Initiation of Liquidation	69

14.4.	Actions At and Following Initiation of Liquidation	69

14.5.	Agent's Conduct of Liquidation	69

14.6.	Distribution of Liquidation Proceeds	70

14.7.	Relative Priorities To Proceeds of Liquidation	70

Article 15 The Agent:	71

15.1.	Appointment of The Agent	71

15.2.	Responsibilities of Agent	71

15.3.	Concerning Distributions By the Agent	72

15.4.	Dispute Resolution	72

15.5.	Distributions of Notices and Other Documents	73

15.6.	Confidential Information	73

15.7.	Reliance by Agent	73

15.8.	Non-Reliance on Agent and Other Revolving Credit Lenders	73

15.9.	Indemnification	74

15.10.	Resignation of Agent	74

15.11.	Documentation Agent; Co-Agent	75

Article 16 Action By Agents - Consents - Amendments - Waivers:	75

16.1.	Administration of Credit Facilities	75

16.2.	Actions Requiring or On Direction of Majority Lenders	76

16.3.	Actions Requiring or On Direction of SuperMajority Lenders	76

16.4.	Action Requiring Certain Consent	76

16.5.	Actions Requiring or Directed By Unanimous Consent	77

16.6.	Actions Requiring Agent's Consent	78

16.7.	Miscellaneous Actions	78

16.8.	Actions Requiring Lead Borrower's Consent	78

16.9.	NonConsenting Revolving Credit Lender	79

Article 17 Assignments By Revolving Credit Lenders:	80

17.1.	Assignments and Assumptions	80

17.2.	Assignment Procedures	80

17.3.	Effect of Assignment	81

Article 18 Notices:	81

18.1.	Notice Addresses	81

18.2.	Notice Given	83

18.3.	Wire Instructions. Notice Given	83

Article 19 Term:	83

19.1.	Termination of Revolving Credit	83

19.2.	Actions On Termination	83

Article 20 General:	84

20.1.	Protection of Collateral	84

20.2.	Publicity	84

20.3.	Successors and Assigns	84

20.4.	Severability	84

20.5.	Amendments. Course of Dealing	84

20.6.	Power of Attorney	85

20.7.	Application of Proceeds	85

20.8.	Increased Costs	85

20.9.	Costs and Expenses of the Agent	86

20.10.	Copies and Facsimiles	86

20.11.	Massachusetts Law	86

20.12.	Consent to Jurisdiction	86

20.13.	Indemnification	87

20.14.	Rules of Construction	87

20.15.	Intent	88

20.16.	Right of Set-Off	89

20.17.	Pledges To Federal Reserve Banks	89

20.18.	Maximum Interest Rate	89

20.19.	Waivers	89

EXHIBITS

2.10 :	Revolving Credit Note

2.23 :	Revolving Credit Lenders' Commitments

4.2 :	Affiliates

4.3 :	Trade Names

4.7 :	Indebtedness

4.10 :	Capital Leases

4.14 :	Taxes

4.18 :	Litigation

5.4 :	Borrowing Base Certificate

5.6 :	Monthly Financial Reporting Requirements

5.11(a):	Financial Performance Covenants

5.11(b):	Business Plan

16.2 :	Assignment / Assumption

LOAN AND SECURITY AGREEMENT	Wells Fargo Retail Finance, LLC, Agent

November 21, 2004

THIS AGREEMENT is made between

           Wells Fargo Retail Finance, LLC (in such capacity, herein the “Agent”), a Delaware limited liability company with offices at One Boston Place - - 18th Floor, Boston, Massachusetts 02109, as agent for the ratable benefit of the “Revolving Credit Lenders”, who are, at present, those financial institutions identified on the signature pages of this Agreement and who in the future are those Persons (if any) who become “Revolving Credit Lenders” in accordance with the provisions of Article 17, below;

           and

           The Revolving Credit Lenders;

           and

           The Disney Store, LLC ( in such capacity, the “Lead Borrower”), a California limited liability company with its principal executive offices at c/o The Children's Place Retail Stores, Inc., 915 Secaucus Road, Secaucus, New Jersey 07094, as agent for the following (individually, a “Borrower” and collectively, the “Borrowers”):

        The Disney Store, LLC, a California limited liability company with its principal executive offices at c/o The Children's Place Retail Stores, Inc., 915 Secaucus Road, Secaucus, New Jersey 07094; and

           Hoop Retail Stores, LLC, a Delaware limited liability company with its principal executive offices at c/o The Children's Place Retail Stores, Inc., 915 Secaucus Road, Secaucus, New Jersey 07094,

in consideration of the mutual covenants contained herein and benefits to be derived herefrom,

WITNESSETH:

Article 1 - Definitions:

           As used herein, the following terms have the following meanings or are defined in the section of this Agreement so indicated:

“Acceleration”: The making of demand or declaration that any indebtedness, not otherwise due and payable, is due and payable. Derivations of the word “Acceleration” (such as “Accelerate”) are used with like meaning in this Agreement.

"Acceleration Notice": Written notice as follows:

(a) From the Agent to the Revolving Credit Lenders, as provided in Section 14.1(a).

(b) From the SuperMajority Lenders to the Agent, as provided in Section 14.1(b).

"Account Debtor": Has the meaning given that term in the UCC.

“Accounts” and “Accounts Receivable” include, without limitation, “accounts” as defined in the UCC, and also all: accounts, accounts receivable, receivables, and rights to payment (whether or not earned by performance) for: property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; services rendered or to be rendered; a policy of insurance issued or to be issued; a secondary obligation incurred or to be incurred; energy provided or to be provided; for the use or hire of a vessel; arising out of the use of a credit or charge card or information contained on or used with that card; winnings in a lottery or other game of chance; and also all Inventory which gave rise thereto, and all rights associated with such Inventory, including the right of stoppage in transit; all reclaimed, returned, rejected or repossessed Inventory (if any) the sale of which gave rise to any Account.

"ACH": Automated clearing house.

"Acquisition Agreement": That certain Acquisition Agreement dated as of October 19, 2004 entered into by and among Affiliates of the Borrowers, The Children's Place Retail Stores, Inc., as guarantor, and certain of the Walt Disney Companies.

"Affiliate": The following:

(a) With respect to any two Persons, a relationship in which (i) one holds, directly or indirectly, not less than Twenty Five Percent (25%) of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or (ii) one has, directly or indirectly, the right, under ordinary circumstances, to vote for the election of a majority of the directors (or other body or Person who has those powers customarily vested in a board of directors of a corporation); or (iii) not less than Twenty Five Percent (25%) of their respective ownership is directly or indirectly held by the same third Person.

(b) Any Person which: is a parent, brother-sister, subsidiary, or affiliate, of a Borrower; could have such enterprise's tax returns or financial statements consolidated with that Borrower's; could be a member of the same controlled group of corporations (within the meaning of Section 1563(a)(1), (2) and (3) of the Internal Revenue Code of 1986, as amended from time to time) of which any Borrower is a member; or controls or is controlled by any Borrower.

"Agent": Is referred to in the Preamble.

"Agent's Cover": Defined in Section 13.2(c)(i).

"Agent's Rights and Remedies": Is defined in Section 11.7.

“Applicable Law”: As to any Person: (i) All statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, arbitrator’s decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other body which has or claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

"Assigning Revolving Credit Lender": Defined in Section 17.1(a).

"Assignment and Acceptance": Defined in Section 17.2.

"Availability": The result of the following:

(i) The lesser of

(A) The Revolving Credit Ceiling

or

(B) The Borrowing Base

Minus

(ii) The aggregate unpaid balance of the Loan Account.

Minus

(iii) The aggregate undrawn Stated Amount of all then outstanding L/C's.

Minus

(iv) The aggregate of the Availability Reserves

Minus

(v) The Minimum Reserve.

“Availability Reserves”: Such reserves as the Agent from time to time determines in the Agent’s discretion as being appropriate to reflect the impediments to the Agent’s ability to realize upon the Collateral. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following:

(i) Rent (but only if a landlord's waiver, acceptable to the Agent, has not been received by the Agent with respect to each of the Borrowers' retail locations in Virginia, Pennsylvania, and Washington) in an amount equal to one month's rent for each such location .

(ii) Customer Credit Liabilities.

(iii) Bank Product Reserves.

(iv) Taxes and other governmental charges, including, ad valorem, personal property, and other taxes which might have priority over the Collateral Interests of the Agent in the Collateral.

(v) L/C Landing Costs.

(vi) Royalty payments due to the Walt Disney Companies under the Disney License Agreement, initially set at an amount equal to approximately One (1) month's royalty payment.

“Average Excess Availability”: Means, for the subject period, the aggregate of the amount of Availability on each day in the period, divided by the number of days in the subject period.

“Bank Product Agreements” means those certain cash management service agreements entered into from time to time by the Borrower in connection with any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrower to the Lenders, the Agent, Wells Fargo Bank, N.A., or any of their respective Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that the Borrower is obligated to reimburse to the Agent, the Lenders or any of their respective Affiliates as a result of the Agent purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Borrower pursuant to the Bank Product Agreements.

“Bank Products” means any service or facility extended to the Borrower by the Lenders, the Agent, Wells Fargo Bank, N. A. or any of their respective Affiliates: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) hedge agreements.

“Bank Product Reserves” means, as of any date of determination, the amount of reserves that any Lender or the Agent has established (based upon Wells Fargo Bank, N. A.‘s or its Affiliate’s, or any other Affiliate’s of such Lender or the Agent, as applicable, reasonable determination of the credit exposure in respect of then extant Bank Products) for Bank Products then provided or outstanding.

"Bankruptcy Code": Title 11, U.S.C., as amended from time to time.

"Blocked Account": Any DDA into which the contents of any other DDA is transferred.

“Blocked Account Agreement”: An Agreement, in form satisfactory to the Agent, which Agreement recognizes the Agent’s Collateral Interest in the contents of the DDA which is the subject of such Agreement and agrees that such contents shall be transferred only to the Blocked Account or as otherwise instructed by the Agent.

"Borrower" and "Borrowers": Is defined in the Preamble.

"Borrowing Base": The aggregate of the following:

The Inventory Advance Rate times the Cost of the Borrowers’ Eligible Inventory (other than Eligible L/C Inventory and Eligible In-transit Inventory, and net of Inventory Reserves), but in no event greater than Eighty-five percent (85%) (or Ninety percent (90%) during the Seasonal Period) of the NRLV of the Borrowers’ Eligible Inventory (net of Inventory Reserves)

Plus

The Inventory Advance Rate times the Cost of the Borrowers’ Eligible In-transit Inventory (net of Inventory Reserves), but in no event greater than Eighty-five percent (85%) (or Ninety percent (90%) during the Seasonal Period) of the NRLV of the Borrowers’ Eligible In-transit Inventory (net of Inventory Reserves); (in no event shall the advances against Eligible In-transit Inventory ever exceed (i) $10,000,000.00 during the months of September and October each year (and during November, 2004), or (ii) $5,000,000.00 at all other times)

Plus

The Inventory Advance Rate times the Cost of the Borrowers’ Eligible L/C Inventory (net of Inventory Reserves), but in no event greater than Eighty-five percent (85%) of the NRLV of the Borrowers’ Eligible L/C Inventory (net of Inventory Reserves).

Plus

The face amount of Eligible Credit Card Receivables multiplied by Ninety percent (90%).

"Borrowing Base Certificate": Is defined in Section 5.4.

“Business Day”: Any day other than (a) a Saturday or Sunday; (b) any day on which banks in Boston, Massachusetts, generally are not open to the general public for the purpose of conducting commercial banking business; or (c) a day on which the principal office of the Agent is not open to the general public to conduct business.

“Business Plan”: The Borrowers’ business plan annexed hereto as EXHIBIT 5.11(b) and any revision, amendment, or update of such business plan to which the Lender has provided its written sign-off.

“Capital Expenditures”: The expenditure of funds or the incurrence of liabilities which may be capitalized in accordance with GAAP.

"Capital Lease": Any lease which may be capitalized in accordance with GAAP.

"Change in Control": The occurrence of any of the following:

(a) The acquisition, by any group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) or by any Person, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 20% or more of the issued and outstanding capital stock of the Lead Borrower having the right, under ordinary circumstances, to vote for the election of directors of the Lead Borrower.

(b) The failure at any time of directors designated by The Children's Place Retail Stores, Inc. to constitute at least a majority of the members of the board of directors of the Lead Borrower.

(c) Any failure of the Lead Borrower to own, beneficially and of record, 100% of the capital stock of all other Borrowers.

"Chattel Paper": Has the meaning given that term in the UCC.

"Closing Date": November 21, 2004.

"Collateral": Is defined in Section 8.1.

"Collateral Interest": Any interest in property to secure an obligation, including, without limitation, a security interest, mortgage, and deed of trust.

“Consent”: Actual consent given by the Revolving Credit Lender from whom such consent is sought; or the passage of Twelve (12) Business Days from receipt of written notice to a Revolving Credit Lender from the Agent of a proposed course of action to be followed by the Agent without such Revolving Credit Lender’s giving the Agent written notice of that Revolving Credit Lender’s objection to such course of action, provided that the Agent may rely on such passage of time as consent by a Revolving Credit Lender only if such written notice states that consent will be deemed effective if no objection is received within such time period.

“Consolidated”: When used to modify a financial term, test, statement, or report, refers to the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of the Borrowers.

“Cost”: The lower of (a) or (b), where:

(a) is the calculated cost of purchases, based upon the Borrowers' accounting practices, known to the Agent, which practices are in effect on the date on which this Agreement was executed as such calculated cost is determined from: invoices received by the Borrowers; the Borrowers' purchase journal; or the Borrowers' stock ledger.

(b) is the cost equivalent of the lowest ticketed or promoted price at which the subject Inventory is offered to the public, after all mark-downs (whether or not such price is then reflected on the Borrowers' accounting system), which cost equivalent is determined in accordance with the retail method of accounting, reflecting the Borrowers' historic business practices.

(“Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrowers’ calculation of cost of goods sold).

“Costs of Collection”: Includes, without limitation, all attorneys’ reasonable fees and reasonable out-of-pocket expenses incurred by the Agent’s attorneys, and all reasonable out-of-pocket costs incurred by the Agent in the administration of the Liabilities and/or the Loan Documents, including, without limitation, reasonable costs and expenses associated with travel on behalf of the Agent, where such costs and expenses are directly or indirectly related to or in respect of the Agent’s: administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Liabilities, and/or the Agent’s Rights and Remedies and/or any of the rights and remedies of the Agent against or in respect of any guarantor or other person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts). “Costs of Collection” also includes the reasonable fees and expenses of Lenders’ Special Counsel. The Costs of Collection are Liabilities, and at the Agent’s option may bear interest at the then effective Prime Margin Rate.

“Customer Credit Liability”: Gift certificates, customer deposits, merchandise credits, layaway obligations, frequent shopping programs, and similar liabilities of any Borrower to its retail customers and prospective customers.

“DDA”: Any checking or other demand daily depository account maintained by any Borrower other than any Exempt DDA.

"Delinquent Revolving Credit Lender": Defined in Section 13.2(c).

"Deposit Account": Has the meaning given that term in the UCC and also includes all demand, time, savings, passbook, or similar accounts maintained with a bank.

“Designation”: means the Designation of Secured Lender Under License Agreement dated as of November 21, 2004, made by the Licensee and TDSF (as such terms are defined in the Disney License Agreement) in favor of the Agent and the Lenders, and accepted by the Agent on behalf of itself and the Lenders.

“Disney License Agreement”: Means that certain License and Conduct of Business Agreement dated November 21, 2004 entered into by and among the Borrowers and TDS Franchising, LLC.

"Documents": Has the meaning given that term in the UCC.

"Documents of Title": Has the meaning given that term in the UCC.

"EBITDA": The Borrowers' Consolidated earnings before interest, taxes, depreciation, and amortization, each as determined in accordance with GAAP.

“Eligible Assignee”: A bank, insurance company, or company engaged in the business of making commercial loans having a combined capital and surplus in excess of $100 Million or any Affiliate of any Revolving Credit Lender, or any Person to whom a Revolving Credit Lender assigns its rights and obligations under this Agreement as part of a programmed assignment and transfer of such Revolving Credit Lender’s rights in and to a material portion of such Revolving Credit Lender’s portfolio of asset based credit facilities.

“Eligible Credit Card Receivables”: Under Five (5) business day accounts due on a non-recourse basis from major credit card processors (which, if due on account of a private label credit card program, are deemed in the discretion of the Agent to be eligible).

“Eligible In-transit Inventory”: Inventory (without duplication as to Eligible Inventory or Eligible L/C Inventory), which previously had been Eligible L/C Inventory, but with respect to which the documentary L/C has already been drawn upon by the beneficiary thereof, but with respect to which the Borrowers have not yet received delivery and possession.

“Eligible Inventory”: All of the following: Such of the Borrowers’ Inventory (including Eligible L/C Inventory and Eligible In-transit Inventory, but excluding other in-transit inventory which fails to meet the standards for Eligible L/C Inventory or Eligible In-transit Inventory), at such locations, and of such types, character, qualities and quantities, as the Agent in its discretion from time to time determines to be acceptable for borrowing, as to which Inventory, the Agent has a perfected security interest which is prior and superior to all security interests, claims, and Encumbrances (other than Permitted Encumbrances).

“Eligible L/C Inventory”: Inventory (without duplication as to Eligible Inventory or Eligible In-transit Inventory), the purchase of which is supported by a documentary L/C then having an initial expiry of One hundred twenty (120) or fewer days, provided that

(a) Such Inventory is of such types, character, qualities and quantities (net of Inventory Reserves) as the Agent in its discretion from time to time determines to be eligible for borrowing; and

(b) If required by the Agent, at the option of the Agent from time to time, in the Agent's sole and exclusive discretion, the documentary L/C supporting such purchase names the Agent as consignee of the subject Inventory and the Agent has control over the documents which evidence ownership of the subject Inventory (such as by the providing to the Agent of a Customs Brokers Agreement in form reasonably satisfactory to the Agent).

"Employee Benefit Plan": As defined in ERISA.

"Encumbrance": Each of the following:

(a) A Collateral Interest or agreement to create or grant a Collateral Interest; the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; sale of accounts receivable or chattel paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person; each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

(b) The filing of any financing statement under the UCC or comparable law of any jurisdiction.

“End Date”: The date upon which all of the following conditions are met: (a) all payment Liabilities described in 19.2(a) have been paid in full and (b) all obligations of any Revolving Credit Lender to make loans and advances and to provide other financial accommodations to the Borrowers hereunder shall have been irrevocably terminated and (c) those arrangements concerning L/C’s, Bank Products, and Bank Product Obligations which are described in Section 19.2(b) have been made.

"Environmental Laws": All of the following:

(a) Applicable Law which regulates or relates to, or imposes any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as are now or hereafter in effect.

(b) The common law relating to damage to Persons or property from Hazardous Materials.

“Equipment”: Includes, without limitation, “equipment” as defined in the UCC, and also all furniture, store fixtures, motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, and other goods, property, and assets which are used and/or were purchased for use in the operation or furtherance of a Borrowers’ business, and any and all accessions or additions thereto, and substitutions therefor.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”: Any Person which is under common control with a Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes any Borrower and which would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

“Events of Default”: Is defined in Article 10. An “Event of Default” shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived by the Agent.

“Executive Agreement”: Any agreement or understanding (whether or not written) to which the Borrower is a party or by which the Borrower may be bound, which agreement or understanding relates to Executive Pay.

“Executive Officer”: Ezra Dabah, Seth Udasin, Mario Ciampi, and Steven Balasiano, and any other Person who (without regard to title) is the successor to any of the foregoing or who exercises a substantial portion of the authority being exercised, at the execution of this Agreement, by any of the foregoing or a combination of such authority of more than one of the foregoing or who otherwise has Control of the Borrower.

“Executive Pay”: All salary, bonuses, and other value directly or indirectly provided by or on behalf of the Borrower to or for the benefit of any Executive Officer or any Affiliate, spouse, parent, or child of any Executive Officer.

“Exempt DDA”: A depository account maintained by any Borrower, the only contents of which may be transfers from the Operating Account and actually used solely (i) for petty cash purposes; or (ii) for payroll.

“Fee Letter”: That certain Fee Letter dated November 21, 2004 entered into by and between the Agent and the Borrowers.

"Financially Curable Defaults": Is defined in Section 12.1.

“Fiscal”: When followed by “month” or “quarter”, the relevant fiscal period based on the Borrowers’ fiscal year and accounting conventions (e.g. reference to “Fiscal 2004” is to the fiscal month of the Borrower’s fiscal year ending in 2004). When followed by reference to a specific year, the fiscal year which ends in a month of the year to which reference is being made (e.g. if the Borrowers’ fiscal year ends in January 2004 reference to that year would be to the Borrowers’ “Fiscal 2004”).

"Fixtures": Has the meaning given that term in the UCC.

“GAAP”: Principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made.

“General Intangibles”: Includes, without limitation, the Acquisition Agreement and the Borrower’s rights in, to, and under the Acquisition Agreement. General Intangibles also includes, without limitation, “general intangibles” as defined in the UCC; and also all: rights to payment for credit extended; deposits; amounts due to any Borrower; credit memoranda in favor of any Borrower; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of any Borrower to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual property; internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi-conductors chips and printouts; trade secrets rights, copyrights, mask work rights and interests, and derivative works and interests; user, technical reference, and other manuals and materials; trade names, trademarks, service marks, and all goodwill relating thereto; applications for registration of the foregoing; and all other general intangible property of any Borrower in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by any Borrower or credit extended or services performed, by any Borrower, whether intended for an individual customer or the general business of any Borrower, or used or useful in connection with research by any Borrower. “General Intangibles” shall include the rights of Borrower under the Disney License Agreement; provided, however, that notwithstanding the foregoing or any other provision of this Agreement or any other Loan Document, in no event shall the Agent or the Revolving Credit Lenders have any right whatsoever to access, use, apply, assign, convey, transfer, sublicense, copy, infringe, enforce, exercise rights under, or disclose to any Person, for any purpose, in any manner, directly or indirectly, pursuant to a power of attorney, in their own or the Borrower’s name, or otherwise, any interest in the Disney License Agreement, any rights of any party thereto (including without limitation any right to operate or manage the Business or any part thereof), or any Disney Properties or Licensed Materials (as such terms are defined in the Disney License Agreement), and provided, further, that none of the Disney Companies shall have any obligations, or owe any performance or any duty of any kind whatsoever, to the Agent or the Revolving Credit Lenders, in each case, except to the limited extent expressly permitted by the Designation and in compliance with Section 16.5 of the Disney License Agreement.

“Goods”: Has the meaning given that term in the UCC, and also includes all things movable when a security interest therein attaches and also all computer programs embedded in goods and any supporting information provided in connection with a transaction relating to the program if (i) the program is associated with the goods in such manner that it customarily is considered part of the goods or (ii) by becoming the owner of the goods, a Person acquires a right to use the program in connection with the goods.

"Guarantor(s)": Initially, Hoop Canada Holdings, Inc., a Delaware corporation, and together with any Person who subsequently becomes obligated as a guarantor on account of the Liabilities, jointly, severally, and collectively.

"Guarantor's Default": The occurrence of any Event of Default with respect to any Guarantor or Secondary Guarantor, as if the Guarantor or Secondary Guarantor, as the case may be, were one of the Borrowers hereunder.

"Hazardous Materials": Any (a) substance which is defined or regulated as a hazardous material in or under any Environmental Law and (b) oil in any physical state.

"Indebtedness": All indebtedness and obligations of or assumed by any Person on account of or in respect to any of the following:

(a) In respect of money borrowed (including any indebtedness which is non-recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money.

(b) In connection with any letter of credit or acceptance transaction (including, without limitation, the face amount of all letters of credit and acceptances issued for the account of such Person or reimbursement on account of which such Person would be obligated).

(c) In connection with the sale or discount of accounts receivable or chattel paper of such Person.

(d) On account of deposits or advances.

(e) As lessee under Capital Leases.

(f) In connection with any sale and leaseback transaction.

"Indebtedness" also includes:

(x) Indebtedness of others secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person.

(y) Any guaranty, endorsement, suretyship or other undertaking pursuant to which that Person may be liable on account of any obligation of any third party.

(z) The Indebtedness of a partnership or joint venture for which such Person is liable as a general partner or joint venturer.

“In Default”: Any occurrence, circumstance, or state of facts with respect to a Borrower which (a) is an Event of Default; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not absolutely cured within any applicable grace period.

"Indemnified Person": Is defined in Section 20.13.

"Instruments": Has the meaning given that term in the UCC.

"Interest Payment Date": With reference to:

Each Libor Loan: The last day of the Interest Period relating thereto; the Termination Date; and the End Date.

Each Prime Margin Loan: The first day of each month; the Termination Date; and the End Date.

"Interest Period": The following:

(a) With respect to each Libor Loan: Subject to Subsection (c), below, the period commencing on the date of the making or continuation of, or conversion to, the subject Libor Loan and ending one, two, or three months thereafter, as the Lead Borrower may elect by notice (pursuant to Section 2.5) to the Agent.

(b) With respect to each Prime Margin Loan: Subject to Subsection (c), below, the period commencing on the date of the making or continuation of or conversion to such Prime Margin Loan and ending on that date (i) as of which the subject Prime Margin Loan is converted to a Libor Loan, as the Lead Borrower may elect by notice (pursuant to Section 2.5) to the Agent, or (ii) on which the subject Prime Margin Loan is paid by the Borrowers.

(c) The setting of Interest Periods is in all instances subject to the following:

(i) Any Interest Period for a Prime Margin Loan which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day.

(ii) Any Interest Period for a Libor Loan which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event such Interest Period shall end on the last Business Day of the month during which the Interest Period ends.

(iii) Subject to Subsection (iv), below, any Interest Period applicable to a Libor Loan, which Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period ends, shall end on the last Business Day of the month during which that Interest Period ends.

(iv) Any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

(v) The number of Interest Periods in effect at any one time is subject to Section 2.11(e) hereof.

“Inventory”: Includes, without limitation, “inventory” as defined in the UCC and also all: (a) Goods which are leased by a Person as lessor; are held by a Person for sale or lease or to be furnished under a contract of service; are furnished by a Person under a contract of service; or consist of raw materials, work in process, or materials used or consumed in a business; (b) Goods of said description in transit; (c) Goods of said description which are returned, repossessed and rejected; (d) packaging, advertising, and shipping materials related to any of the foregoing; (e) all names, marks, and General Intangibles affixed or to be affixed or associated thereto; and (f) Documents and Documents of Title which represent any of the foregoing.

“Inventory Advance Rate”: Means the following designated percentage during the corresponding specified period:

      ------------------------------------------- -----------------------------------------
                 Calendar Period                              Percentage
      ------------------------------------------- -----------------------------------------
        From September 1 to December 15 each year                  76%
      ------------------------------------------- -----------------------------------------
        From December 16 to May 31 each year                       64%
      ------------------------------------------- -----------------------------------------
        From June 1 to August 31 each year                         66%
      ------------------------------------------- -----------------------------------------
“Inventory Reserves”: Such Reserves as may be established from time to time by the Agent in the Agent’s discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory. As of the Closing Date, the following Inventory Reserves have been established, as set forth on the Borrowing Base Certificate:

(i) Goods designated "return to vendor."

(ii) Damaged and/or defective goods.

(iii) Capitalized Inventory costs and other non-purchase price charges.

(iv) Promotional inventory items.

(v) Inventory located in Canada.

(vi) Video pre-sales.

(vii) Inventory not located at one of the Borrowers' retail locations or distribution centers as to which an appropriate collateral access agreement has been executed.

(viii) Inventory located at closed retail locations.

(ix) Inventory to be transferred to the Walt Disney Companies.

(x) Shrink.

"Investment Property": Has the meaning given that term in the UCC.

"Issuer": The issuer of any L/C.

“L/C”: Any letter of credit, the issuance of which is procured by the Agent for the account of any Borrower and any acceptance made on account of such letter of credit.

“L/C Landing Costs”: To the extent not included in the Stated Amount of an L/C, customs, duty, freight, and other out-of-pocket costs and expenses which will be expended to “land” the Inventory, the purchase of which is supported by such L/C.

“Lead Borrower”: Means The Disney Store, LLC, unless and until the Permitted Mergers have been consummated, and then, Hoop Retail Stores, LLC.

“Lease”: Any lease or other agreement, no matter how styled or structured, pursuant to which a Borrower is entitled to the use or occupancy of any space.

"Leasehold Interest": Any interest of a Borrower as lessee under any Lease.

“Lenders’ Special Counsel”: A single counsel, selected by the Majority Lenders following the occurrence of an Event of Default, to represent the interests of the Revolving Credit Lenders in connection with the enforcement, attempted enforcement, or preservation of any rights and remedies under this, or any other Loan Document, as well as in connection with any “workout”, forbearance, or restructuring of the credit facility contemplated hereby.

“Letter-of-Credit Right”: Has the meaning given that term in UCC and also refers to any right to payment or performance under an L/C, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

"Liabilities": Includes, without limitation, the following:

(a) All and each of the following, whether now existing or hereafter arising under this Agreement or under any of the other Loan Documents:

(i) Any and all direct and indirect liabilities, debts, and obligations of each Borrower to the Agent or any Revolving Credit Lender, each of every kind, nature, and description.

(ii) Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by any Borrower to the Agent or any Revolving Credit Lender (including all future advances whether or not made pursuant to a commitment by the Agent or any Revolving Credit Lender), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Agent or any Revolving Credit Lender may hold against any Borrower.

(iii) All notes and other obligations of each Borrower now or hereafter assigned to or held by the Agent or any Revolving Credit Lender, each of every kind, nature, and description.

(iv) All interest, fees, and charges and other amounts which may be charged by the Agent or any Revolving Credit Lender to any Borrower and/or which may be due from any Borrower to the Agent or any Revolving Credit Lender from time to time.

(v) All Bank Product Obligations.

(vi) All costs and expenses incurred or paid by the Agent or any Revolving Credit Lender in respect of any agreement between any Borrower and the Agent or any Revolving Credit Lender or instrument furnished by any Borrower to the Agent or any Revolving Credit Lender (including, without limitation, Costs of Collection, attorneys' reasonable fees, and all court and litigation costs and expenses).

(vii) Any and all covenants of each Borrower to or with the Agent or any Revolving Credit Lender and any and all obligations of each Borrower to act or to refrain from acting in accordance with any agreement between that Borrower and the Agent or any Revolving Credit Lender or instrument furnished by that Borrower to the Agent or any Revolving Credit Lender.

(viii) Each of the foregoing as if each reference to the " the Agent or any Revolving Credit Lender" were to each Affiliate of the Agent.

(b) Any and all direct or indirect liabilities, debts, and obligations of each Borrower to the Agent or any Affiliate of the Agent, each of every kind, nature, and description owing on account of any service or accommodation provided to, or for the account of any Borrower pursuant to this or any other Loan Document, including cash management services and the issuances of L/C's.

"Libor Business Day": Any day which is both a Business Day and a day on which the principal interbank market for Libor deposits in London in which Wells Fargo Bank, N. A. participates is open for dealings in United States Dollar deposits.

"Libor Loan": Any Revolving Credit Loan which bears interest at a Libor Rate.

"Libor Margin": The following applicable percentage, based upon the corresponding Average Excess Availability:

           ---------------------------------------------------------------------------------
             Level        LIBOR Margin              Average Excess Availability
           ---------------------------------------------------------------------------------
                I              2.00%                 Greater than $20,000,000.00
           ---------------------------------------------------------------------------------
               II              2.25%                 Less than or equal to $20,000,000.00
           ---------------------------------------------------------------------------------

The Margin on the Closing Date shall be established at Level II and adjusted at the end of each fiscal quarter thereafter based upon the amount of Average Excess Availability.

"Libor Offer Rate": That rate of interest (rounded upwards, if necessary, to the next 1/100 of 1%) determined by the Agent to be the highest prevailing rate per annum at which deposits on U.S. Dollars are offered to Wells Fargo Bank, N. A., by first-class banks in the London interbank market in which Wells Fargo Bank, N. A. participates at or about 10:00AM (Boston Time) Two (2) Libor Business Days before the first day of the Interest Period for the subject Libor Loan, for a deposit approximately in the amount of the subject loan for a period of time approximately equal to such Interest Period.

“Libor Rate”: That per annum rate which is the aggregate of the Libor Offer Rate plus the Libor Margin except that, in the event that the Agent determines that any Revolving Credit Lender may be subject to the Reserve Percentage, the “Libor Rate” shall mean, with respect to any Libor Loans then outstanding (from the date on which that Reserve Percentage first became applicable to such loans), and with respect to all Libor Loans thereafter made, an interest rate per annum equal the sum of (a) plus (b), where:

(a) is the decimal equivalent of the following fraction:

Libor Offer Rate

1 minus Reserve Percentage

(b) is the applicable Libor Margin.

“Liquidation”: The exercise, by the Agent, of those rights accorded to the Agent under the Loan Documents as a creditor of the Borrowers following and on account of the occurrence of an Event of Default looking towards the realization on the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

"Loan Account": Is defined in Section 2.8.

"Loan Commitment": With respect to each Revolving Credit Lender, that respective Revolving Credit Lender's Revolving Credit Dollar Commitment.

“Loan Documents”: This Agreement and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby or in connection with any transaction with the Agent or any Affiliate of the Agent, including, without limitation, any transaction which arises out of any cash management, depository, investment, letter of credit, interest rate protection, or equipment leasing services provided by the Agent or any Affiliate of the Agent, including any Bank Product Agreements, as each may be amended from time to time.

"Majority Lenders": If there are two or fewer Revolving Credit Lenders who are not Delinquent Revolving Credit Lenders:

All Revolving Credit Lenders who are not Delinquent Revolving Credit Lenders.

If there are three or more Revolving Credit Lenders who are not Delinquent Revolving Credit Lenders:

Revolving Credit Lenders (other than Delinquent Revolving Credit Lenders) holding more than 50% of the Revolving Credit Percentage Commitments (calculated without regard to any Revolving Credit Percentage Commitment of any Delinquent Revolving Credit Lender).

“Material Accounting Change”: Any change in GAAP applicable to accounting periods subsequent to the Borrowers’ fiscal year most recently completed prior to the execution of this Agreement, which change has a material effect on the Borrowers’ Consolidated financial condition or operating results, as reflected on financial statements and reports prepared by or for the Borrowers, when compared with such condition or results as if such change had not taken place or where preparation of the Borrowers’ statements and reports in compliance with such change results in the breach of a financial performance covenant imposed pursuant to Section 5.11 where such a breach would not have occurred if such change had not taken place or visa versa.

“Material Adverse Change”: Any event, fact, circumstance, change in, or effect, on the business of the Borrowers, when taken as a whole, which, individually or in the aggregate or on a cumulative basis with any other circumstance, changes in, or effects on, the Borrowers or the Collateral, constitutes any of the following:

(a) A material adverse change in the business, operations, results of operations, assets, liabilities, or condition (financial or otherwise) of the Borrowers (when taken as a whole), including, without limitation, a material adverse change in the business, operations, results, assets, liabilities or condition since the date of the latest financial information supplied pursuant to this Agreement or at any time when compared to the Business Plan.

(b) The material impairment of the Borrowers' ability to perform their obligations under the Loan Documents or of the Agent's ability to enforce the Liabilities or to realize on any of the Collateral.

(c) A material adverse effect on the value of the Collateral or the amount which the Agent likely would receive (after giving consideration to delays in payment and costs of enforcement).

(d) A material impairment to the priority of the Agent's Collateral Interests in the Collateral.

"Maturity Date": November 21, 2007.

"Minimum Reserve": An amount equal to $10,000,000.00, unless increased pursuant to Exhibit 5.11(a), in which event, $12,000,000.00.

"Nominee": A business entity (such as a corporation or limited partnership) formed by the Agent to own or manage any Post Foreclosure Asset.

"Non-Curable Defaults": Is defined in Section 12.2.

“NRLV”: Means the net recovery value (liquidation value) of Inventory expressed as a percentage of the cost of such Inventory, as determined by the Agent in its discretion based upon the most recent Inventory appraisal available to the Agent conducted by an appraiser reasonably acceptable to the Agent.

"Operating Account": Is defined in Section 7.1.

"Other Defaults": Is defined in Section12.3.

“OverLoan”: A loan, advance, or providing of credit support (such as the issuance of any L/C) to the extent that, immediately after its having been made, Availability is less than zero.

“Payment Intangible”: As defined in the UCC and also any general intangible under which the Account Debtor’s primary obligation is a monetary obligation.

"Permitted Disposition": None.

"Permitted Encumbrances": the following:

Encumbrances in favor of the Agent.

Those Encumbrances (if any) listed on EXHIBIT 4.6, annexed hereto.

Purchase money security interests in Equipment to secure Indebtedness otherwise permitted hereby.

"Permitted Indebtedness": The following:

Any Indebtedness on account of the Revolving Credit.

The Indebtedness (if any) listed on EXHIBIT 4.7, annexed hereto.

Indebtedness on account of Equipment acquired in compliance with the requirements of Section 4.6(c), the incurrence of which would not otherwise be prohibited by this Agreement.

"Permitted Investment": The following, in each instance only if subject to a prior perfected security interest in favor of the Agent to secure the Liabilities:

Indebtedness entitled to the full faith and credit of the United States.

Indebtedness which has at least the second highest rating of nationally recognized rating agency.

Indebtedness advanced by Hoop Retail Stores, LLC or The Disney Store, LLC into and for the benefit of Hoop Canada, Inc. or The Disney Store (Canada) Ltd., not to exceed $5,000,000.00 in the aggregate at any one time.

“Permitted Mergers”: The mergers of (i) The Disney Store, LLC with and into Hoop Retail Stores, LLC, a Delaware limited liability company, with Hoop Retail Stores, LLC as the surviving entity, and (ii) The Disney Store (Canada) Ltd. with and into Hoop Canada, Inc., a New Brunswick corporation, with Hoop Canada, Inc. as the surviving entity, as contemplated in the Acquisition Agreement, but if, and only if, contemporaneously therewith, confirmed through the execution and delivery by the Borrowers, including Hoop Retail Stores, LLC and Hoop Canada, Inc., of whatever documents, instruments, and agreements that the Agent may require, in its sole and exclusive discretion, to ratify, confirm, and reaffirm all and singular the terms and conditions of this Agreement and each of the other Loan Documents, including the continued priority and perfection of the security interest granted to the Agent and the Revolving Credit Lenders in all Collateral.

“Person”: Any natural person, and any corporation, limited liability company, trust, partnership, joint venture, or other enterprise or entity.

“Post Foreclosure Asset”: All or any part of the Collateral, ownership of which is acquired by the Agent or a Nominee on account of the “bidding in” at a disposition as part of a Liquidation or by reason of a “deed in lieu” type of transaction.

“Prime”: The Prime Rate announced from time to time by Wells Fargo Bank, N. A. (or any successor in interest to Wells Fargo Bank, N. A.). In the event that said bank (or any such successor) ceases to announce such a rate, “Prime” shall refer to that rate or index announced or published from time to time as the Agent, in good faith, designates as the functional equivalent to said Prime Rate. Any change in “Prime” shall be effective, for purposes of the calculation of interest due hereunder, when such change is made effective generally by the bank on whose rate or index “Prime” is being set.

"Prime Margin Loan": Each Revolving Credit Loan while bearing interest at the Prime Margin Rate.

"Prime Margin Rate": The aggregate of Prime plus the following applicable percentage, based upon the corresponding Average Excess Availability:

           --------------------------------------------------------------------------------
                Level       Prime Margin             Average Excess Availability
           --------------------------------------------------------------------------------
                 I             0.25%                 Greater than $20,000,000.00
           --------------------------------------------------------------------------------
                II             0.25%                 Less than or equal to $20,000,000.00
           --------------------------------------------------------------------------------

The Margin on the Closing Date shall be established at Level II and adjusted at the end of each fiscal quarter thereafter based upon the amount of Average Excess Availability.

“Protective OverAdvances”: Revolving Credit Loans which are OverLoans, but as to which each of the following conditions is satisfied: (a) the Revolving Credit Ceiling is not exceeded; and (b) when aggregated with all other Protective OverAdvances, such Revolving Credit Loans do not aggregate more than Ten percent (10%) of the aggregate of the Borrowing Base, not to exceed $7,000,000.00; (c) any Protective OverAdvance may be outstanding for no more than Sixty (60) consecutive Business Days, (d) Protective OverAdvances may only be made up to Two (2) times in any Twelve (12) month period, and (e) such Revolving Credit Loans are made or undertaken in the Agent’s discretion to protect and preserve the interests of the Revolving Credit Lenders.

“Proceeds”: Includes, without limitation, “Proceeds” as defined in the UCC and each type of property described in Section 8.1 hereof.

“Receipts”: All cash, cash equivalents, money, checks, credit card slips, receipts and other Proceeds from any sale of the Collateral.

“Receivables Collateral”: That portion of the Collateral which consists of Accounts, Accounts Receivable, General Intangibles, Chattel Paper, Instruments, Documents of Title, Documents, Investment Property, Payment Intangibles, Letter-of-Credit Rights, bankers’ acceptances, and all other rights to payment.

"Register": Is defined in Section 17.2(c).

"Requirements of Law": As to any Person:

(a) Applicable Law.

(b) That Person's organizational documents.

(c) That Person's by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

“Reserve Percentage”: The decimal equivalent of that rate applicable to a Revolving Credit Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement of that Revolving Credit Lender with respect to “Eurocurrency liabilities” as defined in such regulations. The Reserve Percentage applicable to a particular Eurodollar Loan shall be based upon that in effect during the subject Interest Period, with changes in the Reserve Percentage which take effect during such Interest Period to take effect (and to consequently change any interest rate determined with reference to the Reserve Percentage) if and when such change is applicable to such loans.

"Revolving Credit": Is defined in Section 2.1.

"Revolving Credit Ceiling": $100,000,000.00

"Revolving Credit Closing Fee": Is defined in Section 2.12.

"Revolving Credit Dollar Commitment": As set forth on EXHIBIT 2.22, annexed hereto (as such amounts may change in accordance with the provisions of this Agreement).

"Revolving Credit Early Termination Fee": Is defined in Section 2.14.

“Revolving Credit Lenders”: Each Revolving Credit Lender to which reference is made in the Preamble of this Agreement and any other Person who becomes a “Revolving Credit Lender” in accordance with the provisions of to this Agreement.

“Revolving Credit Loans”: Loans made under the Revolving Credit, except that where the term “Revolving Credit Loan” is used with reference to available interest rates applicable to the loans under the Revolving Credit, it refers to so much of the unpaid principal balance of the Loan Account as bears the same rate of interest for the same Interest Period. (See Section 2.11(d)).

"Revolving Credit Note": Is defined in Section 2.9.

“Revolving Credit Percentage Commitment”: As set forth on EXHIBIT 2.22, annexed hereto (as such amounts may change in accordance with the provisions of this Agreement).

"Seasonal Period": Means that period from September 1 through November 30 each year.

"Secondary Guarantor(s)": Initially, The Disney Store (Canada) Ltd., an Ontario corporation, and Hoop Canada, Inc., a New Brunswick corporation, jointly, severally, and collectively.

"Stated Amount": The maximum amount for which an L/C may be honored.

“SuperMajority Lenders”: Revolving Credit Lenders (other than Delinquent Revolving Credit Lenders) holding 66-2/3% or more the Revolving Credit Percentage Commitments (calculated without regard to any Revolving Credit Percentage Commitment of any Delinquent Revolving Credit Lender).

“Supporting Obligation”: Has the meaning given that term in the UCC and also refers to a Letter-of-Credit Right or secondary obligation which supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument, or Investment Property.

“Termination Date”: The earliest of (a) the Maturity Date; or (b) the occurrence of any event described in Section 10.11, below; or (c) the Agent’s notice to the Lead Borrower setting the Termination Date on account of the occurrence of any Event of Default other than as described in Section 10.11, below; or (d) that date, ninety (90) days irrevocable written notice of which is provided by the Lead Borrower to the Agent.

“Transfer”: Wire transfer pursuant to the wire transfer system maintained by the Board of Governors of the Federal Reserve Board, or as otherwise may be agreed to from time to time by the Agent making such Transfer and the subject Revolving Credit Lender. Wire instructions may be changed in the same manner that Notice Addresses may be changed (Section 18.1), except that no change of the wire instructions for Transfers to any Revolving Credit Lender shall be effective without the consent of the Agent.

“UCC”: The Uniform Commercial Code as in effect from time to time in Massachusetts.

“Unanimous Consent”: Consent of Revolving Credit Lenders (other than Delinquent Revolving Credit Lenders) holding 100% of the Loan Commitments (other than Loan Commitments held by a Delinquent Revolving Credit Lender).

"Unused Line Fee": Is defined in Section 2.13.

"Walt Disney Companies": Means Disney Enterprises, Inc., a Delaware corporation; and Disney Credit Card Services, Inc., a California corporation; and TDS Franchising, LLC, a California limited liability company.

Article 2 The Revolving Credit:

           2.1. Establishment of Revolving Credit.

                     (a) The Revolving Credit Lenders hereby establish a revolving line of credit (the "Revolving Credit") in the Borrowers' favor pursuant to which each Revolving Credit Lender, subject to, and in accordance with, this Agreement, acting through the Agent, shall make loans and advances and otherwise provide financial accommodations to and for the account of the Borrowers as provided herein.

(i) Notwithstanding the foregoing, Hoop Retail Stores, LLC shall not have any right to request or obtain any loans or advances, nor shall any other Borrower transfer any proceeds of any loan or advance to Hoop Retail Stores, LLC, unless and until the Permitted Mergers have been consummated to the satisfaction of the Agent, in the Agent's sole and exclusive discretion.

(ii) From and after consummation of the Permitted Mergers, all terms and conditions of this Agreement and each of the other Loan Documents shall apply to, and address only the remaining Borrowers, and shall no longer apply to or address The Disney Store, LLC.

                     (b) Loans, advances, and financial accommodations under the Revolving Credit shall be made with reference to the Borrowing Base and shall be subject to Availability. The Borrowing Base and Availability shall be determined by the Agent by reference to Borrowing Base Certificates furnished as provided in Section 5.4, below, and shall be subject to the following:

(i) Such determination shall take into account such Reserves as the Agent may determine as being applicable thereto.

(ii) The Cost of Eligible Inventory will be determined in a manner consistent with current tracking practices, based on the Borrowers' stock ledger inventory.

                     (c) The commitment of each Revolving Credit Lender to provide such loans, advances, and financial accommodations is subject to Section 2.23.

                     (d) The proceeds of borrowings under the Revolving Credit shall be used solely for the Borrowers' working capital and Capital Expenditures, and to make a portion of the working capital adjustment to be made pursuant to Section 2.3 and Section 3.3.1 of the Acquisition Agreement, all solely to the extent not prohibited by this Agreement. No proceeds of a borrowing under the Revolving Credit may be used, nor shall any be requested, with a view towards the accumulation of any general fund or funded reserve of the Borrowers other than in the ordinary course of the Borrowers' business and consistent with the provisions of this Agreement.

           2.2. Advances in Excess of Borrowing Base (OverLoans).

                     (a) No Revolving Credit Lender has any obligation to the Borrowers to make any loan or advance, or otherwise to provide any credit to or for the benefit of the Borrowers where the result of such loan, advance, or credit is an OverLoan.

                     (b) The Revolving Credit Lenders' obligations, among themselves, are subject to (among other provisions of this Agreement) Section 13.2(a) (which relates to each Revolving Credit Lender's making amounts available to the Agent) and 16.3(a) (which relates to Protective OverAdvances).

                     (c) The Revolving Credit Lenders' providing of an OverLoan on any one occasion does not affect the obligations of each Borrower hereunder (including each Borrower's obligation to immediately repay any amount which otherwise constitutes an OverLoan) nor obligate the Revolving Credit Lenders to do so on any other occasion.

           2.3. Risks of Value of Collateral. The Agent's reference to a given asset in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit and/or the monitoring of compliance with the provisions hereof shall not be deemed a determination by the Agent or any Revolving Credit Lender relative to the actual value of the asset in question. All risks concerning the value of the Collateral are and remain upon the Borrowers. All Collateral secures the prompt, punctual, and faithful performance of the Liabilities whether or not relied upon by the Agent in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit.

           2.4. Commitment to Make Revolving Credit Loans and Support Letters of Credit. Subject to the provisions of this Agreement, the Revolving Credit Lenders shall make a loan or advance under the Revolving Credit and the Agent shall endeavor to have an L/C issued for the account of the Lead Borrower, in each instance if duly and timely requested by the Lead Borrower as provided herein provided that:

                     (a) No OverLoan is then outstanding and none will result therefrom.

                     (b) No Borrower is then In Default and none will thereby become In Default.

           2.5. Revolving Credit Loan Requests.

                     (a) Requests for loans and advances under the Revolving Credit or for the continuance or conversion of an interest rate applicable to a Revolving Credit Loan may be requested by the Lead Borrower in such manner as may from time to time be acceptable to the Agent.

                     (b) Subject to the provisions of this Agreement, the Lead Borrower may request a Revolving Credit Loan and elect an interest rate and Interest Period to be applicable to that Revolving Credit Loan by giving notice to the Agent by no later than the following:

(i) If such Revolving Credit Loan is to be or is to be converted to a Prime Margin Loan: By 2:00 PM on the Business Day on which the subject Revolving Credit Loan is to be made or is to be so converted. Prime Margin Loans requested by the Lead Borrower, other than those resulting from the conversion of a Libor Loan, shall not be less than $10,000.00.

(ii) If such Revolving Credit Loan is to be, or is to be continued as, or converted to, a Libor Loan: By 2:00PM Three (3) Libor Business Days before the commencement of any new Interest Period or the end of the then applicable Interest Period. Libor Loans and conversions to Libor Loans shall each be not less than $1,000,000.00 and in increments of $500,000.00 in excess of such minimum.

(iii) Any Libor Loan which matures while any Borrower is In Default shall be converted, at the option of the Agent, to a Prime Margin Loan notwithstanding any notice from the Lead Borrower that such Loan is to be continued as a Libor Loan.

                     (c) Any request for a Revolving Credit Loan or for the continuance or conversion of an interest rate applicable to a Revolving Credit Loan which is made after the applicable deadline therefor, as set forth above, shall be deemed to have been made at the opening of business on the then next Business Day or Libor Business Day, as applicable.

                     (d) The Lead Borrower may request that the Agent cause the issuance by the Issuer of L/C's for the account of the Borrowers as provided in Section 2.18.

                     (e) The Agent may rely on any request for a loan or advance, or other financial accommodation under the Revolving Credit which the Agent, in good faith, believes to have been made by a Person duly authorized to act on behalf of the Lead Borrower and may decline to make any such requested loan or advance, or issuance, or to provide any such financial accommodation pending the Agent's being furnished with such documentation concerning that Person's authority to act as may be satisfactory to the Agent.

                     (f) A request by the Lead Borrower for loan or advance, or other financial accommodation under the Revolving Credit shall be irrevocable and shall constitute certification by each Borrower that as of the date of such request, each of the following is true and correct:

(i) There has been no Material Adverse Change in the Borrowers' financial condition from the most recent financial information furnished Agent or any Revolving Credit Lender pursuant to this Agreement.

(ii) All or a portion of any loan or advance so requested will be set aside by the Borrowers to cover the Borrowers' obligations for sales tax on account of sales since the then most recent borrowing pursuant to the Revolving Credit.

(iii) Each representation which is made herein or in any of the Loan Documents is then true and complete as of and as if made on the date of such request.

(iv) That no Borrower is In Default, or if a Borrower is In Default, it shall be accompanied by a written Certificate of the Lead Borrower's President or its Chief Financial Officer describing (in reasonable detail) the facts and circumstances thereof and the steps (if any) being taken to remedy such condition (but such Certificate shall not relieve the specified Borrower from being In Default).

           2.6. Suspension of Revolving Credit. If, at any time or from time to time, any Borrower is In Default or there has occurred a Material Adverse Change:

                     (a) The Agent may, and at the direction of the SuperMajority Lenders shall, suspend the Revolving Credit immediately, in which event, neither the Agent nor any Revolving Credit Lender shall be obligated, during such suspension, to make any loans or advance, or to provide any financial accommodation hereunder or to seek the issuance of any L/C

                     (b) The Agent may, and at the direction of the SuperMajority Lenders shall, b suspend the right of the Lead Borrower to request any Libor Loan or to convert any Prime Margin Loan to a Libor Loan.

           2.7. Making of Revolving Credit Loans.

                     (a) A loan or advance under the Revolving Credit shall be made by the transfer of the proceeds of such loan or advance to the Operating Account or as otherwise instructed by the Lead Borrower.

                     (b) A loan or advance shall be deemed to have been made under the Revolving Credit (and the Borrowers shall be indebted to the Agent and the Revolving Credit Lenders for the amount thereof immediately) at the following:

(i) The Agent's initiation of the transfer of the proceeds of such loan or advance in accordance with the Lead Borrower's instructions (if such loan or advance is of funds requested by the Lead Borrower).

(ii) The charging of the amount of such loan to the Loan Account (in all other circumstances).

                     (c) There shall not be any recourse to or liability of the Agent or any Revolving Credit Lender, on account of:

(i) Any delay in the making of any loan or advance requested under the Revolving Credit.

(ii) Any delay by any bank or other depository institution in treating the proceeds of any such loan or advance as collected funds.

(iii) Any delay in the receipt, and/or any loss, of funds which constitute a loan or advance under the Revolving Credit, the wire transfer of which was properly initiated by the Agent in accordance with wire instructions provided to the Agent by the Lead Borrower.

           2.8. The Loan Account.

                     (a) An account ("Loan Account") shall be opened on the books of the Agent in which a record shall be kept of all loans and advances made under the Revolving Credit.

                     (b) The Agent shall also keep a record (either in the Loan Account or elsewhere, as the Agent may from time to time elect) of all interest, fees, service charges, costs, expenses, and other debits owed to the Agent and each Revolving Credit Lender on account of the Liabilities and of all credits against such amounts so owed.

                     (c) All credits against the Liabilities shall be conditional upon final payment to the Agent for the account of each Revolving Credit Lender of the items giving rise to such credits. The amount of any item credited against the Liabilities which is charged back against the Agent or any Revolving Credit Lender or is disgorged for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.

                     (d) Except as otherwise provided herein, all fees, service charges, costs, and expenses for which any Borrower is obligated hereunder are payable on demand. In the determination of Availability, the Agent may deem fees, service charges, accrued interest, and other payments which will be due and payable between the date of such determination and the first day of the then next succeeding month as having been advanced under the Revolving Credit whether or not such amounts are then due and payable.

                     (e) The Agent, without the request of the Lead Borrower, may advance under the Revolving Credit any interest, fee, service charge, or other payment to which the Agent or any Revolving Credit Lender is entitled from any Borrower pursuant hereto and may charge the same to the Loan Account notwithstanding that an OverLoan may result thereby. Such action on the part of the Agent shall not constitute a waiver of the Agent's rights and each Borrower's obligations under Section 2.10(b). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.8(e) shall bear interest at the interest rate then and thereafter applicable to Prime Margin Loans.

                     (f) Any statement rendered by the Agent or any Revolving Credit Lender to the Lead Borrower concerning the Liabilities shall be considered correct and accepted by each Borrower and shall be conclusively binding upon each Borrower unless the Lead Borrower provides the Agent with written objection thereto within twenty (20) days from the mailing of such statement, which written objection shall indicate, with particularity, the reason for such objection. The Loan Account and the Agent's books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein.

           2.9. The Revolving Credit Notes. The Borrowers' obligation to repay loans and advances under the Revolving Credit, with interest as provided herein, shall be evidenced by Notes (each, a "Revolving Credit Note") in the form of EXHIBIT 2.10, annexed hereto, executed by each Borrower, one payable to each Revolving Credit Lender. Neither the original nor a copy of any Revolving Credit Note shall be required, however, to establish or prove any Liability. In the event that any Revolving Credit Note is ever lost, mutilated, or destroyed, each Borrower shall execute a replacement thereof and deliver such replacement to the Agent.

           2.10. Payment of The Loan Account.

                     (a) The Borrowers may repay all or any portion of the principal balance of the Loan Account from time to time until the Termination Date.

                     (b) The Borrowers, without notice or demand from the Agent or any Revolving Credit Lender, shall pay the Agent that amount, from time to time, which is necessary so that there is no OverLoan outstanding.

                     (c) The Borrowers shall repay the then entire unpaid balance of the Loan Account and all other Liabilities on the Termination Date.

                     (d) The Agent shall endeavor to cause the application of payments (if any), pursuant to Sections 2.11(a) and 2.11(b) against Libor Loans then outstanding in such manner as results in the least cost to the Borrowers, but shall not have any affirmative obligation to do so nor liability on account of the Agent's failure to have done so. In no event shall action or inaction taken by the Agent excuse any Borrower from any indemnification obligation under Section 2.10(e).

                     (e) The Borrowers shall indemnify the Agent and each Revolving Credit Lender and hold the Agent and each Revolving Credit Lender harmless from and against any loss, cost or expense (including loss of anticipated profits and amounts payable by the Agent or such Revolving Credit Lender on account of "breakage fees" (so-called)) which the Agent or such Revolving Credit Lender may sustain or incur (including, without limitation, by virtue of acceleration after the occurrence of any Event of Default) as a consequence of the following:

(i) Default by any Borrower in payment of the principal amount of or any interest on any Libor Loan as and when due and payable, including any such loss or expense arising from interest or fees payable by such Revolving Credit Lender in order to maintain its Libor Loans.

(ii) Default by any Borrower in making a borrowing or conversion after the Lead Borrower has given (or is deemed to have given) a request for a Revolving Credit Loan or a request to convert a Revolving Credit Loan from one applicable interest rate to another.

(iii) The making of any payment on a Libor Loan or the making of any conversion of any such Loan to a Prime Margin Loan on a day that is not the last day of the applicable Interest Period with respect thereto.

           2.11. Interest on Revolving Credit Loans.

                     (a) Each Revolving Credit Loan shall bear interest at the Prime Margin Rate unless timely notice is given (as provided in Section 2.5) that the subject Revolving Credit Loan (or a portion thereof) is, or is to be converted to, a Libor Loan.

                     (b) Each Revolving Credit Loan which consists of a Libor Loan shall bear interest at the applicable Libor Rate.

                     (c) Subject to, and in accordance with, the provisions of this Agreement, the Lead Borrower may cause all or a part of the unpaid principal balance of the Loan Account to bear interest at the Prime Margin Rate or the Libor Rate as specified from time to time by the Lead Borrower by notice to the Agent.

                     (d) For ease of reference and administration, each part of the Loan Account which bears interest at the same rate interest and for the same Interest Period is referred to herein as if it were a separate "Revolving Credit Loan".

                     (e) The Lead Borrower shall not select, renew, or convert any interest rate for a Revolving Credit Loan such that, in addition to interest at the Prime Margin Rate, there are more than Three (3) Libor Rates applicable to the Revolving Credit Loans at any one time.

                     (f) The Borrowers shall pay accrued and unpaid interest on each Revolving Credit Loan in arrears as follows:

(i) On the applicable Interest Payment Date for that Revolving Credit Loan.

(ii) On the Termination Date and on the End Date.

(iii) Following the occurrence of any Event of Default, with such frequency as may be determined by the Agent.

                     (g) Following the occurrence of any Event of Default (and whether or not the Agent exercises the Agent's rights on account thereof), all Revolving Credit Loans shall bear interest, at the option of the Agent or at the instruction of the SuperMajority Lenders at rate which is the aggregate of the rate applicable to Prime Margin Loans plus Two Percent (2%) per annum.

           2.12. Revolving Credit Closing Fee. In consideration of the closing under this Agreement and the commitment to make loans and advances to the Borrowers under the Revolving Credit and to maintain sufficient funds available for such purpose, there has been earned and the Borrowers shall pay the "Revolving Credit Closing Fee" (so referred to herein) in the amount, and in the manner specified in the Fee Letter.

           2.13. Unused Line Fee. In addition to any other fee to be paid by the Borrowers on account of the Revolving Credit, the Borrowers shall pay the Agent for the benefit of the Revolving Credit Lenders the "Unused Line Fee" (so referred to herein) of 0.30% per annum of the average difference, during the month just ended (or relevant period with respect to the payment being made on the Termination Date) between the Revolving Credit Ceiling and the aggregate of the unpaid principal balance of the Loan Account and the undrawn Stated Amount of L/C's outstanding during the relevant period. The Unused Line Fee shall be paid in arrears, on the first day of each month after the execution of this Agreement and on the Termination Date.

           2.14. Early Termination Fee.

                     (a) In the event that the Termination Date occurs prior to April 21, 2006 for any reason, the Borrowers shall pay to the Agent, for the benefit of the Revolving Credit Lenders, the "Revolving Credit Early Termination Fee" (so referred to herein) in an amount equal to the product of (x) the Revolving Credit Ceiling, multiplied by (y) One-half of one percent (.50%).

                     (b) All parties to this Agreement agree and acknowledge that the Revolving Credit Lenders will have suffered damages on account of the early termination of the Revolving Credit and that, in view of the difficulty in ascertaining the amount of such damages, that the Early Termination Fee constitutes reasonable compensation and liquidated damages to compensate Revolving Credit Lenders on account thereof.

           2.15. Monitoring Fee.

           The Borrowers shall pay to the Agent a “Monitoring Fee” (so referred to herein) in the amount, and in the manner specified in the Fee Letter.

           2.16. Concerning Fees. The Borrowers shall not be entitled to any credit, rebate or repayment of any fee earned by the Agent or any Revolving Credit Lender pursuant to this Agreement or any Loan Document notwithstanding any termination of this Agreement or suspension or termination of the Agent's and any Revolving Credit Lender's respective obligation to make loans and advances hereunder.

           2.17. Agent's and Revolving Credit Lenders' Discretion.

                     (a) Each reference in the Loan Documents to the exercise of discretion or the like by the Agent or any Revolving Credit Lender shall be to such Person's exercise of its judgment, in good faith (which shall be presumed), based upon such information of which that Person then has actual knowledge.

                     (b) In the exercise of such discretion, the following may be taken into account.

(i) The reasonable anticipation: of an adverse change to the value of the Collateral; the enforceability of the Agent's Collateral Interests therein; or the amount which the Agent would likely realize therefrom (taking into account delays which may possibly be encountered in the Agent's realizing upon the Collateral and likely Costs of Collection).

(ii) The content, completeness, and accuracy of any report or financial information delivered to the Agent or any Revolving Credit Lender by or on behalf of any Borrower and the manner by such report or financial information was prepared.

(iii) The existence of circumstances which suggest an increase in the likelihood that any Borrower may become the subject of a bankruptcy or insolvency proceeding.

(iv) The existence of circumstances suggest that any Borrower is In Default.

                     (c) In the exercise of such discretion, the Agent and each Revolving Credit Lender also may take into account any of the following factors:

(i) Those included in, or tested by, the definitions of "Eligible Accounts," "Eligible Inventory" and "Cost".

(ii) The current financial and business climate of the industry in which each Borrower competes (having regard for that Borrower's position in that industry).

(iii) General macroeconomic conditions which have a material effect on the Borrowers' cost structure.

(iv) Material changes in or to the mix of the Borrowers' Inventory.

(v) Seasonality with respect to the Borrowers' Inventory and patterns of retail sales.

(vi) Such other factors as the Agent and each Revolving Credit Lender reasonably determine as having a material bearing on credit risks associated with the providing of loans and financial accommodations to the Borrowers.

                     (d) The burden of establishing the failure of the Agent or any Revolving Credit Lender to have acted in a reasonable manner in such Person's exercise of such discretion shall be the Borrowers' and may be made only by clear and convincing evidence.

           2.18. Procedures For Issuance of L/C's.

                     (a) The Lead Borrower may request that the Agent cause the issuance by the Issuer of L/C's for the account of any Borrower. Each such request shall be in such manner as may from time to time be acceptable to the Agent. Each request for the issuance of an L/C, or the amendment, renewal, or extension of any outstanding L/C, shall be made in writing by an officer duly authorized to act on behalf of the Borrowers and delivered to the Agent via hand delivery, facsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance satisfactory to the Agent in its discretion, and shall specify (i) the amount of such L/C, (ii) the date of issuance, amendment, renewal, or extension of such L/C, (iii) the expiration date of such L/C, (iv) the name and address of the beneficiary thereof (or the beneficiary of the underlying L/C, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding L/C to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such L/C.

                     (b) The Agent will endeavor to cause the issuance of any L/C so requested by the Lead Borrower, provided that, at the time that the request is made, the Revolving Credit has not been suspended as provided in Section 2.6 and if so issued:

(i) The aggregate Stated Amount of all L/C's then outstanding, does not exceed $90,000,000.00.

(ii) The expiry of the L/C is not later than the earlier of Thirty (30) days prior to the Maturity Date or the following:

(A) Standby's: One (1) year from initial issuance.

(B) Documentary's: One hundred twenty (120) days from issuance.

(iii) If the expiry of an L/C is later than the Maturity Date, it is 103% cash collateralized at its issuance.

(iv) An OverLoan will not result from the issuance of the subject L/C.

                     (c) Each Borrower shall execute such documentation to apply for and support the issuance of an L/C as may be required by the Issuer.

                     (d) There shall not be any recourse to, nor liability of, the Agent or any Revolving Credit Lender on account of

(i) Any delay or refusal by an Issuer to issue an L/C;

(ii) Any action or inaction of an Issuer on account of or in respect to, any L/C.

                     (e) The Borrowers shall reimburse the Issuer for the amount of any honoring of a drawing under an L/C on the same day on which such honoring takes place. The Agent, without the request of any Borrower, may advance under the Revolving Credit (and charge to the Loan Account) the amount of any honoring of any L/C and other amount for which any Borrower, the Issuer, or the Revolving Credit Lenders become obligated on account of, or in respect to, any L/C. Such advance shall be made whether or not any Borrower is In Default or such advance would result in an OverLoan. Such action shall not constitute a waiver of the Agent's rights under Section 2.11(b) hereof.

           2.19. Fees For L/C's.

                     (a) The Borrower shall pay to the Agent a fee for the benefit of the Revolving Credit Lenders, on account of L/C's, the issuance of which had been procured by the Agent, monthly in arrears, and on the Termination Date and on the End Date, equal to the following percentage per annum of the weighted average Stated Amount of all L/C's outstanding during the period in respect of which such fee is being paid based upon the corresponding amount of Average Excess Availability as of the date of determination.

   ------------------------------------------------------------------------------------------------
             Level      Standby Fee     Documentary Fee      Average Excess Availability
   ------------------------------------------------------------------------------------------------
               I          1.75%           1.25%              Greater than $20,000,000.00
   ------------------------------------------------------------------------------------------------
              II          2.00%           1.50%              Less than or equal to $20,000,000.00
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The Standby Fee and the Documentary Fee on the Closing Date shall be established at Level II for the initial fiscal quarter after the Closing Date and adjusted at the end of each fiscal quarter thereafter based upon the amount of Average Excess Availability. Following the occurrence of any Event of Default, such fee shall be increased by Two percent (2%) per annum.

                     (b) In addition to the fee to be paid as provided in Subsection 2.19(a), above, the Borrowers shall pay to the Agent (or to the Issuer, if so requested by Agent), on demand, all issuance, processing, negotiation, amendment, and administrative fees and other amounts charged by the Issuer on account of, or in respect to, any L/C, as provided in the Fee Letter.

                     (c) If any change in Applicable Law shall either:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirements against letters of credit heretofore or hereafter issued by any Issuer or with respect to which any Revolving Credit Lender or any Issuer has an obligation to lend to fund drawings under any L/C; or

(ii) impose on any Issuer any other condition or requirements relating to any such letters of credit;

and the result of any event referred to in Section 2.19(c)(i) or 2.19(c)(ii), above, shall be to increase the cost to any Revolving Credit Lender or to any Issuer of issuing or maintaining any L/C (which increase in cost shall be the result of such Issuer’s reasonable allocation among that Revolving Credit Lender’s or Issuer’s letter of credit customers of the aggregate of such cost increases resulting from such events), then, upon demand by the Agent and delivery by the Agent to the Lead Borrower of a certificate of an officer of the subject Revolving Credit Lender or the subject Issuer describing such change in law, executive order, regulation, directive, or interpretation thereof, its effect on such Revolving Credit Lender or such Issuer, and the basis for determining such increased costs and their allocation, the Borrowers shall immediately pay to the Agent, from time to time as specified by the Agent, such amounts as shall be sufficient to compensate the subject Revolving Credit Lender or the subject Issuer for such increased cost. Any Revolving Credit Lender’s or any Issuer’s determination of costs incurred under Section 2.19(c)(i) or 2.19(c)(ii), above, and the allocation, if any, of such costs among the Borrowers and other letter of credit customers of such Revolving Credit Lender or such Issuer, if done in good faith and made on an equitable basis and in accordance with such officer’s certificate, shall be conclusive and binding on the Borrowers.

           2.20. Concerning L/C's.

                     (a) None of the Issuer, the Issuer's correspondents, any Revolving Credit Lender, the Agent, or any advising, negotiating, or paying bank with respect to any L/C shall be responsible in any way for:

(i) The performance by any beneficiary under any L/C of that beneficiary's obligations to any Borrower.

(ii) The form, sufficiency, correctness, genuineness, authority of any person signing; falsification; or the legal effect of; any documents called for under any L/C if (with respect to the foregoing) such documents on their face appear to be in order.

                     (b) The Issuer may honor, as complying with the terms of any L/C and of any drawing thereunder, any drafts or other documents otherwise in order, but signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under such L/C to draw or issue such drafts or other documents.

                     (c) Unless otherwise agreed to, in the particular instance, each Borrower hereby authorizes any Issuer to:

(i) Select an advising bank, if any.

(ii) Select a paying bank, if any.

(iii) Select a negotiating bank.

                     (d) All directions, correspondence, and funds transfers relating to any L/C are at the risk of the Borrowers. The Issuer shall have discharged the Issuer's obligations under any L/C which, or the drawing under which, includes payment instructions, by the initiation of the method of payment called for in, and in accordance with, such instructions (or by any other commercially reasonable and comparable method). None of the Agent, any Revolving Credit Lender, or the Issuer shall have any responsibility for any inaccuracy, interruption, error, or delay in transmission or delivery by post, telegraph or cable, or for any inaccuracy of translation.

                     (e) The Agent's, each Revolving Credit Lender's, and the Issuer's rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.

                     (f) The obligations of the Borrowers under this Agreement with respect to L/C's are absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms hereof under all circumstances, whatsoever including, without limitation, the following:

(i) Any lack of validity or enforceability or restriction, restraint, or stay in the enforcement of this Agreement, any L/C, or any other agreement or instrument relating thereto.

(ii) Any Borrower's consent to any amendment or waiver of, or consent to the departure from, any L/C.

(iii) The existence of any claim, set-off, defense, or other right which any Borrower may have at any time against the beneficiary of any L/C.

(iv) Any good faith honoring of a drawing under any L/C, which drawing possibly could have been dishonored based upon a strict construction of the terms of the L/C.

           2.21. Changed Circumstances.

                     (a) The Agent may advise the Lead Borrower that the Agent has made the good faith determination (which determination shall be final and conclusive) of any of the following:

(i) Adequate and fair means do not exist for ascertaining the rate for Libor Loans.

(ii) The continuation of or conversion of any Revolving Credit Loan to a Libor Loan has been made impracticable or unlawful by the occurrence of a contingency that materially and adversely affects the applicable market or the compliance by the Agent or any Revolving Credit Lender in good faith with any Applicable Law.

(iii) The indices on which the interest rates for Libor Loans are based shall no longer represent the effective cost to the Agent or any Revolving Credit Lender for U.S. dollar deposits in the interbank market for deposits in which it regularly participates.

                     (b) In the event that the Agent advises the Lead Borrower of an occurrence described in Section 2.23(a), then, until the Agent notifies the Lead Borrower that the circumstances giving rise to such notice no longer apply:

(i) The obligation of the Agent or each Revolving Credit Lender to make loans of the type affected by such changed circumstances or to permit the Lead Borrower to select the affected interest rate as otherwise applicable to any Revolving Credit Loans shall be suspended.

(ii) Any notice which the Lead Borrower had given the Agent with respect to any Libor Loan, the time for action with respect to which has not occurred prior to the Agent's having given notice pursuant to Section 2.11(a), shall be deemed at the option of the Agent to not having been given.

           2.22. Designation of Lead Borrower as Borrowers' Agent.

                     (a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as that Borrower's agent to obtain loans and advances under the Revolving Credit, the proceeds of which shall be available to each Borrower for those uses as those set forth in Section 2.1(d). As the disclosed principal for its agent, each Borrower shall be obligated to the Agent and each Revolving Credit Lender on account of loans and advances so made under the Revolving Credit as if made directly by the Revolving Credit Lenders to that Borrower, notwithstanding the manner by which such loans and advances are recorded on the books and records of the Lead Borrower and of any Borrower.

                     (b) Each Borrower recognizes that credit available to it under the Revolving Credit is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to fully, faithfully, and punctually discharge all Liabilities of all of the Borrowers.

                     (c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a "Borrower") on whose behalf the Lead Borrower has requested a Revolving Credit Loan.

                     (d) The proceeds of each loan and advance provided under the Revolving Credit which is requested by the Lead Borrower shall be deposited into the Operating Account or as otherwise indicated by the Lead Borrower. The Lead Borrower shall cause the transfer of the proceeds thereof to the (those) Borrower(s) on whose behalf such loan and advance was obtained. Neither the Agent nor any Revolving Credit Lender shall have any obligation to see to the application of such proceeds.

           2.23. Lenders' Commitments.

                     (a) Subject to Section 17.1 (which provides for assignments and assumptions of commitments), each Revolving Credit Lender's "Revolving Credit Percentage Commitment", and "Revolving Credit Dollar Commitment" (respectively so referred to herein) is set forth on EXHIBIT 2.22, annexed hereto.

                     (b) The obligations of each Revolving Credit Lender are several and not joint. No Revolving Credit Lender shall have any obligation to make any loan under the Revolving Credit in excess of either of the following:

(i) That Revolving Credit Lender's Revolving Credit Percentage Commitment of the subject loan or advance or of Availability.

(ii) Any loan which, when aggregated with all other loans made by that Revolving Credit Lender under the Revolving Credit and then outstanding, exceed that Revolving Credit Lender's Revolving Credit Dollar Commitment.

                     (c) No Revolving Credit Lender shall have any liability to the Borrowers on account of the failure of any other Revolving Credit Lender to provide any loan or advance under the Revolving Credit nor any obligation to make up any shortfall which may be created by such failure.

                     (d) The Revolving Credit Dollar Commitments, Revolving Credit Commitment Percentages, and identities of the Revolving Credit Lenders may be changed, from time to time by the reallocation or assignment of Revolving Credit Dollar Commitments and Revolving Credit Commitment Percentages amongst the Revolving Credit Lenders or with other Persons who determine to become "Revolving Credit Lenders", provided, however unless an Event of Default has occurred (in which event, no consent of any Borrower is required) any assignment to a Person not then a Revolving Credit Lender shall be subject to the prior consent of the Lead Borrower (not to be unreasonably withheld), which consent will be deemed given unless the Lead Borrower provides the Agent with written objection, not more than Five (5) Business Days after the Agent shall have given the Lead Borrower written notice of a proposed assignment).

                     (e) Upon written notice given the Lead Borrower from time to time by the Agent, of any assignment or allocation referenced in Section 2.23(d):

(i) Each Borrower shall execute one or more replacement Revolving Credit Notes to reflect such changed Revolving Credit Dollar Commitments, Revolving Credit Commitment Percentages, and identities and shall deliver such replacement Revolving Credit Notes to the Agent (which promptly thereafter shall deliver to the Lead Borrower the Revolving Credit Notes so replaced) provided however, in the event that a Revolving Credit Note is to be exchanged following its acceleration or the entry of an order for relief under the Bankruptcy Code with respect to any Borrower, the Agent, in lieu of causing the Borrowers to execute one or more new Revolving Credit Notes, may issue the Agent's Certificate confirming the resulting Revolving Credit Dollar Commitments and Revolving Credit Percentage Commitments.

(ii) Such change shall be effective from the effective date specified in such written notice and any Person added as a Revolving Credit Lender shall have all rights and privileges of a Revolving Credit Lender hereunder thereafter as if such Person had been a signatory to this Agreement and any other Loan Document to which a Revolving Credit Lender is a signatory and any Person removed as a Revolving Credit Lender shall be relieved of any obligations or responsibilities of a Revolving Credit Lender hereunder thereafter.

Article 3 Conditions Precedent:

           As a condition to the effectiveness of this Agreement, the establishment of the Revolving Credit, and the making of the first loan under the Revolving Credit, each of the documents respectively described in Sections 3.1 through and including 3.4, (each in form and substance satisfactory to the Agent) shall have been delivered to the Agent, and the conditions respectively described in Sections 3.5 through and including 3.9, shall have been satisfied:

           3.1. Corporate Due Diligence.

                     (a) Certificates of corporate good standing for each Borrower, respectively issued by the Secretary of State for the state in which that Borrower is incorporated.

                     (b) Certificates of due qualification, in good standing, issued by the Secretary(ies) of State of each State in which the nature a Borrower's business conducted or assets owned could require such qualification.

                     (c) Certificates of each Borrower's Secretaries of the due adoption, continued effectiveness, and setting forth the texts of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents.

           3.2. Opinion. An opinion of counsel to the Borrowers in form and substance satisfactory to the Agent.

           3.3. Additional Documents and Information. Such additional instruments, documents, and information as the Agent or its counsel reasonably may require or request including, without limitation, the following:

                     (a) Appraisal of the Borrowers' Inventory.

                     (b) Commercial finance examination performed by the Agent's examiners and/or agents.

                     (c) All Loan Documents.

                     (d) Lien search results with respect to the Borrowers' locations.

                     (e) Confirmation of filing of all necessary and appropriate Financing Statements and such other documents as may be required to perfect the Agent's and the Lenders' security interest in the Collateral.

                     (f) Receipt of discharges, releases, and terminations required to afford the Agent and the Lenders a first, perfected security interest in and to all Collateral, free and clear of all liens and encumbrances, other than Permitted Encumbrances.

                     (g) Confirmation of insurance and appropriate endorsements in favor of the Agent and the Lenders.

                     (h) Collateral access agreements, as may be necessary.

                     (i) Execution by all parties of the definitive Disney License Agreement and confirmation that the Disney License Agreement is in full force and effect.

                     (j) Confirmation by the Agent, in the Agent's sole and exclusive discretion, that all terms and conditions of the Acquisition Agreement have been satisfied, and that all conditions precedent to closing thereunder have been satisfied.

                     (k) Execution by all parties and delivery to the Agent of the Designation.

           3.4. Officers' Certificates. Certificates executed by the President and the Chief Financial Officer of the Lead Borrower which state that

                     (a) Such officer, acting on behalf of the Borrowers, has reviewed each of the Loan Documents and has had the benefit of independent counsel (Attorneys Stroock & Stroock & Lavan LLP) of the Lead Borrower's selection in connection with the review and negotiation of the Loan Documents. In particular, and without limiting the generality of such review, the following provisions of the Loan Documents have been brought to the attention of the undersigned by such counsel:

(i) The waiver of the right to a trial by jury in connection with controversies arising out of the loan arrangement contemplated by the Loan Documents.

(ii) The designation of, and submission to the exclusive jurisdiction and venue of, certain courts.

(iii) Various other waivers and indemnifications included therein.

(iv) The circumstances under which the Liabilities could be accelerated and the grace periods available with respect to certain Events of Default.

                     (b) The representations and warranties made by the Borrowers to the Agent and the Revolving Credit Lenders in the Loan Documents are true and complete as of the date of such Certificate, and that no event has occurred which is or which, solely with the giving of notice or passage of time (or both) would be an Event of Default.

           3.5. Representations and Warranties. Each of the representations made by or on behalf of each Borrower in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by or on behalf of each Borrower shall be true and complete as of the date as of which such representation or warranty was made.

           3.6. Minimum Day One Availability. After giving effect to the first funding under the Revolving Credit; all then held checks (if any); accounts payable which are beyond credit terms then accorded the Borrowers; overdrafts; any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby; and L/C's to be issued at, or immediately subsequent to, such establishment, Availability shall not be less than $7,000,000.00.

           3.7. All Fees and Expenses Paid. All fees due at or immediately after the first funding under the Revolving Credit and all costs and expenses incurred by the Agent in connection with the establishment of the credit facility contemplated hereby (including the fees and expenses of counsel to the Agent) shall have been paid in full.

           3.8. No Borrower In Default. No Borrower is In Default.

           3.9. No Adverse Change. There has been no Material Adverse Change and no event shall have occurred or failed to occur, which occurrence or failure is or could have a materially adverse effect upon any Borrower's financial condition when compared with such financial condition at October 31, 2004.

           3.10. Benefit of Conditions Precedent. The conditions set forth in this Article 3, are for the sole benefit of the Agent and each Revolving Credit Lender and may be waived by the Agent in whole or in part without prejudice to the Agent or any Revolving Credit Lender.

No document shall be deemed delivered to the Agent or any Revolving Credit Lender until received and accepted by the Agent at its offices in Boston, Massachusetts. Under no circumstances shall this Agreement take effect until executed and accepted by the Agent at said offices.

Article 4 General Representations, Covenants and Warranties:

           To induce each Revolving Credit Lender to establish the credit facility contemplated herein and to induce the Revolving Credit Lenders to provide loans and advances under the Revolving Credit (each of which loans shall be deemed to have been made in reliance thereupon) the Borrowers, in addition to all other representations, warranties, and covenants made by any Borrower in any other Loan Document, make those representations, warranties, and covenants included in this Agreement.

           4.1. Payment and Performance of Liabilities. The Borrowers shall pay each payment Liability when due (or when demanded, if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability.

           4.2. Due Organization. Authorization. No Conflicts.

                     (a) Each Borrower presently is and hereafter shall remain in good standing as a corporation under the laws of the State in which it is organized, as set forth in the Preamble to this Agreement and is and shall hereafter remain duly qualified and in good standing in every other State in which, by reason of the nature or location of each Borrowers' assets or operation of each Borrowers' business, such qualification may be necessary, except where the failure to so qualify would have no more than a de minimis adverse effect on the business or a assets of any Borrower.

                     (b) Each Borrower's respective organizational identification number assigned to it by the State of its incorporation and its respective federal employer identification number is listed on EXHIBIT 4.2, annexed hereto.

                     (c) No Borrower shall change its State of organization; any organizational identification number assigned to that Borrower by that State; or that Borrowers' federal taxpayer identification number.

                     (d) Each Affiliate is listed on EXHIBIT 4.2. The Lead Borrower shall provide the Agent with prior written notice of any entity's becoming or ceasing to be an Affiliate.

                     (e) Each Borrower has all requisite power and authority to execute and deliver all Loan Documents to which that Borrower is a party and has and will hereafter retain all requisite power to perform all Liabilities.

                     (f) The execution and delivery by each Borrower of each Loan Document to which it is a party; each Borrowers' consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of Collateral Interests by that Borrower to secure the Liabilities); each Borrowers' performance under those of the Loan Documents to which it is a party

(i) Have been duly authorized by all necessary action.

(ii) Do not, and will not, contravene in any material respect any provision of any Requirement of Law or obligation of that Borrower.

(iii) Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of that Borrower pursuant to any Requirement of Law or obligation, except pursuant to the Loan Documents.

                     (g) The Loan Documents have been duly executed and delivered by each Borrower and are the legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms.

           4.3. Trade Names.

                     (a) EXHIBIT 4.3, annexed hereto, is a listing of:

(i) All names under which any Borrower ever conducted its business.

(ii) All Persons with whom any Borrower ever consolidated or merged, or from whom any Borrower ever acquired in a single transaction or in a series of related transactions substantially all of such Person's assets.

                     (b) The Lead Borrower will provide the Agent with not less than twenty-one (21) days prior written notice (with reasonable particularity) of any change to any Borrowers' name from that under which that Borrower is conducting its business at the execution of this Agreement and will not effect such change unless each Borrower is then in compliance with all provisions of this Agreement.

           4.4. Infrastructure.

                     (a) Each Borrower has and will maintain a sufficient infrastructure to conduct its business as presently conducted and as contemplated to be conducted following its execution of this Agreement.

                     (b) Each Borrower owns and possesses, or has the right to use (and will hereafter own, possess, or have such right to use) all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual or proprietary property of any third Person necessary for that Borrower's conduct of that Borrower's business.

                     (c) The conduct by each Borrower of that Borrower's business does not presently infringe (nor will any Borrower conduct its business in the future so as to infringe) the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person.

           4.5. Locations.

                     (a) The Collateral, and the books, records, and papers of Borrowers' pertaining thereto, are kept and maintained solely at those locations which are listed on EXHIBIT 4.5, annexed hereto, which EXHIBIT includes, with respect to each such location, the name and address of the landlord on the Lease which covers such location (or an indication that a Borrower owns the subject location) and of all service bureaus with which any such records are maintained.

                     (b) No Borrower shall remove any of the Collateral from those locations listed on EXHIBIT 4.5 except for the following purposes:

(i) To accomplish sales of Inventory in the ordinary course of business.

(ii) To move Inventory from one such location to another such location.

(iii) To utilize such of the Collateral as is removed from such locations in the ordinary course of business (such as motor vehicles).

                     (c) No Borrower will, other than in the ordinary course of business:

(i) Execute, alter, modify, or amend any Lease.

(ii) Commit to, or open or close any location at which any Borrower maintains, offers for sales, or stores any of the Collateral.

                     (d) Except as otherwise disclosed pursuant to, or permitted by, this Section 4.5, no tangible personal property of any Borrower is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment.

           4.6. Encumbrances.

                     (a) The Borrowers are, and shall hereafter remain, the owners of the Collateral free and clear of all Encumbrances other than any Permitted Encumbrance.

                     (b) No Borrower has, and none shall have, possession of any property on consignment to that Borrower.

                     (c) No Borrower shall acquire or obtain the right to use any Equipment, the acquisition or right to use of which Equipment is otherwise permitted by this Agreement, in which Equipment any third party has an interest, except for:

(i) Equipment which is merely incidental to the conduct of that Borrowers' business.

(ii) Equipment, the acquisition or right to use of which has been consented to by the Agent, which consent may be conditioned upon the Agent's receipt of such agreement with the third party which has an interest in such Equipment as is satisfactory to the Agent.

           4.7. Indebtedness. The Borrowers do not and shall not hereafter have any Indebtedness other than any Permitted Indebtedness.

                     (a) Any Indebtedness on account of the Revolving Credit.

                     (b) The Indebtedness (if any) listed on EXHIBIT 4.7, annexed hereto.

                     (c) Indebtedness otherwise associated with the acquisition of Equipment otherwise in compliance with the requirements of Section 4.6(c) and permitted by the capital expenditure limitations imposed herein (Section 5.11).

           4.8. Insurance.

                     (a) EXHIBIT 4.8, annexed hereto, is a schedule of all insurance policies owned by the Borrowers or under which any Borrower is the named insured. Each of such policies is in full force and effect. Neither the issuer of any such policy nor any Borrower is in default or violation of any such policy.

                     (b) The Borrowers shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, for such periods, and written by such companies as may be satisfactory to the Agent.

                     (c) All insurance carried by the Borrowers shall provide for a minimum of Sixty (60) days' prior written notice of cancellation to the Agent and all such insurance which covers the Collateral shall

(i) Include an endorsement in favor of the Agent, which endorsement shall provide that the insurance, to the extent of the Agent's interest therein, shall not be impaired or invalidated, in whole or in part, by reason of any act or neglect of any Borrower or by the failure of any Borrower to comply with any warranty or condition of the policy.

(ii) Not include an endorsement in favor of any other Person.

                     (d) The coverage reflected on EXHIBIT 4.8 presently satisfies the foregoing requirements, it being recognized by each Borrower, however, that such requirements may change hereafter to reflect changing circumstances.

                     (e) The Lead Borrower shall furnish the Agent from time to time with certificates or other evidence satisfactory to the Agent regarding compliance by the Borrowers with the foregoing requirements.

                     (f) In the event of the failure by the Borrowers to maintain insurance as required herein, the Agent, at its option and the Borrowers' expense, may obtain such insurance at the expense of the Borrowers, provided, however, the Agent's obtaining of such insurance shall not constitute a cure or waiver of any Event of Default occasioned by the Borrowers' failure to have maintained such insurance.

                     (g) The Borrowers shall maintain at all times those policies of insurance obtained by the Borrowers and assigned to the Lender.

           4.9. Licenses. The Disney License Agreement and each other license, distributorship, franchise, and similar agreement issued to, or to which any Borrower is a party is in full force and effect. No party to any such license or agreement is in default or violation thereof. No Borrower has received any notice or threat of cancellation of any such license or agreement.

           4.10. Leases. EXHIBIT 4.10, annexed hereto, is a schedule of all presently effective Capital Leases. (Exhibit 4.5 includes a list of all other presently effective Leases). Each of such Leases and Capital Leases is in full force and effect. No party to any such Lease or Capital Lease is in default or violation of any such Lease or Capital Lease. No Borrower has received any notice or threat of cancellation of any such Lease or Capital Lease. Each Borrower hereby authorizes the Agent at any time and from time to time to contact any of the Borrowers' respective landlords in order to confirm the Borrowers' continued compliance with the terms and conditions of the Lease(s) between the subject Borrower and that landlord and to discuss such issues, concerning the subject Borrower's occupancy under such Lease(s), as the Agent may determine.

           4.11. Requirements of Law. Each Borrower is in compliance with, and shall hereafter comply with and use its assets in compliance with, all Requirements of Law except where the failure of such compliance will not have more than a de minimis adverse effect on the Borrowers' business or assets. No Borrower has received any notice of any violation of any Requirement of Law (other than of a violation which has no more than a de minimis adverse effect on the Borrowers' business or assets), which violation has not been cured or otherwise remedied.

                     4.12. Labor Relations.

                     (a) No Borrower has been, and none is presently a party to any collective bargaining or other labor contract.

                     (b) There is not presently pending and, to any Borrower's knowledge, there is not threatened any of the following:

(i) Any strike, slowdown, picketing, work stoppage, or employee grievance process.

(ii) Any proceeding against or affecting any Borrower relating to the alleged violation of any Applicable Law pertaining to labor relations or before National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting any Borrower, which, if determined adversely to that Borrower could have more than a de minimis adverse effect on that Borrower.

(iii) Any lockout of any employees by any Borrower (and no such action is contemplated by any Borrower).

(iv) Any application for the certification of a collective bargaining agent.

                     (c) No event has occurred or circumstance exists which could provide the basis for any work stoppage or other labor dispute.

                     (d) Each Borrower:

(i) Has complied in all material respects with all Applicable Law relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

(ii) Is not liable for the payment of more than a de minimus amount of compensation, damages, taxes, fines, penalties, or other amounts, however designated, for that Borrower's failure to comply with any Applicable Law referenced in Section 4.12(d)(i).

           4.13. Maintain Properties. The Borrowers shall:

                     (a) Keep the Collateral in good order and repair (ordinary reasonable wear and tear and insured casualty excepted).

                     (b) Not suffer or cause the waste or destruction of any material part of the Collateral.

                     (c) Not use any of the Collateral in violation of any policy of insurance thereon.

                     (d) Not transfer any material asset, material amount of cash, or other material proceeds of Collateral to Hoop Holdings, LLC, except as permitted by Section 4.19 of this Agreement.

                     (e) Not sell, lease, or otherwise dispose of any of the Collateral, other than the following:

(i) The sale of Inventory in compliance with this Agreement.

(ii) The disposal of Equipment which is obsolete, worn out, or damaged beyond repair, which Equipment is replaced to the extent necessary to preserve or improve the operating efficiency of any Borrower.

(iii) Permitted Dispositions.

(iv) The turning over to the Agent of all Receipts as provided herein.

           4.14. Taxes.

                     (a) With respect to the Borrowers' federal, state, and local tax liability and obligations:

(i) The Lead Borrower, in compliance with all Applicable Law, has properly filed all returns due to be filed up to the date of this Agreement.

(ii) Except as described on EXHIBIT 4.14:

(A) At no time has any Borrower received from any taxing authority any request to perform any examination of or with respect to any Borrower nor any other written or verbal notice in any way relating to any claimed failure by any Borrower to comply with all Applicable Law concerning payment of any taxes or other amounts in the nature of taxes.

(B) No agreement is extant which waives or extends any statute of limitations applicable to the right of any taxing authority to assert a deficiency or make any other claim for or in respect to federal income taxes.

(C) No issue has been raised in any tax examination of any Borrower which, by application of similar principles, reasonably could be expected to result in the assertion of a deficiency for any fiscal year open for examination, assessment, or claim by any taxing authority.

                     (b) The Borrowers have, and hereafter shall: pay, as they become due and payable, all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against any Borrower or the Collateral by any person or entity whose claim could result in an Encumbrance upon any asset of any Borrower or by any governmental authority; properly exercise any trust responsibilities imposed upon any Borrower by reason of withholding from employees' pay or by reason of any Borrowers' receipt of sales tax or other funds for the account of any third party; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by any Borrower; and timely file all tax and other returns and other reports with each governmental authority to whom any Borrower is obligated to so file.

           4.15. No Margin Stock. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U, T, and X of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

           4.16. ERISA.

                     (a) Neither any Borrower nor any ERISA Affiliate has ever:

(i) Violated or failed to be in full compliance with any Borrower's Employee Benefit Plan.

(ii) Failed timely to file all reports and filings required by ERISA to be filed by any Borrower.

(iii) Engaged in any nonexempt "prohibited transactions" or "reportable events" (respectively as described in ERISA).

(iv) Engaged in, or committed, any act such that a tax or penalty reasonably could be imposed upon any Borrower on account thereof pursuant to ERISA.

(v) Accumulate any material cumulative funding deficiency within the meaning of ERISA.

(vi) Terminated any Employee Benefit Plan such that a lien could be asserted against any assets of any Borrower on account thereof pursuant to ERISA.

(vii) Been a member of, contributed to, or have any obligation under any Employee Benefit Plan which is a multiemployer plan within the meaning of Section 4001(a) of ERISA.

                     (b) Neither any Borrower nor any ERISA Affiliate shall ever engage in any action of the type described in Section 4.16(a).

           4.17. Hazardous Materials.

                     (a) No Borrower has ever: (i) been legally responsible for any release or threat of release of any Hazardous Material or (ii) received notification of the incurrence of any expense in connection with the assessment, containment, or removal of any Hazardous Material for which that Borrower would be responsible.

                     (b) Each Borrower shall: (i) dispose of any Hazardous Material only in compliance with all Environmental Laws and (ii) have possession of any Hazardous Material only in the ordinary course of that Borrowers' business and in compliance with all Environmental Laws.

           4.18. Litigation. Except as described in EXHIBIT 4.18, annexed hereto, there is not presently pending or threatened by or against any Borrower any suit, action, proceeding, or investigation which, if determined adversely to any Borrower, would have more than a de minimis adverse effect upon a Borrower's financial condition or ability to conduct its business as such business is presently conducted or is contemplated to be conducted in the foreseeable future.

           4.19. Dividends. Investments. Corporate Action. No Borrower shall:

                     (a) Pay any cash dividend or make any other distribution in respect of any class of that Borrower's capital stock, except for: (i) dividends permitted by, and made in accordance with Section 9.13.3(b) of the License Agreement to make payments due under the "Tax Sharing Agreement" or "Intercompany Services Agreement" to which the Borrowers are parties, or to repay that portion of the working capital adjustment paid by The Children's Place Retail Stores, Inc., and (ii) the investment of funds by Hoop Retail Stores, LLC or The Disney Store, LLC into and for the benefit of Hoop Canada, Inc. or The Disney Store (Canada) Ltd. in an amount not to exceed $5,000,000.00 in the aggregate at any one time, or the making of dividends by Hoop Canada, Inc. and/or Hoop Canada Holdings, Inc. directly or indirectly to and for the benefit of Hoop Retail Stores, LLC or The Disney Store, LLC.

                     (b) Make any payment on account of any Indebtedness other than payment of the Liabilities (other than Indebtedness owed by one Borrower to another Borrower).

                     (c) Own, redeem, retire, purchase, or acquire any of any Borrower's capital stock.

                     (d) Invest in or purchase any stock or securities or rights to purchase any such stock or securities, of any Person other than a Permitted Investment.

                     (e) Merge or consolidate or be merged or consolidated with or into any other corporation or other entity, other than with respect to the Permitted Mergers.

                     (f) Consolidate any of that Borrower's operations with those of any other Person other than of another Borrower.

                     (g) Organize or create any Affiliate.

                     (h) Subordinate any debts or obligations owed to that Borrower by any third party to any other debts owed by such third party to any other Person.

                     (i) Acquire any assets other than in the ordinary course and conduct of that Borrower's business as conducted at the execution of this Agreement.

           4.20. Loans. No Borrower shall make any loans or advances to, nor acquire the Indebtedness of, any Person, provided, however, the foregoing does not prohibit any of the following:

                     (a) Advance payments made to that Borrower's suppliers in the ordinary course.

                     (b) Advances to that Borrower's officers, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of that Borrower, which expenses are properly substantiated by the person seeking such advance and properly reimbursable by that Borrower.

                     (c) Advances permitted pursuant to Section 4.7(b) of this Agreement.

           4.21. Protection of Assets. The Agent, in the Agent's discretion, and from time to time, may discharge any tax or Encumbrance on any of the Collateral, or take any other action which the Agent may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral. The Agent shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Agent has had an opportunity to be heard), from which finding no further appeal is available, that the Agent had acted in actual bad faith or in a grossly negligent manner. The Borrowers shall pay to the Agent, on demand, or the Agent, in its discretion, may add to the Loan Account, all amounts paid or incurred by the Agent pursuant to this Section 4.21.

           4.22. Line of Business. No Borrower shall engage in any business other than the business in which it is currently engaged or a business reasonably related thereto.

           4.23. Affiliate Transactions. No Borrower shall make any payment, nor give any value to any Affiliate except for goods and services actually purchased by that Borrower from, or sold by that Borrower to, such Affiliate for a price and on terms which shall

                     (a) be competitive and fully deductible as an "ordinary and necessary business expense" and/or fully depreciable under the Internal Revenue Code of 1986 and the Treasury Regulations, each as amended; and

                     (b) be no less favorable to that Borrower than those which would have been charged and imposed in an arms length transaction.

           4.24. Executive Pay.

                     (a) The only Executive Officers of the Borrowers, at the execution of this Agreement, are those individuals referenced in the definition of "Executive Officers", above.

                     (b) Prior to the execution of this Agreement, the Lead Borrower furnished the Agent with copies of all written Executive Agreements and outlines of the salient features of all unwritten Executive Agreements (as amended to date) then extant. There are no unwritten agreements or understandings between any Borrower and any Executive Officer which relate to Executive Pay, written disclosure of which has not been made to the Agent.

                     (c) No Borrower will:

(i) Enter into any Executive Agreement not extant at the execution of this Agreement.

(ii) Alter, amend, supplement, or otherwise change any Executive Agreement.

(iii) Pay, provide, or facilitate any Executive Pay other than as provided in an Executive Agreement or, if not covered by an Executive Agreement, as permitted pursuant to Section 4.23 hereof.

           4.25. Further Assurances.

                     (a) No Borrower is the owner of, nor has it any interest in, any property or asset which not be subject to a perfected Collateral Interest in favor of the Agent (subject only to Permitted Encumbrances) to secure the Liabilities, other than the License Agreement and each of the other assets specifically excluded from the definition of Collateral as set forth in Section 8.1 of this Agreement.

                     (b) No Borrower will hereafter acquire any asset or any interest in property which is not, immediately upon such acquisition, subject to such a perfected Collateral Interest in favor of the Agent to secure the Liabilities (subject only to Permitted Encumbrances).

                     (c) Each Borrower shall execute and deliver to the Agent such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Agent may request to carry into effect the provisions and intent of this Agreement; to protect and perfect the Agent's Collateral Interests in the Collateral; and to comply with all applicable statutes and laws, and facilitate the collection of the Receivables Collateral. Each Borrower shall execute all such instruments as may be required by the Agent with respect to the recordation and/or perfection of the Collateral Interests created or contemplated herein.

                     (d) Each Borrower hereby designates the Agent as and for that Borrowers' true and lawful attorney, with full power of substitution, to sign and file any financing statements in order to perfect or protect the Agent's Collateral Interests in the Collateral.

                     (e) This Agreement constitutes an authenticated record which authorizes the Agent to file such financing statements as the Agent determines as appropriate to perfect or protect the Collateral Interests created by this Agreement.

                     (f) A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section 4.25 shall be sufficient for filing to perfect the security interests granted herein.

           4.26. Adequacy of Disclosure.

                     (a) All financial statements furnished to the Agent and to each Revolving Credit Lender by each Borrower have been prepared in accordance with GAAP consistently applied and present fairly the condition of the Borrowers at the date(s) thereof and the results of operations and cash flows for the period(s) covered (provided however, that unaudited financial statements are subject to normal year end adjustments and to the absence of footnotes). There has been no change in the Consolidated financial condition, results of operations, or cash flows of the Borrowers since the date(s) of such financial statements, other than changes in the ordinary course of business, which changes have not been materially adverse, either singularly or in the aggregate.

                     (b) No Borrower has any contingent obligations or obligation under any Lease or Capital Lease which is not noted in the Borrowers' Consolidated financial statements furnished to the Agent and to each Revolving Credit Lender prior to the execution of this Agreement.

                     (c) No document, instrument, agreement, or paper now or hereafter given to the Agent or to any Revolving Credit Lender by or on behalf of each Borrower or any guarantor of the Liabilities in connection with the execution of this Agreement by the Agent and to each Revolving Credit Lender contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading. There is no fact known to any Borrower which has, or which, in the foreseeable future could have, a material adverse effect on the financial condition of any Borrower or any such guarantor which has not been disclosed in writing to the Agent and to each Revolving Credit Lender.

           4.27. No Restrictions on Liabilities. Except as may contemplated by, and in accordance with the Disney License Agreement, no Borrower shall enter into or directly or indirectly become subject to any agreement which prohibits or restricts, in any manner, any Borrowers':

                     (a) Creation of, and granting of Collateral Interests in favor of the Agent.

                     (b) Incurrence of Liabilities.

           4.28. Other Covenants. No Borrower shall indirectly do or cause to be done any act which, if done directly by that Borrower, would breach any covenant contained in this Agreement.

Article 5 Financial Reporting and Performance Covenants:

           5.1. Maintain Records. The Borrowers shall:

                     (a) At all times, keep proper books of account, in which full, true, and accurate entries shall be made of all of the Borrowers' financial transactions, all in accordance with GAAP applied consistently with prior periods to fairly reflect the Consolidated financial condition of the Borrowers at the close of, and its results of operations for, the periods in question.

                     (b) Timely provide the Agent with those financial reports, statements, and schedules required by this Article 5 or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP applied consistently with prior periods to fairly reflect the Consolidated financial condition of the Borrowers at the close of, and the results of operations for, the period(s) covered therein.

                     (c) At all times, keep accurate current records of the Collateral including, without limitation, accurate current stock, cost, and sales records of its Inventory, accurately and sufficiently itemizing and describing the kinds, types, and quantities of Inventory and the cost and selling prices thereof.

                     (d) At all times, retain independent certified public accountants who are reasonably satisfactory to the Agent and instruct such accountants to fully cooperate with, and be available to, the Agent to discuss the Borrowers' financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Agent.

                     (e) Not change any Borrower's fiscal year.

           5.2. Access to Records.

                     (a) Each Borrower shall afford the Agent with access from time to time as the Agent may require to all properties owned by or over which any Borrower has control. The Agent shall have the right, and each Borrower will permit the Agent from time to time as Agent may request, to examine, inspect, copy, and make extracts from any and all of the Borrowers' books, records, electronically stored data, papers, and files. Each Borrower shall make all of that Borrower's copying facilities available to the Agent.

                     (b) Each Borrower hereby authorizes the Agent to:

(i) Inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to any Borrower, or any service bureau, contractor, accountant, or other person, and directs any such service bureau, contractor, accountant, or other person fully to cooperate with the Agent with respect thereto.

(ii) Verify at any time the Collateral or any portion thereof, including verification with Account Debtors, and/or with each Borrower's computer billing companies, collection agencies, and accountants and to sign the name of each Borrower on any notice to each Borrower's Account Debtors or verification of the Collateral.

                     (c) The Agent from time to time may designate one or more representatives to exercise the Agent's rights under this Section 5.2 as fully as if the Agent were doing so.

           5.3. Immediate Notice to Agent. The Lead Borrower shall provide the Agent with written notice promptly upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

                     (a) Any change in any Borrower's President, chief executive officer, chief operating officer, and chief financial officer (without regard to the title(s) actually given to the Persons discharging the duties customarily discharged by officers with those titles).

                     (b) Any ceasing of any Borrower's making of payment, in the ordinary course, to any of its creditors (other than its ceasing of making of such payments on account of a de minimis dispute).

                     (c) Any failure by any Borrower to pay rent at any of that Borrower's locations, which failure continues for more than Twenty-one (21) days following the last day on which such rent was payable without more than a de minimis adverse effect to that Borrower.

                     (d) Any Material Adverse Change in the business, operations, or financial affairs of any Borrower.

                     (e) Any Borrower's becoming In Default.

                     (f) Any intention on the part of any Borrower to discharge that Borrower's present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity (as to which, see Subsection 5.1(d)).

                     (g) Any litigation which, if determined adversely to any Borrower, might have a material adverse effect on the financial condition of that Borrower.

           5.4. Borrowing Base Certificate. The Lead Borrower shall provide the Agent by 12:30 p.m., daily, with a Borrowing Base Certificate (in the form of EXHIBIT 5.4 annexed hereto, as such form may be revised from time to time by the Agent). Such Certificate may be sent to the Agent by facsimile transmission, provided that the original thereof is forwarded to the Agent on the date of such transmission.

           5.5. Weekly Reports. Weekly, on Tuesday of each week (as of the then immediately preceding Saturday) the Lead Borrower shall provide the Agent with a sales audit report and a flash collateral report (each in such form as may be specified from time to time by the Agent). Such report may be sent to the Agent by facsimile transmission, provided that the original thereof is forwarded to the Agent on the date of such transmission.

           5.6. Monthly Reports. Monthly, the Lead Borrower shall provide the Agent with those financial statements and reports described in EXHIBIT 5.6, annexed hereto.

           5.7. Annual Reports.

                     (a) Annually, in addition to the timely submission of the monthly reporting required at the end of every month, within ninety (90) days following the end of the Borrowers' fiscal year, the Lead Borrower shall furnish the Agent with an original signed counterpart of the Borrowers' Consolidated annual financial statement, which statement shall have been prepared by, and bear the unqualified opinion of, the Lead Borrower's independent certified public accountants (i.e. said statement shall be "certified" by such accountants) and shall include, at a minimum (with comparative information for the then prior fiscal year) a balance sheet, income statement, statement of changes in shareholders' equity, cash flows, and schedules of consolidation.

                     (b) No later than the earlier of Fifteen (15) days prior to the end of each of the Borrowers' fiscal years or the date on which such accountants commence their work on the preparation of the Borrowers' annual financial statement, the Lead Borrower shall give written notice to such accountants (with a copy of such notice, when sent, to the Agent) that:

(i) Such annual financial statement will be delivered by the Lead Borrower to the Agent (for subsequent distribution to each Revolving Credit Lender).

(ii) It is the primary intention of the Borrowers, in its engagement of such accountants, to satisfy the financial reporting requirements set forth in this Article 5.

(iii) The Lead Borrower has been advised that the Agent and each Revolving Credit Lender will rely thereon with respect to the administration of, and transactions under, the credit facility contemplated by this Agreement.

                     (c) Each annual statement shall be accompanied by such accountant's Certificate indicating that, in conducting the audit for such annual statement, nothing came to the attention of such accountants to believe that the Borrower is not In Default (or that if the Borrower is in Default, the facts and circumstances thereof).

           5.8. Officers' Certificates. The Lead Borrower shall cause either the Lead Borrower's President or its Chief Financial Officer, in each instance, to provide such Person's Certificate with those monthly financial statements to be provided within Thirty (30) days of the end of each month and with those to be provided quarterly and annual statements to be furnished pursuant to this Agreement, which Certificate shall:

                     (a) Indicate that the subject statement was prepared in accordance with GAAP consistently applied and presents fairly the Consolidated financial condition of the Borrowers at the close of, and the results of the Borrowers' operations and cash flows for, the period(s) covered, subject, however to the following:

(i) Usual year end adjustments (this exception shall not be included in the Certificate which accompanies such annual statement).

(ii) Material Accounting Changes (in which event, such Certificate shall include a schedule (in reasonable detail) of the effect of each such Material Accounting Change) not previously specifically taken into account in the determination of the financial performance covenant imposed pursuant to Section 5.11.

                     (b) Indicate either that (i) no Borrower is In Default, or (ii) if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the Borrowers to be taken on account thereof.

                     (c) Include calculations concerning the Borrowers' compliance (or failure to comply) at the date of the subject statement with each of the financial performance covenants included in Section 5.11 hereof.

                     (d) Include confirmation that all of the Borrowers' taxes, insurance premiums, and rental payments are current in all respects.

           5.9. Inventories, Appraisals, and Audits.

                     (a) The Agent, at the expense of the Borrowers, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of any Borrower.

                     (b) The Borrowers, at their own expense, shall cause not less than One (1) physical inventories to be undertaken with respect to each of the Borrowers' store locations, in each Twelve (12) month period during which this Agreement is in effect (the scheduling of which shall be subject to the Agent's discretion) conducted by such inventory takers as are satisfactory to the Agent and following such methodology as may be satisfactory to the Agent.

(i) The Lead Borrower shall provide the Agent with a copy of the preliminary results of each such inventory (as well as of any other physical inventory undertaken by any Borrower) within Ten (10) days following the completion of such inventory.

(ii) The Lead Borrower, within Thirty (30) days following the completion of such inventory, shall provide the Agent with a reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by any Borrower) and shall post such results to the Borrowers' stock ledger and, as applicable to the Borrowers' other financial books and records .

(iii) The Agent, in its discretion, if any Borrower is In Default, may cause such additional inventories to be taken as the Agent determines (each, at the expense of the Borrowers).

                     (c) The Agent contemplates conducting up to Three (3) appraisals of the Collateral during any Twelve (12) month period, but in its discretion may obtain additional appraisals of the Collateral, from time to time (in all events, at the Borrowers' expense) conducted by such appraisers as are satisfactory to the Agent during such period.

                     (d) The Agent contemplates conducting up to Three (3) commercial finance field examinations (in each event, at the Borrowers' expense) of the Borrowers' books and records during any Twelve (12) month period during which this Agreement is in effect, but in its discretion, may undertake additional such audits (likewise at the Borrower's expense) during such period.

           5.10. Additional Financial Information.

                     (a) In addition to all other information required to be provided pursuant to this Article 5, the Lead Borrower promptly shall provide the Agent (and any guarantor of the Liabilities), with such other and additional information concerning the Borrowers, the Collateral, the operation of the Borrowers' business, and the Borrowers' financial condition, including original counterparts of financial reports and statements, as the Agent may from time to time request from the Lead Borrower.

                     (b) The Lead Borrower may provide the Agent, from time to time hereafter, with updated forecasts of the Borrowers' anticipated performance and operating results.

                     (c) In all events, the Lead Borrower, no sooner than Ninety (90) nor later than Thirty (30) days prior to the end of each of the Borrowers' fiscal years, shall provide the Agent with an updated and extended forecast which shall go out at least through the end of the then next fiscal year and shall include an income statement, balance sheet, and statement of cash flow, by month, each Consolidated (with consolidating schedules) and each prepared in conformity with GAAP and consistent with the Borrowers' then current practices.

                     (d) The Agent, following the receipt of any of such forecast, may, but shall not be under any obligation to, provide its written sign-off on such forecast (in which event, such forecast shall become the Business Plan) and if it provides such written sign-off, may by written notice to the Lead Borrower, extend or revise the financial performance covenants included on EXHIBIT 5.11, annexed hereto.

                     (e) In the event that the Agent does not provide its sign-off with respect to the updated and extended forecast to be provided at year-end pursuant to Section 5.10(c), above, then the Agent, by written notice to the Lead Borrower, may revise, roll-over, or extend, for the then coming fiscal year, the financial performance covenants applicable to the Borrowers pursuant to Section 5.11 hereof by extrapolation from the Business Plan.

                     (f) Each Borrower recognizes that all appraisals, inventories, analysis, financial information, and other materials which the Agent may obtain, develop, or receive with respect to the Borrowers are confidential to the Agent and that, except as otherwise provided herein, no Borrower is entitled to receipt of any of such appraisals, inventories, analysis, financial information, and other materials, nor copies or extracts thereof or therefrom.

           5.11. Financial Performance Covenants. The Borrowers shall observe and comply with those financial performance covenants set forth on EXHIBIT 5.11(a), annexed hereto, certain of which covenants are based on the Business Plan set forth on EXHIBIT 5.11(b), annexed hereto. Such financial performance covenants are subject to change, revision, roll over, and extension as provided in Section 5.10(d) hereof. Compliance with such financial performance covenants shall be made as if no Material Accounting Changes had been made (other than any Material Accounting Changes specifically taken into account in the setting of such covenants). The Agent may determine the Borrowers' compliance with such covenants based upon financial reports and statements provided by the Lead Borrower to the Agent (whether or not such financial reports and statements are required to be furnished pursuant to this Agreement) as well as by reference to interim financial information provided to, or developed by, the Agent.

Article 6 Use of Collateral:

           6.1. Use of Inventory Collateral.

                     (a) No Borrower shall engage in any of the following with respect to its Inventory:

(i) Any sale other than

(A) for fair consideration in the conduct of the Borrowers' business in the ordinary course or,

(B) a Permitted Disposition.

(ii) Sales or other dispositions to creditors.

(iii) Sales or other dispositions in bulk (other than as part of a Permitted Disposition).

(iv) Sales of any Collateral in breach of any provision of this Agreement.

                     (b) No sale of Inventory shall be on consignment, approval, or under any other circumstances such that, such Inventory may be returned to a Borrower without the consent of the Agent.

           6.2. Inventory Quality. All Inventory now owned or hereafter acquired by each Borrower is and will be of good and merchantable quality and free from defects (other than defects within customary trade tolerances).

           6.3. Adjustments and Allowances. Each Borrower may grant such allowances or other adjustments to that Borrower's Account Debtors (exclusive of extending the time for payment of any Account or Account Receivable, which shall not be done without first obtaining the Agent's prior written consent in each instance) as that Borrower may reasonably deem to accord with sound business practice, provided, however, the authority granted the Borrowers pursuant to this Section 6.3 may be limited or terminated by the Agent at any time in the Agent's discretion.

           6.4. Validity of Accounts.

                      (a) The amount of each Account shown on the books, records, and invoices of the Borrowers represented as owing by each Account Debtor is and will be the correct amount actually owing by such Account Debtor and shall have been fully earned by performance by the Borrowers.

                     (b) The Agent from time to time may verify the Receivables Collateral directly with the Borrowers' Account Debtors, such verification to be undertaken in keeping with commercially reasonable commercial lending standards.

                     (c) No Borrower has any knowledge of any impairment of the validity or collectability of any of the Accounts. The Lead Borrower shall notify the Agent of any such impairment immediately after any Borrower becomes aware of any such impairment.

                     (d) No Borrower shall post any bond to secure any Borrower's performance under any agreement to which any Borrower is a party nor cause any surety, guarantor, or other third party obligee to become liable to perform any obligation of any Borrower (other than to the Agent) in the event of any Borrower's failure so to perform.

           6.5. Notification to Account Debtors. The Agent shall have the right (whether or not an Event of Default has occurred) to notify any of the Borrowers' Account Debtors to make payment directly to the Agent and to collect all amounts due on account of the Collateral.

Article 7 Cash Management. Payment of Liabilities:

           7.1. The Blocked, and Operating Accounts.

                     (a) The following checking accounts have been or will be established (and are so referred to herein):

(i) The "Blocked Account" (so referred to herein): Established by the Borrower with Wachovia Bank.

(ii) The "Operating Account" (so referred to herein): Established by the Borrower with Wachovia Bank.

                     (b) The contents of each DDA (other than the Operating Account) and of the Blocked Account constitutes Collateral and Proceeds of Collateral.

                     (c) The Borrowers shall pay all fees and charges of, and maintain such impressed balances as may be required by the depository in which any account is opened as required hereby (even if such account is opened by and/or is the property of the Agent).

           7.2. Proceeds and Collections.

                     (a) All Receipts and all cash proceeds of any sale or other disposition of any of each Borrower's assets:

(i) Constitute Collateral and proceeds of Collateral.

(ii) Shall be held in trust by the Borrowers for the Agent.

(iii) After deposit into a DDA, if applicable, shall be transferred only to the Blocked Account.

                     (b) The Lead Borrower shall cause the ACH or wire transfer to the Blocked Account, not less frequently than daily (except in a circumstance, as confirmed in writing by the Agent, in the Agent's sole and exclusive discretion, where (x) remaining Availability is greater than $20,000,000.00, and (y) the Borrowers are not In Default and/or no Event of Default has occurred) of the following:

(i) The then contents of each DDA (other than any Exempt DDA), each such transfer to be net of any minimum balance, not to exceed $1,000.00, as may be required to be maintained in the subject DDA by the bank at which such DDA is maintained.

(ii) The proceeds of all credit card charges not otherwise provided for pursuant hereto.

(iii) Telephone advice (confirmed by written notice) shall be provided to the Agent on each Business Day on which any such transfer is made.

                     (c) In the event that, notwithstanding the provisions of this Section 7.2, any Borrower receives or otherwise has dominion and control of any Receipts, or any proceeds or collections of any Collateral, such Receipts, proceeds, and collections shall be held in trust by that Borrower for the Agent and shall not be commingled with any of that Borrower's other funds or deposited in any account of any Borrower other than as instructed by the Agent.

           7.3. Payment of Liabilities.

                     (a) On each Business Day, the Agent shall apply the then collected balance of the Blocked Account (net of fees charged, and of such impressed balances as may be required by the bank at which the Blocked Account is maintained) towards the unpaid balance of the Loan Account and all other Liabilities; provided, however, for purposes of the calculation of interest on the unpaid principal balance of the Loan Account, such payment shall be deemed to have been made One (1) Business Day after such transfer.

                     (b) The following rules shall apply to deposits and payments under and pursuant to this Section 7.3:

(i) Funds shall be deemed to have been deposited to the Blocked Account on the Business Day on which deposited, provided that notice of such deposit is available to the Agent by 2:00PM on that Business Day.

(ii) Funds paid to the Agent, other than by deposit to the Blocked Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that notice of such payment is available to the Agent by 2:00PM on that Business Day.

(iii) If notice of a deposit to the Blocked Account (Section 7.3(b)(i) or payment (Section 7.3(b)(ii)) is not available to the Agent until after 2:00PM on a Business Day, such deposit or payment shall be deemed to have been made at 9:00AM on the then next Business Day.

(iv) All deposits to the Blocked Account and other payments to the Agent are subject to clearance and collection.

                     (c) The Agent shall transfer to the Operating Account any surplus in the Blocked Account remaining after the application towards the Liabilities referred to in Section 7.3(a), above (less those amount which are to be netted out, as provided therein) provided, however, in the event that

(i) any Borrower is In Default; and (ii) one or more L/C's are then outstanding,

then the Agent may establish a funded reserve of up to 103% of the aggregate Stated Amounts of such L/C’s. Such funded reserve shall either be (i) returned to the Lead Borrower provided that no Borrower is In Default or (ii) applied towards the Liabilities following the occurrence of any Event of Default described in Section 10.11 or acceleration following the occurrence of any other Event of Default.

           7.4. The Operating Account. Except as otherwise specifically provided in, or permitted by, this Agreement, all checks shall be drawn by the Lead Borrower upon, and other disbursements shall be made by the Lead Borrower solely from, the Operating Account.

Article 8 Grant of Security Interest:

           8.1. Grant of Security Interest. To secure the Borrowers' prompt, punctual, and faithful performance of all and each of the Liabilities, each Borrower hereby grants to the Agent, for the ratable benefit of the Revolving Credit Lenders, a continuing security interest in and to, and assigns to the Agent, for the ratable benefit of the Revolving Credit Lenders, the following, and each item thereof, whether now owned or now due, or in which that Borrower has an interest, or hereafter acquired, arising, or to become due, or in which that Borrower obtains an interest, and all products, Proceeds, substitutions, and accessions of or to any of the following (all of which, together with any other property in which the Agent may in the future be granted a security interest, is referred to herein as the "Collateral"):

(a) All Accounts and accounts receivable.

          (b) All Inventory.

          (c) All General Intangibles.

          (d) All Equipment.

          (e) All Goods.

          (f) All Fixtures.

          (g) All Chattel Paper.

          (h) All Letter-of-Credit Rights.

          (i) All Payment Intangibles.

          (j) All Supporting Obligations.

          (k) All books, records, and information relating to the Collateral and/or to the operation of each Borrowers' business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained.

          (l) All Leasehold Interests.

          (m) All Investment Property, Instruments, Documents, Deposit Accounts, money, policies and certificates of insurance, deposits, impressed accounts, compensating balances, cash, or other property.

          (n) All insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing. (8.1(a)) through 8.1(m)) or otherwise.

(o) All liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing (8.1(a)) through 8.1(n)), including the right of stoppage in transit.

The foregoing notwithstanding, none of the following shall be part of the Collateral: Disney Dollars, Gift Cards, Disney Stored Value Cards, or Theme Park Admission Passes (as such terms are defined in the License Agreement).

           8.2. Extent and Duration of Security Interest.

                     (a) The security interest created and granted herein is in addition to, and supplemental of, any security interest previously granted by any Borrower to the Agent and shall continue in full force and effect applicable to all Liabilities until both

(i) all Liabilities have been paid and/or satisfied in full; and (ii) the security interest created herein is specifically terminated in writing by a duly authorized officer of the Agent.

                     (b) It is intended that the Collateral Interests created herein extend to and cover all assets of each Borrower, other than those assets specifically excluded from the Collateral, as set forth on EXHIBIT 8.2(b), annexed hereto.

Article 9 Agent As Borrowers' Attorney-In-Fact:

           9.1. Appointment as Attorney-In-Fact. Each Borrower hereby irrevocably constitutes and appoints the Agent (acting through any officer of the Agent) as that Borrowers' true and lawful attorney, with full power of substitution, following the occurrence of an Event of Default, to convert the Collateral into cash at the sole risk, cost, and expense of that Borrower, but for the sole benefit of the Agent and the Revolving Credit Lenders. The rights and powers granted the Agent by this appointment include but are not limited to the right and power to:

(a) Prosecute, defend, compromise, or release any action relating to the Collateral.

          (b) Sign change of address forms to change the address to which each Borrowers' mail is to be sent to such address as the Agent shall designate; receive and open each Borrowers' mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Lead Borrower or to any trustee in bankruptcy or receiver of the Lead Borrower, or other legal representative of a Borrower whom the Agent determines to be the appropriate person to whom to so turn over such mail.

          (c) Endorse the name of the relevant Borrower in favor of the Agent upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the relevant Borrower on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.

          (d) Sign the name of the relevant Borrower on any notice to that Borrowers' Account Debtors or verification of the Receivables Collateral; sign the relevant Borrowers' name on any Proof of Claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic's liens, or assignments or releases of mechanic's liens securing the Accounts.

          (e) Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker's acceptance of which any Borrower is a beneficiary.

          (f) Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of each Borrower.

(g) Use, license or transfer any or all General Intangibles of each Borrower.

           9.2. No Obligation to Act. The Agent shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 9.1 herein, but if the Agent elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to any Borrower for any act or omission to act except for any act or omission to act as to which there is a final determination made in a judicial proceeding (in which proceeding the Agent has had an opportunity to be heard) which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith.

Article 10 Events of Default:

          The occurrence of any event described in this Article 10 respectively shall constitute an “Event of Default” herein. The occurrence of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Agent or any Revolving Credit Lender and any Borrower and instruments and papers heretofore, now, or hereafter given the Agent or any Revolving Credit Lender by any Borrower.

           10.1. Failure to Pay the Revolving Credit. The failure by any Borrower to pay when due any principal of, interest on, or fees in respect of, the Revolving Credit.

           10.2. Failure To Make Other Payments. The failure by any Borrower to pay when due (or upon demand, if payable on demand) any payment Liability other than any payment liability on account of the principal of, or interest on, or fees in respect of, the Revolving Credit.

           10.3. Failure to Perform Covenant or Liability (No Grace Period). The failure by any Borrower to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability included in any of the following provisions hereof:

Section Relates to

4.7	Indebtedness

4.14	Pay taxes

4.19	Dividends. Investments. Other Corporate Actions

4.23	Affiliate Transactions

Article 5	Reporting Requirements and Financial Performance Covenants

Article 7	Cash Management

           10.4. Failure to Perform Covenant or Liability (Grace Period). The failure by any Borrower, within ten (10) days following the earlier of any Borrowers' knowledge of a breach of any covenant or Liability not described in any of Sections 10.2, or 10.3 or of its receipt of written notice from the Agent of the breach of any of any of such covenants or Liabilities.

           10.5. Misrepresentation. The determination by the Agent that any representation or warranty at any time made by any Borrower to the Agent or any Revolving Credit Lender was not true or complete in all material respects when given.

           10.6. Acceleration of Other Debt. Breach of Other Agreements. The occurrence of any event such that (i) any Indebtedness of any Borrower to any creditor other than the Agent or any Revolving Credit Lender in an amount greater than $500,000.00 could be accelerated, (ii) without the consent of any Borrower, any material Lease could be terminated (whether or not the subject creditor or lessor takes any action on account of such occurrence), or (iii) the occurrence of any event which constitutes an event of default, or any event which would, solely with notice or the passage of time, or both, would constitute an event of default under any documents, instruments, or agreements entered into by any Borrower with the Walt Disney Companies, including without limitation, the Disney License Agreement (whether or not any of the Walt Disney Companies has taken any action on account of such occurrence).

           10.7. Default Under Other Agreements. The occurrence of any breach of any covenant or Liability imposed by, or of any default under, any agreement (including any Loan Document) between the Agent or any Revolving Credit Lender and any Borrower or instrument given by any Borrower to the Agent or any Revolving Credit Lender and the expiry, without cure, of any applicable grace period (notwithstanding that the subject Agent or Revolving Credit Lender may not have exercised all or any of its rights on account of such breach or default).

           10.8. Uninsured Casualty Loss. The occurrence of any uninsured loss, theft, damage, or destruction of or to any material portion of the Collateral.

           10.9. Attachment. Judgment. Restraint of Business.

                     (a) The service of process upon the Agent or any Revolving Credit Lender or any Participant seeking to attach, by trustee, mesne, or other process, any funds of any Borrower on deposit with, or assets of any Borrower in the possession of, the Agent or that Revolving Credit or such Participant.

                     (b) The entry of any judgment against any Borrower in an amount of $500,000.00 or more, which judgment is not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within fifteen (15) days of its entry.

                     (c) The entry of any order or the imposition of any other process having the force of law, the effect of which is to restrain in any material way the conduct by any Borrower of its business in the ordinary course.

           10.10. Business Failure. Any act by, against, or relating to any Borrower, or its property or assets, which act constitutes the determination, by any Borrower, to initiate a program of partial or total self-liquidation; application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any part of any Borrower's property; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of any Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for any Borrower; the offering by or entering into by any Borrower of any composition, extension, or any other arrangement seeking relief from or extension of the debts of any Borrower; or the initiation of any judicial or non-judicial proceeding or agreement by, against, or including any Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of any Borrower of the liquidation or winding up of all or any part of any Borrower's business or operations.

           10.11. Bankruptcy. The failure by any Borrower to generally pay the debts of that Borrower as they mature; adjudication of bankruptcy or insolvency relative to any Borrower; the entry of an order for relief or similar order with respect to any Borrower in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by any Borrower initiating any matter in which any Borrower is or may be granted any relief from the debts of that Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the filing of any complaint, application, or petition against any Borrower initiating any matter in which that Borrower is or may be granted any relief from the debts of that Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure, which complaint, application, or petition is not timely contested in good faith by that Borrower by appropriate proceedings or, if so contested, is not dismissed within thirty (30) days of when filed.

           10.12. Indictment - Forfeiture. The indictment of, or institution of any legal process or proceeding against, any Borrower, under any Applicable Law where the relief, penalties, or remedies sought or available include the forfeiture of any property of any Borrower and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by any Borrower of its business in the ordinary course.

           10.13. Guarantor's Default The occurrence of any Guarantor's Default.

           10.14. Termination of Guaranty. The termination or attempted termination of any guaranty by any Guarantor or Secondary Guarantor.

           10.15. Challenge to Loan Documents.

                     (a) Any challenge by or on behalf of any Borrower to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document's terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

                     (b) Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable strictly in accordance with the subject Loan Document's terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

           10.16. Key Management. The death or disability of, or failure to exercise that authority and discharge those management responsibilities with respect to the Lead Borrower as are exercised and discharged by, both Ezra Dabah and Mario Ciampi at the execution of this Agreement if not replaced by executives approved by the Agent in its reasonable credit judgment within Ninety (90) days after such death or disability or the commencement of such failure.

           10.17. Change in Control. Any Change in Control.

Article 11 Rights and Remedies Upon Default:

           11.1. Acceleration. Upon the occurrence of any Event of Default as described in Section 10.11, all Indebtedness of the Borrowers to the Revolving Credit Lenders shall be immediately due and payable. Upon the occurrence of any Event of Default other than as described in Section 10.11, the Agent may (and on the issuance of Acceleration Notice(s) requisite to the causing of Acceleration, the Agent shall) declare all Indebtedness of the Borrowers to the Revolving Credit Lenders to be immediately due and payable and may exercise all of the Agent's Rights and Remedies as the Agent from time to time thereafter determines as appropriate.

           11.2. Rights of Enforcement. Subject to and only to the extent permitted by the terms and conditions of the Designation and in compliance with Section 16.5 of the Disney License Agreement, the Agent shall have all of the rights and remedies of a secured party upon default under the UCC, in addition to which the Agent shall have all and each of the following rights and remedies:

(a) To give notice to any bank at which any DDA or Blocked Account is maintained and in which Proceeds of Collateral are deposited, to turn over such Proceeds directly to the Agent.

          (b) To give notice to any customs broker of any of the Borrowers to follow the instructions of the Agent as provided in any written agreement or undertaking of such broker in favor of the Agent.

          (c) To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.

          (d) To take possession of all or any portion of the Collateral.

          (e) To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Agent deems advisable and with or without the taking of possession of any of the Collateral.

          (f) To apply the Receivables Collateral or the Proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Liabilities.

(g) To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

           11.3. Sale of Collateral. Subject to and only to the extent permitted by the terms and conditions of the Designation and in compliance with Section 16.5 of the Disney License Agreement,

                     (a) Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Agent deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Agent's disposition of the Collateral.

                     (b) Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Agent shall provide the Lead Borrower such notice as may be practicable under the circumstances), the Agent shall give the Lead Borrower at least ten (10) days prior notice, by authenticated record, of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. Each Borrower agrees that such written notice shall satisfy all requirements for notice to that Borrower which are imposed under the UCC or other applicable law with respect to the exercise of the Agent's rights and remedies upon default.

                     (c) The Agent and any Revolving Credit Lender may purchase the Collateral, or any portion of it at any sale held under this Article.

                     (d) If any of the Collateral is sold, leased, or otherwise disposed of by the Agent on credit, the Liabilities shall not be deemed to have been reduced as a result thereof unless and until payment is finally received thereon by the Agent.

                     (e) The Agent shall apply the proceeds of the Agent's exercise of its rights and remedies upon default pursuant to this Article 11

           11.4. Occupation of Business Location. Subject to and only to the extent permitted by the terms and conditions of the Designation and in compliance with Section 16.5 of the Disney License Agreement, in connection with the Agent's exercise of the Agent's rights under this Article 11, the Agent may enter upon, occupy, and use any premises owned or occupied by each Borrower, and may exclude each Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Agent. The Agent shall not be required to remove any of the Collateral from any such premises upon the Agent's taking possession thereof, and may render any Collateral unusable to the Borrowers. In no event shall the Agent be liable to any Borrower for use or occupancy by the Agent of any premises pursuant to this Article 11, nor for any charge (such as wages for any Borrowers' employees and utilities) incurred in connection with the Agent's exercise of the Agent's Rights and Remedies.

           11.5. Grant of Nonexclusive License. Each Borrower hereby grants to the Agent a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, trade name, logo, or the like in which any Borrower now or hereafter has rights (but excluding any such rights under the Disney License Agreement), such license being with respect to the Agent's exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

           11.6. Assembly of Collateral. Subject to and only to the extent permitted by the terms and conditions of the Designation and in compliance with Section 16.5 of the Disney License Agreement,, the Agent may require any Borrower to assemble the Collateral and make it available to the Agent at the Borrowers' sole risk and expense at a place or places which are reasonably convenient to both the Agent and the Lead Borrower.

           11.7. Rights and Remedies. The rights, remedies, powers, privileges, and discretions of the Agent hereunder (herein, the "Agent's Rights and Remedies") shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Agent in exercising or enforcing any of the Agent's Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Agent of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Agent's Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Agent and any person, at any time, shall preclude the other or further exercise of the Agent's Rights and Remedies. No waiver by the Agent of any of the Agent's Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. Subject to and only to the extent permitted by the terms and conditions of the Designation and in compliance with Section 16.5 of the Disney License Agreement. the Agent's Rights and Remedies may be exercised at such time or times and in such order of preference as the Agent may determine. The Agent's Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

Article 12 Cure and Reinstatement Rights

          Notwithstanding anything to the contrary contained in Article 10, or Article 11, or Article 14, the Agent’s Rights and Remedies shall be subject to the following terms and conditions, and subject to and only to the extent permitted by the terms and conditions of the Designation and in compliance with Section 16.5 of the Disney License Agreement.

           12.1. Financially Curable Defaults. The following Defaults or Events of Default shall constitute "Financially Curable Defaults" (so referred to herein): (i) payment defaults, whether with respect to the Liabilities, or otherwise; (ii) breach of Financial Performance Covenants, and (iii) breach of Availability and Borrowing Base requirements.

                     (a) Upon any Borrower becoming In Default or upon the occurrence of any Event of Default with respect to Financially Curable Defaults, the Agent shall provide written notice thereof to the Borrowers and to the Walt Disney Companies. The notice shall set forth the actions necessary to be taken, and the amount of cash required to be paid to the Agent by either the Borrowers and/or a third party on their behalf to so implement the cure required by the Agent. The Borrowers acknowledge that any such cure may be further conditioned upon the Borrowers and/or such third party reimbursing the Agent for all costs and expenses incurred incidental to the Default or Event of Default and the implementation of the cure, including attorneys fees and expenses, as well as the assessment by the Lender and the payment by the Borrowers and/or such third party of an appropriate waiver fee in an amount to be determined by the Agent, in the Agent's sole and exclusive discretion.

                     (b) Any such cure shall be implemented to the satisfaction of the Agent, in its reasonable discretion, and the required amounts paid to the Agent, within Five (5) Business Days of delivery of the notice from the Agent. If the Borrowers and/or such third party do in fact implement the steps and make the payment required by the Agent, then the Agent shall deliver written confirmation thereof, whereupon the Default or Event of Default shall be deemed cured and the Revolving Credit shall be reinstated.

           12.2. Non-Curable Defaults. The Borrowers acknowledge and agree that the following Defaults and Events of Default constitute "Non-Curable Defaults (so referred to herein)," cannot be cured, and that they have no right to cure or attempt to cure any Default or Event of Default related to the events described in any of Sections 10.5 (Misrepresentation), 10.10 (Business Failure), 10.11 (Bankruptcy), 10.12 (Indictment - Forfeiture), or 10.15 (Challenge to Loan Documents). Upon the occurrence of any Default or Event of Default with respect to Non-Curable Defaults, the Agent may commence enforcing the Agent's Rights and Remedies in accordance with Article 11.

           12.3. Other Defaults. To the extent that a Default or Event of Default occurs for a reason other than those specified in Section 12.1 or Section 12.2 (collectively, "Other Defaults"), and the circumstance(s) giving rise to any Other Defaults is(are) susceptible of being cured, as determined by the Agent in its sole and exclusive discretion, the Agent may, in its sole and exclusive discretion, afford the Borrowers and any third party acting on the Borrowers' behalf the opportunity of attempting to cure any such Other Default.

                     (a) In such circumstance, the Agent shall provide written notice thereof to the Borrowers and to the Walt Disney Companies. The notice shall set forth the actions necessary to be taken, and/or the amount of cash required to be paid to the Agent by either the Borrowers and/or such third party to so implement the cure required by the Agent. The Borrowers acknowledge that any such cure may be further conditioned upon the Borrowers and/or such third party reimbursing the Agent for all costs and expenses incurred incidental to the Default or Event of Default and the implementation of the cure, including attorneys fees and expenses, as well as the assessment by the Lender and the payment by the Borrowers and/or such third party of an appropriate waiver fee in an amount to be determined by the Agent, in the Agent's sole and exclusive discretion.

                     (b) Any such cure shall be implemented to the satisfaction of the Agent, in its reasonable discretion, and the required amounts paid to the Agent, within Five (5) Business Days of delivery of the notice from the Agent. If the Borrowers and/or such third party do in fact implement the steps and make the payment required by the Agent, then the Agent shall deliver written confirmation thereof, whereupon the Default or Event of Default shall be deemed cured and the Revolving Credit shall be reinstated.

           12.4. Pending Cure; Failure to Cure. The Borrowers acknowledge and agree that pending the potential cure by the Borrowers or any third party of any Financially Curable Default or Other Default, the Agent and the Revolving Credit Lenders shall have no obligation to make any additional Revolving Credit Loans or extend financial accommodations to or for the benefit of any Borrower. In the event that the Walt Disney Companies or any third party that is acceptable to the Agent in its reasonable credit judgment desires to assist with any potential cure, the Agent and the Borrowers each agree and commit to work diligently and in good faith to address the Default or Event of Default and endeavor to reach a mutually acceptable resolution thereof. Such a resolution could include, as examples and without limitation:

          (i) A waiver of any Default or Event of Default by the Agent and the Lenders;

          (ii) A curing of the Default or Event of Default by the Borrowers, or a third party on the Borrowers' behalf;

          (iii) An amendment to the provision of the Loan Documents which have been breached so as to resolve the Default or Event of Default;

          (iv) An infusion of cash or other equity injection on the Borrowers' behalf; and

          (v) Any and all other similar and reasonable methods of addressing and resolving the Default or Event of Default.

          (d) In the event that either (i) the good faith negotiations are discontinued, or (ii) the Agent and the Borrowers and any third party involved in such negotiations are unable to reach a mutually acceptable resolution of the Default or Event of Default within Thirty (30) days after the date of the predicating Default, or such longer time as the parties may agree, the Agent may thereupon commence enforcing the Agent's Rights and Remedies as provided in Article 11 without further notice to the Borrowers or any such third party.

           12.5. Limitation on Cure Rights. The Borrowers further acknowledge and agree that although they may cure successive Financially Curable Defaults and Other Defaults, they shall have no right to cure (i) any Other Defaults which the Agent has determined is not susceptible of being cured and as to which the Agent has not delivered a notice of default specifying the actions and/or payments required to be made in order to cure the subject Other Default, (ii) more than Three (3) Defaults or Events of Default in the aggregate, and (iii) any Default or Event of Default which occurs within Sixty (60) days after the occurrence of any Default or Event of Default which had been cured as provided herein.

Article 13 Revolving Credit Fundings and Distributions:

           13.1. Revolving Credit Funding Procedures. Subject to Section 13.2:

(a) The Agent shall advise each Revolving Credit Lender, no later than 2:00PM on a date on which any Revolving Credit Loan is to be made on that date. Such advice, in each instance, may be by telephone or facsimile transmission, provided that if such advice is by telephone, it shall be confirmed in writing. Advice of a Revolving Credit Loan shall include the amount of and interest rate applicable to the subject Revolving Credit Loan.

(b) Subject to that Revolving Credit Lender's Revolving Credit Dollar Commitment, each Revolving Credit Lender, by no later than the end of business on the day on which the subject Revolving Credit Loan is to be made, shall Transfer that Revolving Credit Lender's Revolving Credit Percentage Commitment of the subject Revolving Credit Loan to the Agent.

           13.2. Agent's Covering of Fundings:

                     (a) Each Revolving Credit Lender shall make available to the Agent, as provided herein, that Revolving Credit Lender's Revolving Credit Percentage Commitment of the following:

(i) Each Revolving Credit Loan, up to the maximum amount of that Revolving Credit Lender's Revolving Credit Dollar Commitment of the Revolving Credit Loans.

(ii) Up to the maximum amount of that Revolving Credit Lender's Revolving Credit Dollar Commitment of each L/C Drawing (to the extent that such L/C Drawing is not "covered" by a Revolving Credit Loan as provided herein).

                     (b) In all circumstances, the Agent may:

(i) Assume that each Revolving Credit Lender, subject to Section 13.3(a), timely shall make available to the Agent that Revolving Credit Lender's Revolving Credit Percentage Commitment of each Revolving Credit Loan, notice of which is provided pursuant to Section 12.1 and shall make available, to the extent not "covered" by a Revolving Credit Loan, that Revolving Credit Lender's Revolving Credit Percentage Commitment of any honoring of an L/C.

                     (ii) In reliance upon such assumption, make available the corresponding amount to the Borrowers.

(iii) Assume that each Revolving Credit Lender timely shall pay, and shall make available, to the Agent all other amounts which that Revolving Credit Lender is obligated to so pay and/or make available hereunder or under any of the Loan Documents.

                     (c) In the event that, in reliance upon any of such assumptions, the Agent makes available, a Revolving Credit Lender's Revolving Credit Percentage Commitment of one or more Revolving Credit Loans, or any other amount to be made available hereunder or under any of the Loan Documents, which amount a Revolving Credit Lender (a "Delinquent Revolving Credit Lender") fails to provide to the Agent within One (1) Business Day of written notice of such failure, then:

(i) The amount which had been made available by the Agent is an "Agent's Cover" (and is so referred to herein).

                     (ii) All interest paid by the Borrowers on account of the Revolving Credit Loan or coverage of the subject L/C Drawing which consist of the Agent's Cover shall be retained by the Agent until the Agent's Cover, with interest, has been paid.

                     (iii) The Delinquent Revolving Credit Lender shall pay to the Agent, on demand, interest at a rate equal to the prevailing federal funds rate on any Agent's Cover in respect of that Delinquent Revolving Credit Lender

                     (iv) The Agent shall have succeeded to all rights to payment to which the Delinquent Revolving Credit Lender otherwise would have been entitled hereunder in respect of those amounts paid by or in respect of the Borrowers on account of the Agent's Cover together with interest until it is repaid. Such payments shall be deemed made first towards the amounts in respect of which the Agent's Cover was provided and only then towards amounts in which the Delinquent Revolving Credit Lender is then participating. For purposes of distributions to be made pursuant to Section 13.3(a) (which relates to ordinary course distributions) or Section 14.6 (which relates to distributions of proceeds of a Liquidation) below, amounts shall be deemed distributable to a Delinquent Revolving Credit Lender (and consequently, to the Agent to the extent to which the Agent is then entitled) at the highest level of distribution (if applicable) at which the Delinquent Revolving Credit Lender would otherwise have been entitled to a distribution.

(v) Subject to Subsection 13.2(c)(iv), the Delinquent Revolving Credit Lender shall be entitled to receive any payments from the Borrowers to which the Delinquent Revolving Credit Lender is then entitled, provided however there shall be deducted from such amount and retained by the Agent any interest to which the Agent is then entitled on account of Section 13.2(c)(ii), above.

                     (d) A Delinquent Revolving Credit Lender shall not be relieved of any obligation of such Delinquent Revolving Credit Lender hereunder (all and each of which shall constitute continuing obligations on the part of any Delinquent Revolving Credit Lender).

                     (e) A Delinquent Revolving Credit Lender may cure its status as a Delinquent Revolving Credit Lender by paying the Agent the aggregate of the following:

(i) The Agent's Cover (to the extent not previously repaid by the Borrowers and retained by the Agent in accordance with Subsection 13.2(c)(iv)), above) with respect to that Delinquent Revolving Credit Lender.

                     Plus

                     (ii) The aggregate of the amount payable under Subsection 13.2(c)(iii), above (which relates to interest to be paid by that Delinquent Revolving Credit Lender).

                     Plus

(iii) All such costs and expenses as may be incurred by the Agent in the enforcement of the Agent's rights against such Delinquent Revolving Credit Lender.

           13.3. Ordinary Course Distributions. (This Section 13.3 applies unless the provisions of Section 14.6 (which relates to distributions in the event of a Liquidation) becomes operative).

                     (a) On such day as may be set from time to time by the Agent (or more frequently at the Agent's option) the Agent and each Revolving Credit Lender shall settle up on amounts advanced under the Revolving Credit and collected funds received in the Blocked Account.

                     (b) The Agent shall distribute to each Revolving Credit Lender, such Person's respective pro-rata share of principal, fees, and interest payments on the Revolving Credit Loans when actually received and collected by the Agent (excluding the One (1) Business Days for settlement provided for in Section 7.3(a), which shall be for the account of the Agent only). For purposes of calculating interest due to a Revolving Credit Lender, that Revolving Credit Lender shall be entitled to receive interest on the actual amount contributed by that Revolving Credit Lender towards the principal balance of the Revolving Credit Loans outstanding during the applicable period covered by the interest payment made by the Borrowers. Any net principal reductions to the Revolving Credit Loans received by the Agent in accordance with the Loan Documents during such period shall not reduce such actual amount so contributed, for purposes of calculation of interest due to that Revolving Credit Lender, until the Agent has distributed to that Revolving Credit Lender its pro-rata share thereof.

                     (c) No Revolving Credit Lender shall have any interest in, or right to receive any part of any interest which reflects "float" as described in the proviso included in Section7.3(a). Any such float shall be for the account of the Agent only.

                     (d) No Revolving Credit Lender shall have any interest in, or right to receive any part of, the Agent's Fee to be paid by the Borrowers to the Agent pursuant to this Agreement.

                     (e) Any amount received by the Agent as reimbursement for any cost or expense (including without limitation, attorneys' reasonable fees) shall be distributed by the Agent to that Person which is entitled to such reimbursement as provided in this Agreement (and if such Person(s) is (are) the Revolving Credit Lenders, pro-rata based upon their respective Revolving Credit Commitment Percentages at the date on which the expense, in respect of which such reimbursement is being made, was incurred).

                     (f) Each distribution pursuant to this Section 13.3 is subject to Section 13.2(c), above.

Article 14 Acceleration and Liquidation:

           Subject to and only to the extent permitted by the terms and conditions of the Designation and in compliance with Section 16.5 of the Disney License Agreement:

           14.1. Acceleration Notices

                     (a) The Agent may give the Revolving Credit Lenders an Acceleration Notice at any time following the occurrence of an Event of Default.

                     (b) The SuperMajority Lenders may give the Agent an Acceleration Notice at any time following the occurrence of an Event of Default. Such notice may be by multiple counterparts, provided that counterparts executed by the requisite Revolving Credit Lenders are received by the Agent within a period of five (5) consecutive Business Days.

           14.2. Acceleration. Unless stayed by judicial or statutory process, the Agent shall Accelerate the Liabilities on account of the Revolving Credit within a commercially reasonable time following:

(a) The Agent's giving of an Acceleration Notice to the Revolving Credit Lenders as provided in Section 14.1(a).

(b) The Agent's receipt of an Acceleration Notice from the SuperMajority Lenders, in compliance with Section 14.1(b).

           14.3. Initiation of Liquidation Unless stayed by judicial or statutory process, a Liquidation shall be initiated by the Agent within a commercially reasonable time following Acceleration of Liabilities on account of the Revolving Credit. The Agent shall provide written notice of the initiation of any Liquidation to the Walt Disney Companies.

           14.4. Actions At and Following Initiation of Liquidation

                     (a) At the initiation of a Liquidation the Agent and the Revolving Credit Lenders shall "net out" each Revolving Credit Lender's respective contributions towards the Revolving Credit Loans, so that each Revolving Credit Lender holds that Revolving Credit Lender's Revolving Credit Percentage Commitment of the Revolving Credit Loans and advances.

                     (b) Following the initiation of a Liquidation, each Revolving Credit Lender shall contribute, towards any L/C thereafter honored and not immediately reimbursed by the Borrowers, that Revolving Credit Lender's Revolving Credit Percentage Commitment of such honoring.

           14.5. Agent's Conduct of Liquidation

                     (a) Any Liquidation shall be conducted by the Agent, with the advice and assistance of the Revolving Credit Lenders.

                     (b) The Agent may establish one or more Nominees to "bid in" or otherwise acquire ownership to any Post Foreclosure Asset.

                     (c) The Agent shall manage the Nominee and manage and dispose of any Post Foreclosure Assets with a view towards the realization of the economic benefits of the ownership of the Post Foreclosure Assets and in such regard, the Agent and/or the Nominee may operate, repair, manage, maintain, develop, and dispose of any Post Foreclosure Asset in such manner as the Agent determines as appropriate under the circumstances.

                     (d) The Agent may decline to undertake or to continue taking a course of action or to execute an action plan (whether proposed by the Agent or any Revolving Credit Lender) unless indemnified to the Agent's satisfaction by the Revolving Credit Lenders against any and all liability and expense which may be incurred by the Agent by reason of taking or continuing to take that course of action or action plan.

                     (e) Each Revolving Credit Lender shall execute all such instruments and documents not inconsistent with the provisions of this Agreement as the Agent and/or the Nominee reasonably may request with respect to the creation and governance of any Nominee, the conduct of the Liquidation, and the management and disposition of any Post Foreclosure Asset.

                     (f) The Agent shall provide written notice of the material courses of action undertaken in a Liquidation to the Walt Disney Companies.

           14.6. Distribution of Liquidation Proceeds:

                     (a) The Agent may establish one or more reasonably funded reserve accounts into which proceeds of the conduct of any Liquidation may be deposited in anticipation of future expenses which may be incurred by the Agent in the exercise of rights as a secured creditor of the Borrowers and prior claims which the Agent anticipates may need to be paid.

                     (b) The Agent shall distribute the net proceeds of Liquidation in accordance with the relative priorities set forth in Section 14.7.

                     (c) Each Revolving Credit Lender, on the written request of the Agent and/or any Nominee, not more frequently than once each month, shall reimburse the Agent and/or any Nominee, Pro-Rata, for any cost or expense reasonably incurred by the Agent and/or the Nominee in the conduct of a Liquidation, which amount is not covered out of current proceeds of the Liquidation, which reimbursement shall be paid over to and distributed by the Agent.

           14.7. Relative Priorities To Proceeds of Liquidation

                     (a) All distributions of proceeds of a Liquidation shall be net of payment over to the Agent as reimbursement for all reasonable third party costs and expenses incurred by the Agent and to Lenders' Special Counsel and to any funded reserve established pursuant to Section 14.6(a).

                     (b) The proceeds of a Liquidation, net of those amounts described in Section 13.2(c)(iv), shall be distributed based on the following priorities:

(i) To the Revolving Credit Lenders (other than any Delinquent Revolving Credit Lender), pro-rata, to those fees distributable hereunder to the Revolving Credit Lenders; and then

                     (ii) To the Revolving Credit Lenders (other than any Delinquent Revolving Credit Lender), pro-rata, to accrued interest on the Revolving Credit; and then

                     (iii) To the Revolving Credit Lenders (other than any Delinquent Revolving Credit Lender), pro-rata, to the unpaid principal balance of the Revolving Credit (including amounts necessary to cover any undrawn L/C's); and then

                     (iv) To any Delinquent Revolving Credit Lenders, pro-rata to amounts to which such Revolving Credit Lenders otherwise would have been entitled pursuant to Sections 14.7(b)(i), 14.7(b)(ii), 14.7(b)(iii); and then

                     (v) To the Revolving Credit Lenders, pro-rata, to the extent of the Revolving Credit Early Termination Fee; and then

(vi) To any other Liabilities.

Article 15 The Agent:

           15.1. Appointment of The Agent

                     (a) Each Lender appoints and designates Wells Fargo Retail Finance, LLC as the "Agent" hereunder and under the Loan Documents.

                     (b) Each Revolving Credit Lender authorizes the Agent:

(i) To execute those of the Loan Documents and all other instruments relating thereto to which the Agent is a party.

(ii) To take such action on behalf of the Revolving Credit Lenders and to exercise all such powers as are expressly delegated to the Agent hereunder and in the Loan Documents and all related documents, together with such other powers as are reasonably incident thereto.

           15.2. Responsibilities of Agent

                     (a) The Agent shall not have any duties or responsibilities to, or any fiduciary relationship with, any Revolving Credit Lender except for those expressly set forth in this Agreement.

                     (b) Neither the Agent nor any of its Affiliates shall be responsible to any Revolving Credit Lender for any of the following:

(i) Any recitals, statements, representations or warranties made by any Borrower or any other Person.

                     (ii) Any appraisals or other assessments of the assets of any Borrower or of any other Person responsible for or on account of the Liabilities.

                     (iii) The value, validity, effectiveness, genuineness, enforceability, or sufficiency of the Loan Agreement, the Loan Documents or any other document referred to or provided for therein.

(iv) Any failure by any Borrower or any other Person (other than the Agent) to perform its obligations under the Loan Documents.

                     (c) The Agent may employ attorneys, accountants, and other professionals and agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such attorneys, accountants, and other professionals or agents or attorneys-in-fact selected by the Agent with reasonable care. No such attorney, accountant, other professional, agent, or attorney-in-fact shall be responsible for any action taken or omitted to be taken by any other such Person.

                     (d) Neither the Agent, nor any of its directors, officers, or employees shall be responsible for any action taken or omitted to be taken or omitted to be taken by any other of them in connection herewith in reliance upon advice of its counsel nor, in any other event except for any action taken or omitted to be taken as to which a final judicial determination has been or is made (in a proceeding in which such Person has had an opportunity to be heard) that such Person had acted in a grossly negligent manner, in actual bad faith, or in willful misconduct.

                     (e) The Agent shall not have any responsibility in any event for more funds than the Agent actually receives and collects.

                     (f) The Agent, in its separate capacity as a Lender, shall have the same rights and powers hereunder as any other Lender.

           15.3. Concerning Distributions By the Agent

                     (a) The Agent in the Agent's reasonable discretion based upon the Agent's determination of the likelihood that additional payments will be received, expenses incurred, and/or claims made by third parties to all or a portion of such proceeds, may delay the distribution of any payment received on account of the Liabilities.

                     (b) The Agent may disburse funds prior to determining that the sums which the Agent expects to receive have been finally and unconditionally paid to the Agent. If and to the extent that the Agent does disburse funds and it later becomes apparent that the Agent did not then receive a payment in an amount equal to the sum paid out, then any Revolving Credit Lender to whom the Agent made the funds available, on demand from the Agent, shall refund to the Agent the sum paid to that person.

                     (c) If, in the opinion of the Agent, the distribution of any amount received by the Agent might involve the Agent in liability, or might be prohibited hereby, or might be questioned by any Person, then the Agent may refrain from making distribution until the Agent's right to make distribution has been adjudicated by a court of competent jurisdiction.

                     (d) The proceeds of any Revolving Credit Lender's exercise of any right of, or in the nature of, set-off shall be deemed, First, to the extent that a Revolving Credit Lender is entitled to any distribution hereunder, to constitute such distribution and Second, shall be shared with the other Revolving Credit Lenders as if distributed pursuant to (and shall be deemed as distributions under) Section 14.7.

                     (e) Each Revolving Credit Lender recognizes that the crediting of the Borrowers with the "proceeds" of any transaction in which a Post Foreclosure Asset is acquired is a non-cash transaction and that, in consequence, no distribution of such "proceeds" will be made by the Agent to any Lender.

                     (f) In the event that (x) a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid or disgorged or (y) those Lenders adversely affected thereby determine to effect such repayment or disgorgement, then each Revolving Credit Lender to which any such distribution shall have been made shall repay, to the Agent which had made such distribution, that Revolving Credit Lender's Pro-Rata share of the amount so adjudged or determined to be repaid or disgorged.

           15.4. Dispute Resolution: Any dispute among the Revolving Credit Lenders and/or the Agent concerning the interpretation, administration, or enforcement of the financing arrangements contemplated by this or any other Loan Document or the interpretation or administration of this or any other Loan Document which cannot be resolved amicably shall be resolved in the United States District Court for the District of Massachusetts, sitting in Boston or in the Superior Court of Suffolk County, Massachusetts, to the jurisdiction of which courts each Revolving Credit Lender hereto hereby submits.

           15.5. Distributions of Notices and Other Documents The Agent will forward to each Revolving Credit Lender, promptly after the Agent's receipt thereof, a copy of each notice or other document furnished to the Agent pursuant to this Agreement, including monthly, quarterly, and annual financial statements received from the Lead Borrower pursuant to Article 4.28 of this Agreement, other than any of the following:

(a) Routine communications associated with requests for Revolving Credit Loans and/or the issuance of L/C's.

          (b) Routine or nonmaterial communications.

          (c) Any notice or document required by any of the Loan Documents to be furnished to the Revolving Credit Lenders by the Lead Borrower.

(d) Any notice or document of which the Agent has knowledge that such notice or document had been forwarded to the Revolving Credit Lenders other than by the Agent.

           15.6. Confidential Information

                     (a) Each Revolving Credit Lender and any Participant will maintain, as confidential, all of the following:

(i) Proprietary approaches, techniques, and methods of analysis which are applied by the Agent in the administration of the credit facility contemplated by this Agreement.

                     (ii) Proprietary forms and formats utilized by the Agent in providing reports to the Revolving Credit Lenders pursuant hereto, which forms or formats are not of general currency.

                     (iii) The results of financial examinations, reviews, inventories, analysis, appraisals, and other information concerning, relating to, or in respect of any Borrower and prepared by or at the request of, or furnished to any of, the Revolving Credit Lenders by or on behalf of the Agent.

(iv) None of the Agent or the Revolving Credit Lenders shall in any manner whatsoever, directly or indirectly, disclose any confidential information (including without limitation any of the Licensed Materials, as defined in the Disney License Agreement) of the Disney Companies to any Person.

                     (b) Nothing included herein shall prohibit the disclosure of any such information as may be required to be provided by judicial process or by regulatory authorities having jurisdiction over any party to this Agreement.

           15.7. Reliance by Agent The Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, telex, or facsimile) reasonably believed by the Agent to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of attorneys, accountants and other experts selected by the Agent. As to any matters not expressly provided for in this Agreement, any Loan Document, or in any other document referred to therein, the Agent shall in all events be fully protected in acting, or in refraining from acting, in accordance with the applicable Consent required by this Agreement. Instructions given with the requisite Consent shall be binding on all Revolving Credit Lenders.

           15.8. Non-Reliance on Agent and Other Revolving Credit Lenders

                     (a) Each Revolving Credit Lender represents to all other Revolving Credit Lenders and to the Agent that such Revolving Credit Lender:

(i) Independently and without reliance on any representation or act by Agent or by any other Revolving Credit Lender, and based on such documents and information as that Revolving Credit Lender has deemed appropriate, has made such Revolving Credit Lender's own appraisal of the financial condition and affairs of the Borrowers and decision to enter into this Agreement.

(ii) Has relied upon that Revolving Credit Lender's review of the Loan Documents by that Revolving Credit Lender and by counsel to that Revolving Credit Lender as that Revolving Credit Lender deemed appropriate under the circumstances.

                     (b) Each Revolving Credit Lender agrees that such Revolving Credit Lender, independently and without reliance upon Agent or any other Revolving Credit Lender, and based upon such documents and information as such Revolving Credit Lender shall deem appropriate at the time, will continue to make such Revolving Credit Lender's own appraisals of the financial condition and affairs of the Borrowers when determining whether to take or not to take any discretionary action under this Agreement.

                     (c) The Agent, in the discharge of that Agent's duties hereunder, shall not

(i) Be required to make inquiry of, or to inspect the properties or books of, any Person.

(ii) Have any responsibility for the accuracy or completeness of any financial examination, review, inventory, analysis, appraisal, and other information concerning, relating to, or in respect of any Borrower and prepared by or at the request of, or furnished to any of, the Revolving Credit Lenders by or on behalf of the Agent.

                     (d) Except for notices, reports, and other documents and information expressly required to be furnished to the Revolving Credit Lenders by the Agent hereunder (as to which, see Section 15.5), the Agent shall not have any affirmative duty or responsibility to provide any Lender with any credit or other information concerning any Person, which information may come into the possession of Agent or any Affiliate of the Agent.

                     (e) Each Revolving Credit Lender, at such Revolving Credit Lender's request, shall have reasonable access to all nonprivileged documents in the possession of the Agent, which documents relate to the Agent's performance of its duties hereunder.

           15.9. Indemnification Without limiting the liabilities of the Borrowers under any this or any of the other Loan Documents, each Revolving Credit Lender shall indemnify the Agent, Pro-Rata, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including attorneys' reasonable fees and expenses and other out-of-pocket expenditures) which may at any time be imposed on, incurred by, or asserted against the Agent and in any way relating to or arising out of this Agreement or any other Loan Document or any documents contemplated by or referred to therein or the transactions contemplated thereby or the enforcement of any of terms hereof or thereof or of any such other documents, provided, however, no Revolving Credit Lender shall be liable for any of the foregoing to the extent that any of the foregoing arises from any action taken or omitted to be taken by the Agent as to which a final judicial determination has been or is made (in a proceeding in which the Agent has had an opportunity to be heard) that the Agent had acted in a grossly negligent manner, in actual bad faith, or in willful misconduct.

          15.10. Resignation of Agent

                     (a) The Agent may resign at any time by giving 60 days prior written notice thereof to the Revolving Credit Lenders. Upon receipt of any such notice of resignation, the SuperMajority Lenders shall have the right to appoint a successor to such Agent (and if no Event of Default has occurred, with the consent of the Lead Borrower, not to be unreasonably withheld and, in any event, deemed given by the Lead Borrower if no written objection is provided by the Lead Borrower to the (resigning) Agent within seven (7) Business Days notice of such proposed appointment). If a successor Agent shall not have been so appointed and accepted such appointment within 30 days after the giving of notice by the resigning Agent, then the resigning Agent may appoint a successor Agent, which shall be a financial institution having a combined capital and surplus in excess of $100 Million. The consent of the Lead Borrower otherwise required by this Section 15.10(a) shall not be required if an Event of Default has occurred.

                     (b) Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor shall thereupon succeed to, and become vested with, all the rights, powers, privileges, and duties of the (resigning) Agent so replaced, and the (resigning) Agent shall be discharged from the (resigning) Agent's duties and obligations hereunder, other than on account of any responsibility for any action taken or omitted to be taken by the (resigning) Agent as to which a final judicial determination has been or is made (in a proceeding in which the (resigning) Person has had an opportunity to be heard) that such Person had acted in a grossly negligent manner or in bad faith.

                     (c) After any retiring Agent's resignation, the provisions of this Agreement and of all other Loan Documents shall continue in effect for the retiring Person's benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

           15.11. Documentation Agent; Co-Agent. Notwithstanding the provisions of this Agreement or any of the other Loan Documents, Congress Financial Corporation (New England) (in its capacity as Documentation Agent, as opposed to its capacity as a Revolving Credit Lender), and LaSalle Retail Finance, a division of LaSalle Business Credit LLC (in its capacity as Co-Agent, as opposed to its capacity as a Revolving Credit Lender) shall have no powers, rights, duties, responsibilities, or liabilities with respect to this Agreement and the other Loan Documents, nor shall Congress Financial Corporation (New England) or LaSalle Retail Finance, a division of LaSalle Business Credit LLC, have or be deemed to have any fiduciary relationship with any Lender.

Article 16 Action By Agents - Consents - Amendments - Waivers:

           16.1. Administration of Credit Facilities

                     (a) Except as otherwise specifically provided in this Agreement, the Agent may take any action with respect to the credit facility contemplated by the Loan Documents as the Agent determines to be appropriate , provided, however, the Agent is not under any affirmative obligation to take any action which it is not required by this Agreement or the Loan Documents specifically to so take.

                     (b) Except as specifically provided in the following Sections of this Agreement, whenever a Loan Document or this Agreement provides that action may be taken or omitted to be taken in an Agent's discretion, the Agent shall have the sole right to take, or refrain from taking, such action without, and notwithstanding, any vote of the Revolving Credit Lender:

Actions Described in Section 16.2 16.3 16.4 16.5 16.6	Type of Consent Required Majority Lenders SuperMajority Lenders Certain Consent Unanimous Consent Consent of the Agent

                     (c) The rights granted to the Revolving Credit Lenders in those sections referenced in Section 16.1(b) shall not otherwise limit or impair the Agent's exercise of its discretion under the Loan Documents.

           16.2. Actions Requiring or On Direction of Majority Lenders Except as otherwise provided in this Agreement, the Consent or direction of the Majority Lenders is required for any amendment, waiver, or modification of any Loan Document.

           16.3. Actions Requiring or On Direction of SuperMajority Lenders The Consent or direction of the SuperMajority Lenders is required as follows:

(a) The SuperMajority Lenders may direct the Agent to require the prompt repayment of Protective OverAdvances that have been outstanding for more than Sixty (60) consecutive Business Days (the Revolving Credit Lenders recognizing that, except as described in this Section 16.3(a), any loan or advance under the Revolving Credit which results in a Protective OverAdvance may be made by the Agent in its discretion without the Consent of the Revolving Credit Lenders and that each Revolving Credit Lender shall be bound thereby.

(b) The SuperMajority Lenders may direct the Agent to suspend the Revolving Credit (including the making of any Protective OverAdvances), if any Borrower is then In Default, following which direction, and for as long as a Borrower is In Default, the only Revolving Credit Loans which may be made are the following:

(i) Protective OverAdvances not otherwise terminated as provided in 16.3(a).

                     (ii) Revolving Credit Loans made to "cover" the honoring of L/C's.

(iii) Revolving Credit Loans made with Consent of the SuperMajority Lenders.

(c) The SuperMajority Lenders may undertake the following if an Event of Default has occurred and not been duly waived, :

(i) Give the Agent an Acceleration Notice in accordance with Section 14.1(b).

(ii) Direct the Agent to increase the rate of interest to the default rate of interest as provided in, and to the extent permitted by, this Agreement.

           16.4. Action Requiring Certain Consent The Consent or direction of the following is required for the following actions:

(a) Any forgiveness of all or any portion of any payment Liability: All Lenders whose payment Liability is being so forgiven: (other than any Delinquent Revolving Credit Lender).

          (b) Any decrease in any interest rate or fee payable under any of the Loan Documents (other than any fee payable to the Agent (for which the consent of the Agent shall be required): Any Lenders adversely affected thereby (other than any Delinquent Revolving Credit Lender).

(c) Any waiver, amendment, or modification which has the effect of increasing any Revolving Credit Dollar Commitment or Revolving Credit Percentage Commitment shall be subject to the Consent of all Revolving Credit Lenders (other than any Delinquent Revolving Credit Lender) except that no Consent shall be required for any such increase which is the result of the application of the following Sections of this Agreement:

(i) Section 16.9 (which relates to NonConsenting Revolving Credit Lenders). (ii) Section 17.1 (which relates to assignments and assumptions).

(d) Volitional Disgorgement as described in 15.3(f): Each Lender (other than any Delinquent Revolving Credit Lender) which is adversely affected thereby.

           16.5. Actions Requiring or Directed By Unanimous Consent None of the following may take place except with Unanimous Consent:

(a) Any release of a material portion of the Collateral, but such Consent to such release is not required if any of the following conditions is satisfied:

(i) Such release is otherwise required or provided for in the Loan Documents.

                     (ii) Such release is being made to facilitate a Liquidation.

(iii) No OverLoan exists immediately after giving effect to the application to the Loan Account of the net proceeds received on account of the transaction in which such release is made.

                     (b) Any affirmative subordination of the Liabilities to any material obligation of any Borrower, unless such subordination is otherwise required pursuant to, or is permitted by this Agreement.

(a) Any amendment of the Definitions of "Borrowing Base" or "Availability" or of any Definition of any component thereof, such that more credit would be available to the Borrowers, based on the same assets, as would have been available to the Borrowers immediately prior to such amendment , it being understood, however, that:

(i) The foregoing shall not limit the adjustment by the Agent of any reserve in the Agent's administration of the Revolving Credit as otherwise permitted by this Agreement.

          (ii) The foregoing shall not prevent the Agent, in its administration of the Revolving Credit, from restoring any component of Borrowing Base which had been lowered by the Agent back to the value of such component, as stated in this Agreement or to an intermediate value.

(iii) The amendment of any financial performance covenant to which direct or indirect reference is made in the Definition of "Availability" or "Borrowing Base" or in the Definition of any component thereof shall be subject to amendment as otherwise provided in this Agreement (and by Consent of the Majority Lenders if not subject to any other specific provision of this Agreement).

(b) Any release of any Person obligated on account of the Liabilities.

          (c) Any amendment or modification to the date on which any payment of principal, interest, fees, or other Liabilities are to be paid, including any extension of the Maturity Date.

(d) The making of any Revolving Credit Loan which, when made, exceeds Availability and is not a Protective OverAdvance, subject, however, to the following:

(i) No Consent is required in connection with the making of any Revolving Credit Loan to "cover" any honoring of a drawing under any L/C.

(ii) Each Lender recognizes that subsequent to the making of a Revolving Credit Loan which does not constitute a Protective OverAdvance, the unpaid principal balance of the Loan Account may exceed Borrowing Base on account of changed circumstances beyond the control of the Agent (such as a drop in collateral value).

(e) Any amendment which has the effect of limiting the Agent's right or ability to make Protective OverAdvances.

          (f) The waiver of the obligation of the Borrowers to reduce the unpaid principal balance of loans under the Revolving Credit to an amount so that no OverLoan (other than a Protective OverAdvance) is outstanding.

          (g) Any amendment of Section 7.2(b).

          (h) Any amendment of Section 14.7.

          (i) Any amendment of this Article 16.

          (j) Amendment of any of the following Definitions:

                                "Majority Lender"

                                "Protective OverAdvance"

                                "SuperMajority Lenders

"Unanimous Consent"

           16.6. Actions Requiring Agent's Consent. No action, amendment, or waiver of compliance with, any provision of the Loan Documents or of this Agreement which affects the Agent in its capacity as Agent may be undertaken without the written consent of the Agent.(b) No action referenced herein which affects the rights, duties, obligations, or liabilities of the Agent shall be effective without the written consent of the Agent.

          16.7. Miscellaneous Actions

                     (a) Notwithstanding any other provision of this Agreement, no single Revolving Credit Lender independently may exercise any right of action or enforcement against or with respect to any Borrower.

                     (b) The Agent shall be fully justified in failing or refusing to take action under this Agreement or any Loan Document on behalf of any Revolving Credit Lender unless the Agent shall first

(i) receive such clear, unambiguous, written instructions as the Agent deems appropriate; and

(ii) be indemnified to the Agent's satisfaction by the Revolving Credit Lenders against any and all liability and expense which may be incurred by the Agent by reason of taking or continuing to take any such action, unless such action had been grossly negligent, in willful misconduct, or in bad faith.

                     (c) The Agent may establish reasonable procedures for the providing of direction and instructions from the Revolving Credit Lenders to the Agent, including its reliance on multiple counterparts, facsimile transmissions, and time limits within which such direction and instructions must be received in order to be included in a determination of whether the requisite Lenders have provided their direction, Consent, or instructions.

           16.8. Actions Requiring Lead Borrower's Consent The Lead Borrower's consent is required for any amendment of this Agreement, except that each of the following Articles of this Agreement may be amended without the consent of the Lead Borrower:

Article 12 13 14 15 16	Title of Article Revolving Credit Fundings and Distributions Acceleration and Liquidation The Agent Action By Agents - Consents - Amendments - Waivers Assignments and Participations

           16.9. NonConsenting Revolving Credit Lender

                     (a) In the event that a Revolving Credit Lender (in this Section 16.9, a "NonConsenting Revolving Credit Lender") does not provide its Consent to a proposal by the Agent to take action which requires consent under this Article 15, then one or more Revolving Credit Lenders who provided Consent to such action may require the assignment, without recourse and in accordance with the procedures outlined in Section 17.1, below, of the NonConsenting Revolving Credit Lender's commitment hereunder on fifteen (15) days written notice to the Agent and to the NonConsenting Revolving Credit Lender.

                     (b) At the end of such fifteen (15) days, and provided that the NonConsenting Revolving Credit Lender delivers the Revolving Credit Note held by the NonConsenting Revolving Credit Lender to the Agent, the Revolving Credit Lenders who have given such written notice shall Transfer the following to the NonConsenting Revolving Credit Lender:

(i) Such NonConsenting Revolving Credit Lender's Pro-Rata share of the principal and interest of the Revolving Credit Loans to the date of such assignment.

                     (ii) All fees distributable hereunder to the NonConsenting Revolving Credit Lender to the date of such assignment.

(iii) Any out-of-pocket costs and expenses for which the NonConsenting Revolving Credit Lender is entitled to reimbursement from the Borrowers.

                     (c) In the event that the NonConsenting Revolving Credit Lender fails to deliver to the Agent the Revolving Credit Note held by the NonConsenting Revolving Credit Lender as provided in Section 16.9(b) (other than as a result of the subject Revolving Credit Note having been lost or destroyed, in which event an appropriate lost note affidavit and indemnity shall suffice), then:

(i) The amount otherwise to be Transferred to the NonConsenting Revolving Credit Lender shall be Transferred to the Agent and held by the Agent, without interest, to be turned over to the NonConsenting Revolving Credit Lender upon delivery of the Revolving Credit Note held by that NonConsenting Revolving Credit Lender.

                     (ii) The Revolving Credit Note held by the NonConsenting Revolving Credit Lender shall have no force or effect whatsoever.

                     (iii) The NonConsenting Revolving Credit Lender shall cease to be a "Revolving Credit Lender".

(iv) The Revolving Credit Lender(s) which have Transferred the amount to the Agent as described above shall have succeeded to all rights and become subject to all of the obligations of the NonConsenting Revolving Credit Lender as "Revolving Credit Lender".

                     (d) In the event that more than One (1) Revolving Credit Lender wishes to require such assignment, the NonConsenting Revolving Credit Lender's commitment hereunder shall be divided among such Revolving Credit Lenders, pro-rata based upon their respective Revolving Credit Percentage Commitments, with the Agent coordinating such transaction.

                     (e) The Agent shall coordinate the retirement of the Revolving Credit Note held by the NonConsenting Revolving Credit Lender and the issuance of Revolving Credit Notes to those Revolving Credit Lenders which "take-out" such NonConsenting Revolving Credit Lender, provided, however, no processing fee otherwise to be paid as provided in Section 17.2(b) shall be due under such circumstances.

Article 17 Assignments By Revolving Credit Lenders:

           17.1. Assignments and Assumptions:

                     (a) Except as provided herein, each Revolving Credit Lender (in this Section 17.1(a), an "Assigning Revolving Credit Lender") may assign to one or more Eligible Assignees (in this Section 17.1(a), each an "Assignee Revolving Credit Lender") all or a portion of that Revolving Credit Lender's interests, rights and obligations under this Agreement and the Loan Documents (including all or a portion of its Commitment) and the same portion of the Revolving Credit Loans at the time owing to it, and of the Revolving Credit Note held by the Assigning Revolving Credit Lender, provided that:

(i) The Agent shall have given its prior written consent to such assignment, which consent shall not be unreasonably withheld, but need not be given if the proposed assignment would result in any resulting Revolving Credit Lender's having a Dollar Commitment of less than the "minimum hold" amount specified in Section 17.1(a)(iv) or if there would be more than Three (3) Revolving Credit Lenders.

                     (ii) So long as no Default or Event of Default then exists, the Lead Borrower shall have given its prior written consent to such assignment, which consent shall not be unreasonably withheld.

                     (iii) Each such assignment shall be of a constant, and not a varying, percentage of all the Assigning Revolving Credit Lender's rights and obligations under this Agreement.

                     (iv) Following the effectiveness of such assignment, the Assigning Revolving Credit Lender's Dollar Commitment (if not an assignment of all of the Assigning Revolving Credit Lender's Commitment) shall not be less than $5,000,000.00.

(v) Anything contained herein to the contrary notwithstanding, the consent of the Agent shall not be required (and payment of any fees shall not be required) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Assigning Revolving Credit Lender.

           17.2. Assignment Procedures. (This Section 17.2 describes the procedures to be followed in connection with an assignment effected pursuant to this Article 17 and permitted by Section 17.1).

                     (a) The parties to such an assignment shall execute and deliver to the Agent, for recording in the Register, an Assignment and Acceptance substantially in the form of EXHIBIT 16.1, annexed hereto.

                     (b) The Assigning Revolving Credit Lender shall deliver to the Agent, with such Assignment and Acceptance, the Revolving Credit Note held by the subject Assigning Revolving Credit Lender and the Agent's processing fee of $2,500.00, provided, however, no such processing fee shall be due where the Assigning Revolving Credit Lender is one of the Revolving Credit Lenders at the initial execution of this Agreement.

                     (c) The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Revolving Credit Lenders and of the Revolving Credit Percentage Commitment and Revolving Credit Percentage Commitment of each Revolving Credit Lender. The Register shall be available for inspection by the Revolving Credit Lenders at any reasonable time and from time to time upon reasonable prior notice. In the absence of manifest error, the entries in the Register shall be conclusive and binding on all Revolving Credit Lenders. The Agent and the Revolving Credit Lenders may treat each Person whose name is recorded in the Register as a "Revolving Credit Lender" hereunder for all purposes of this Agreement.

                     (d) The Assigning Revolving Credit Lender and Assignee Revolving Credit Lender, directly between themselves, shall make all appropriate adjustments in payments for periods prior to the effective date of an Assignment and Assumption.

          17.3. Effect of Assignment.

                     (a) From and after the effective date specified in an Assignment and Acceptance which has been executed, delivered, and recorded (which effective date the Agent may delay by up to Five (5) Business Days after the delivery of such Assignment and Acceptance):

(i) The Assignee Revolving Credit Lender:

(A) Shall be a party to this Agreement and the Loan Documents (and to any amendments thereof) as fully as if the Assignee Revolving Credit Lender had executed each.

(B) Shall have the rights of a Revolving Credit Lender hereunder to the extent of the Revolving Credit Percentage Commitment and Revolving Credit Percentage Commitment assigned by such Assignment and Acceptance.

(ii) The Assigning Revolving Credit Lender shall be released from the Assigning Revolving Credit Lender's obligations under this Agreement and the Loan Documents to the extent of the Commitment assigned by such Assignment and Acceptance.

(iii) The Agent shall undertake to obtain and distribute replacement Revolving Credit Notes to the subject Assigning Revolving Credit Lender and Assignee Revolving Credit Lender.

                     (b) By executing and delivering an Assignment and Acceptance, the parties thereto confirm to and agree with each other and with all parties to this Agreement as to those matters which are set forth in the subject Assignment and Acceptance.

Article 18 Notices:

           18.1. Notice Addresses. All notices, demands, and other communications made in respect of any Loan Document (other than a request for a loan or advance or other financial accommodation under the Revolving Credit) shall be made to the following addresses, each of which may be changed upon seven (7) days written notice to all others given by certified mail, return receipt requested:

If to the Agent:

Wells Fargo Retail Finance, LLC
One Boston Place - - 18th Floor
Boston, Massachusetts 02108
Attention : David Molinario
                   Vice President
Fax : 617-523-4029

With a copy to:

Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attention : Donald E. Rothman, Esquire
Fax : 617-880-3456

If to the Lead Borrower and all Borrowers:

The Disney Store, LLC
c/o The Children's Place Retail Stores, Inc.
915 Secaucus Road
Secaucus, New Jersey 07049
Attention : Chief Financial Officer
Fax : 201-558-2847

With a copy to:

The Children's Place Stores, Inc.
915 Secaucus Road
Secaucus, New Jersey 07094
Attention : Chief Financial Officer
Fax : 201-558-2837

With a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038-4928
Attention : Jeffrey Lowental, Esq.
Fax : 212-806-6006

18.2. Notice Given.

                     (a) Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

(i) By mail: the sooner of when actually received or Three (3) days following deposit in the United States mail, postage prepaid.

                     (ii) By recognized overnight express delivery: the Business Day following the day when sent.

                     (iii) By Hand: If delivered on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, when delivered. Otherwise, at the opening of the then next Business Day.

(iv) By Facsimile transmission (which must include a header on which the party sending such transmission is indicated): If sent on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, one (1) hour after being sent. Otherwise, at the opening of the then next Business Day.

                     (b) Rejection or refusal to accept delivery and inability to deliver because of a changed address or Facsimile Number for which no due notice was given shall each be deemed receipt of the notice sent.

           18.3. Wire Instructions. Notice Given. Subject to change in the same manner that a notice address may be changed (as to which, see Section 18.1), wire transfers to the Agent shall be made in accordance with the following wire instructions:

Wells Fargo Bank San Francisco, CA ABA # 121-000-248 Wells Fargo Retail Finance, LLC Account Number - 4945088607 : Disney Stores N. A., Inc.

Article 19 Term:

           19.1. Termination of Revolving Credit. The Revolving Credit shall remain in effect (subject to suspension as provided in Section 2.6 hereof) until the Termination Date.

          19.2. Actions On Termination.

                     (a) On the Termination Date, the Borrowers shall pay the Agent (whether or not then due), in immediately available funds, all then Liabilities including, without limitation: the following:

(i) The entire balance of the Loan Account (including the unpaid principal balance of the Revolving Credit Loans).

                     (ii) Any payments due on account of the indemnification obligations included in Section 2.10(e).

                     (iii) Any remaining installment of the Revolving Credit Closing Fee.

                     (iv) Any accrued and unpaid Unused Line Fee.

                     (v) Any applicable Revolving Credit Early Termination Fee.

                     (vi) All unreimbursed costs and expenses of the Agent and of Lenders' Special Counsel for which each Borrower is responsible.

(vii) All other Liabilities.

                     (b) On the Termination Date, the Borrowers shall also shall make such arrangements concerning any L/C's and any Bank Products and Bank Product Obligations then outstanding as are reasonably satisfactory to the Agent.

                     (c) Until such payment (Section 19.2(a)) and arrangements concerning L/C's, Bank Products, and Bank Product Obligations (Section 19.2(b)), all provisions of this Agreement, other than those included in Article 2 which place any obligation on the Agent or any Revolving Credit Lender to make any loans or advances or to provide any financial accommodations to any Borrower shall remain in full force and effect until all Liabilities shall have been paid in full.

                     (d) The release by the Agent of the Collateral Interests granted the Agent by the Borrowers hereunder may be upon such conditions and indemnifications as the Agent may require.

Article 20 General:

           20.1. Protection of Collateral. The Agent has no duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Agent.

           20.2. Publicity. The Agent may issue a "tombstone" notice of the establishment of the credit facility contemplated by this Agreement and may make reference to each Borrower (and may utilize any logo or other distinctive symbol associated with each Borrower) in connection with any advertising, promotion, or marketing (including reference in any "case study" of the creditor facility contemplated hereby) undertaken by the Agent.

           20.3. Successors and Assigns. This Agreement shall be binding upon the Borrowers and their respective representatives, successors, and assigns and shall inure to the benefit of the Agent and each Revolving Credit Lender and their respective successors and assigns, provided, however, no trustee or other fiduciary appointed with respect to any Borrower shall have any rights hereunder. In the event that the Agent or any Revolving Credit Lender assigns or transfers its rights under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of such assignor hereunder and such assignor shall thereupon be discharged and relieved from its duties and obligations hereunder.

           20.4. Severability. Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

           20.5. Amendments. Course of Dealing.

                     (a) This Agreement and the other Loan Documents incorporate all discussions and negotiations between each Borrower and the Agent and each Revolving Credit Lender, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. No failure by the Agent or any Revolving Credit Lender to give notice to the Lead Borrower of any Borrower's having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document. No change made by the Agent to the manner by which Borrowing Base is determined shall obligate the Agent to continue to determine Borrowing Base in that manner.

                     (b) Each Borrower may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Agent. Subject to Article 15, no consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is the Agent then by a duly authorized officer thereof). Any modification, amendment, or waiver provided by the Agent shall be in reliance upon all representations and warranties theretofore made to the Agent by or on behalf of the Borrowers (and any guarantor, endorser, or surety of the Liabilities) and consequently may be rescinded in the event that any of such representations or warranties was not true and complete in all material respects when given.

           20.6. Power of Attorney. In connection with all powers of attorney included in this Agreement, each Borrower hereby grants unto the Agent (acting through any of its officers) full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as that Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement. No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by any Borrower and each shall survive the same. All powers conferred upon the Agent by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent.

           20.7. Application of Proceeds. The proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Agent determines in its sole discretion, consistent, however, with Sections 14.6 and 14.7 and any other applicable provisions of this Agreement. The Borrowers shall remain liable for any deficiency remaining following such application.

           20.8. Increased Costs. If, as a result of any Requirement of Law, or of the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof, whether or not having the force of law, which:

(a) subjects any Revolving Credit Lender to any taxes or changes the basis of taxation, or increases any existing taxes, on payments of principal, interest or other amounts payable by any Borrower to the Agent or any Revolving Credit Lender under this Agreement (except for taxes on the Agent or any Revolving Credit Lender based on net income or capital imposed by the jurisdiction in which the principal or lending offices of the Agent or that Revolving Credit Lender are located);

          (b) imposes, modifies or deems applicable any reserve, cash margin, special deposit or similar requirements against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by the relevant funding office of any Revolving Credit Lender;

          (c) imposes on any Revolving Credit Lender any other condition with respect to any Loan Document; or

(d) imposes on any Revolving Credit Lender a requirement to maintain or allocate capital in relation to the Liabilities;

and the result of any of the foregoing, in such Revolving Credit Lender’s reasonable opinion, is to increase the cost to that Revolving Credit Lender of making or maintaining any loan, advance or financial accommodation or to reduce the income receivable by that Revolving Credit Lender in respect of any loan, advance or financial accommodation by an amount which that Revolving Credit Lender deems to be material, then upon written notice from the Agent, from time to time, to the Lead Borrower (such notice to set out in reasonable detail the facts giving rise to and a summary calculation of such increased cost or reduced income), the Borrowers shall forthwith pay to the Agent, for the benefit of the subject Revolving Credit Lender, upon receipt of such notice, that amount which shall compensate the subject Revolving Credit Lender for such additional cost or reduction in income.

           20.9. Costs and Expenses of the Agent.

                     (a) The Borrowers shall pay from time to time on demand all Costs of Collection and all reasonable costs, expenses, and disbursements (including attorneys' reasonable fees and expenses) which are incurred by the Agent in connection with the preparation, negotiation, execution, and delivery of this Agreement and of any other Loan Documents, and all other reasonable costs, expenses, and disbursements which may be incurred in connection with or in respect to the credit facility contemplated hereby or which otherwise are incurred with respect to the Liabilities.

                     (b) The Borrowers shall pay from time to time on demand all reasonable costs and expenses (including attorneys' reasonable fees and expenses) incurred, following the occurrence of any Event of Default, by the Revolving Credit Lenders to Lenders' Special Counsel.

                     (c) Each Borrower authorizes the Agent to pay all such fees and expenses and in the Agent's discretion, to add such fees and expenses to the Loan Account.

                     (d) The undertaking on the part of each Borrower in this Section 20.9 shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agent in favor of any Borrower, other than a termination, release, or discharge which makes specific reference to this Section 20.9.

           20.10. Copies and Facsimiles. Each Loan Document and all documents and papers which relates thereto which have been or may be hereinafter furnished the Agent or any Revolving Credit Lender may be reproduced by that Revolving Credit Lender or by the Agent by any photographic, microfilm, xerographic, digital imaging, or other process, and such Person making such reproduction may destroy any document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

           20.11. Massachusetts Law. This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the law of The Commonwealth of Massachusetts.

           20.12. Consent to Jurisdiction.

                     (a) Each Borrower agrees that any legal action, proceeding, case, or controversy against any Borrower with respect to any Loan Document may be brought in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as the Agent may elect in the Agent's sole discretion. By execution and delivery of this Agreement, each Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

                     (b) Each Borrower WAIVES personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the Lead Borrower at the Lead Borrower's address for notices as specified herein, such service to become effective five (5) Business Days after such mailing.

                     (c) Each Borrower WAIVES any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under any of the Loan Documents and consents to the granting of such legal or equitable remedy as is deemed appropriate by the Court.

                     (d) Nothing herein shall affect the right of the Agent to bring legal actions or proceedings in any other competent jurisdiction.

                     (e) Each Borrower agrees that any action commenced by any Borrower asserting any claim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.

                     20.13. Indemnification. Each Borrower shall indemnify, defend, and hold the Agent and each Revolving Credit Lender and any Participant and any of their respective employees, officers, or agents (each, an "Indemnified Person") harmless of and from any claim brought or threatened against any Indemnified Person by any Borrower, any guarantor or endorser of the Liabilities, or any other Person (as well as from attorneys' reasonable fees, expenses, and disbursements in connection therewith) on account of the relationship of the Borrowers or of any other guarantor or endorser of the Liabilities, including all costs, expenses, liabilities, and damages as may be suffered by any Indemnified Person in connection with (x) the Collateral; (y) the occurrence of any Event of Default; or (z) the exercise of any rights or remedies under any of the Loan Documents (each of claims which may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Lender's selection, but at the expense of the Borrowers) other than any claim as to which a final determination is made in a judicial proceeding (in which the Agent and any other Indemnified Person has had an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a grossly negligent manner or in actual bad faith. This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agent in favor of the Borrowers, other than a termination, release, or discharge duly executed on behalf of the Agent which makes specific reference to this Section 20.13.

           20.14. Rules of Construction. The following rules of construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:

(a) Unless otherwise specifically provided for herein (and then only to the extent so provided), interest and any fee or charge which is stated as a per annum percentage shall be calculated based on a 360 day year and actual days elapsed.

          (b) Words in the singular include the plural and words in the plural include the singular.

(c) Unless otherwise specifically provided for herein or in a specific Loan Document (and then only to the extent so provided), as between the parties hereto or to any Loan Document, the definitions of the following terms, as included in the UCC, are deemed to be as follows for purposes of the performance of obligations arising under or in respect of any Loan Document:

(i) "Authenticate" means "signed". (ii) "Record" means written information in a tangible form.

(d) Cross references to Sections in this Agreement begin with the Article in which that Section appears, and then the Section to which reference is made.

          (e) Titles, headings (indicated by being underlined or shown in Small Capitals) and any Table of Contents are solely for convenience of reference; do not constitute a part of the instrument in which included; and do not affect such instrument's meaning, construction, or effect.

          (f) The words "includes" and "including" are not limiting.

          (g) Text which follows the words "including, without limitation" (or similar words) is illustrative and not limitational.

          (h) Text which is shown in italics (except for parenthesized italicized text), shown in bold, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.

          (i) The words "may not" are prohibitive and not permissive.

          (j) Any reference to a Person's "knowledge" (or words of similar import) are to such Person's knowledge assuming that such Person has undertaken reasonable and diligent investigation with respect to the subject of such "knowledge" (whether or not such investigation has actually been undertaken).

          (k) Terms which are defined in one section of any Loan Document are used with such definition throughout the instrument in which so defined.

          (l) The term "Dollars" and the symbol "$" each refers to United States Dollars.

          (m) Unless limited by reference to a particular Section or provision, any reference to "herein", "hereof", or "within" is to the entire Loan Document in which such reference is made.

          (n) References to "this Agreement" or to any other Loan Document is to the subject instrument as amended to the date on which application of such reference is being made.

          (o) Except as otherwise specifically provided, all references to time are to Boston time.

(p) In the determination of any notice, grace, or other period of time prescribed or allowed hereunder:

(i) Unless otherwise provided (I) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and (II) the period so computed shall end at 5:00 PM on the relevant Business Day.

          (ii) The word "from" means "from and including".

          (iii) The words "to" and "until" each mean "to, but excluding".

(iv) The word "through" means "to and including".

(q) The Loan Documents shall be construed and interpreted in a harmonious manner and in keeping with the intentions set forth in Section 20.15 hereof, provided, however, in the event of any inconsistency between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall govern and control.

           20.15. Intent. It is intended that:

(a) This Agreement take effect as a sealed instrument.

          (b) The scope of all Collateral Interests created by any Borrower to secure the Liabilities be broadly construed in favor of the Agent and that they cover all assets of each Borrower.

          (c) All Collateral Interests created in favor of the Agent at any time and from time to time secure all Liabilities, whether now existing or contemplated or hereafter arising.

          (d) All reasonable costs, expenses, and disbursements incurred by the Agent and, to the extent provided in Section 20.9 each Revolving Credit Lender, in connection with such Person's relationship(s) with any Borrower shall be borne by the Borrowers.

(e) Unless otherwise explicitly provided herein, the Agent's consent to any action of any Borrower which is prohibited unless such consent is given may be given or refused by the Agent in its sole discretion and without reference to Section 2.17(a) hereof.

           20.16. Right of Set-Off. Any and all deposits or other sums at any time credited by or due to any Borrower from the Agent or any Revolving Credit Lender or any Participant or from any Affiliate of any of the foregoing, and any cash, securities, instruments or other property of any Borrower in the possession of any of the foregoing, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for all Liabilities and for any and all obligations of each Borrower to the Agent and such Revolving Credit Lender or any Participant or such Affiliate and may be applied or set off against the Liabilities and against such obligations at any time, whether or not such are then due and whether or not other collateral is then available to the Agent or that Revolving Credit Lender.

           20.17. Pledges To Federal Reserve Banks: Nothing included in this Agreement shall prevent or limit any Revolving Credit Lender, to the extent that such Revolving Credit Lender is subject to any of the twelve Federal Reserve Banks organized underss.4 of the Federal Reserve Act (12 U.S.C.ss.341) from pledging all or any portion of that Lender's interest and rights under this Agreement, provided, however, neither such pledge nor the enforcement thereof shall release the pledging Revolving Credit Lender from any of its obligations hereunder or under any of the Loan Documents.

           20.18. Maximum Interest Rate. Regardless of any provision of any Loan Document, neither the Agent nor any Revolving Credit Lender shall be entitled to contract for, charge, receive, collect, or apply as interest on any Liability, any amount in excess of the maximum rate imposed by Applicable Law. Any payment which is made which, if treated as interest on a Liability would result in such interest's exceeding such maximum rate shall be held, to the extent of such excess, as additional collateral for the Liabilities as if such excess were "Collateral."

          20.19. Waivers.

                     (a) Each Borrower (and all guarantors, endorsers, and sureties of the Liabilities) make each of the waivers included in Section 20.19(b), below, knowingly, voluntarily, and intentionally, and understands that Agent and each Revolving Credit Lender, in establishing the facilities contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrowers as provided herein, whether not or in the future, is relying on such waivers.

                     (b) EACH BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING:

(i) Except as otherwise specifically required hereby, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.

                     (ii) Except as otherwise specifically required hereby, the right to notice and/or hearing prior to the Agent's exercising of the Agent's rights upon default.

                     (iii) THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE AGENT OR ANY REVOLVING CREDIT LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE AGENT OR ANY REVOLVING CREDIT LENDER OR IN WHICH THE AGENT OR ANY REVOLVING CREDIT LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN ANY BORROWER OR ANY OTHER PERSON AND THE AGENT AND EACH REVOLVING CREDIT LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).

                     (iv) The benefits or availability of any stay, limitation, hindrance, delay, or restriction (including, without limitation, any automatic stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code) with respect to any action which the Agent may or may become entitled to take hereunder.

                     (v) Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Agent, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

(vi) Any claim to consequential, special, or punitive damages.

("Lead Borrower")

THE DISNEY STORE, LLC

By /s/ Steven Balasiano

Print Name: Steven Balasiano

Title: Senior Vice President

“Borrowers”:

THE DISNEY STORE, LLC

By /s/ Steven Balasiano

Print Name: Steven Balasiano

Title: Senior Vice President

HOOP RETAIL STORES, LLC

By /s/ Steven Balasiano

Print Name: Steven Balasiano

Title: Senior Vice President

“Guarantor”

HOOP CANADA HOLDINGS, INC.

By /s/ Steven Balasiano

Print Name: Steven Balasiano

Title: Senior Vice President

"Secondary Guarantors"

THE DISNEY STORE (CANADA) LTD.

By /s/ Steven Balasiano

Print Name: Steven Balasiano

Title: Senior Vice President

HOOP CANADA, INC.

By /s/ Steven Balasiano

Print Name: Steven Balasiano

Title: Senior Vice President

(“Agent”)

WELLS FARGO RETAIL FINANCE, LLC

By /s/ David Molinario

Print Name: David Molinario

Title: Vice President

WELLS FARGO RETAIL FINANCE, LLC,
As Revolving Credit Lender

By: /s/ David Molinario

Print Name: David Molinario

Title: Vice President

CONGRESS FINANCIAL CORPORATION (NEW ENGLAND), As Documentation Agent
and as Revolving Credit Lender

By:/s/ Christopher S. Hudik

Print Name: Christopher S. Hudik

Title: First Vice President

LASALLE RETAIL FINANCE,
a Division of LaSalle Business Credit, LLC,
as Agent for Standard Federal Bank National Association,
As Co-Agent and as Revolving Credit Lender

By:/s/ Matthew D. Potter

Print Name: Matthew D. Potter

Title: Assistant Vice President

WEBSTER BUSINESS CREDIT CORP.,
as Revolving Credit Lender

By:/s/ Evan Israelson

Print Name: Evan Israelson

Title: Vice President